Exhibit 10.1

CREDIT AGREEMENT

among

STRATEGIC HOTEL FUNDING, L.L.C.,

as Borrower

and

VARIOUS FINANCIAL INSTITUTIONS,

as the Lenders,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

DEUTSCHE BANK SECURITIES INC. and J.P. MORGAN SECURITIES LLC,

as Co-Lead Arrangers

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

BANK OF AMERICA, N.A., BMO HARRIS BANK N.A., CAPITAL ONE BANK NATIONAL ASSOCIATION, SUMITOMO MITSUI BANKING CORPORATION and WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

DEUTSCHE BANK SECURITIES INC. and J.P. MORGAN SECURITIES LLC

as Joint Book Running Managers

Dated as of April 25, 2014

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

i

Section 10.12	Tax Advice	118
Section 10.13	Forum Selection and Consent to Jurisdiction	119
Section 10.14	Waiver of Jury Trial	119

ANNEX I	-	Lender Information
SCHEDULE I		Properties
SCHEDULE II		Approved Managers and Brands
SCHEDULE III		Borrowing Base Intercompany Indebtedness
SCHEDULE IV		Disclosure Schedule
SCHEDULE V		Intentionally Omitted
SCHEDULE VI		Management Agreements
SCHEDULE VII		Contingent Hedged Indebtedness

EXHIBIT A	-	Form of Revolving Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Issuance Request
EXHIBIT C	-	Form of Continuation and Conversion Elections
EXHIBIT D	-	Form of Closing Date Certificate
EXHIBIT E	-	Form of Borrowing Base and Compliance Certificate
EXHIBIT F	-	Form of Lender Assignment Agreement
EXHIBIT G	-	Form of Pledge Agreement
EXHIBIT H-1	-	Form of Guaranty
EXHIBIT H-2	-	Form of Subsidiary Guaranty and Joinder
EXHIBIT I	-	Form of Solvency Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of April 25, 2014, is among STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company (the “Borrower”), DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as the administrative agent (in such capacity, the “Administrative Agent”) and the various financial institutions that are or may become parties hereto as lenders (together with DBNY, collectively, the “Lenders” and each individually, a “Lender”).

W I T N E S S E T H:

WHEREAS, subject to and on the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Acceptable Appraisal” means an MAI appraisal, in compliance with the Uniform Standards of Professional Appraisal Practice, reasonably acceptable to Administrative Agent as to form, substance and appraisal date, prepared by a professional appraiser that is reasonably acceptable to Administrative Agent.

“Acquisition Cost” means, with respect to any Property, (i) the purchase price of a Property as set forth in the applicable purchase and sale agreement or otherwise as approved by the Administrative Agent, plus or minus (ii) increases or reductions to such purchase price as provided in such purchase and sale agreement or the final closing statement.

“Adjusted Net Operating Income” means Net Operating Income with respect to each Borrowing Base Property and Consolidated Group Property, less (a) Deemed FF&E Reserves for such Borrowing Base Property or Consolidated Group Property, (b) Deemed Management Fees for such Borrowing Base Property or Consolidated Group Property and (c) any other monetary obligations paid during the applicable period with respect to such Borrowing Base Property or Consolidated Group Property, provided that no deductions will be made for Capital Expenditures other than Deemed FF&E Reserves included under clause (a) above.

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.10 hereof.

“Advance Rate” means, at any time, fifty-five percent (55%); provided that (i) such rate shall be increased to sixty percent (60%) if, and during any time that the Total Fixed Charge Coverage Ratio at the end of the immediately preceding Fiscal Quarter, was greater than 1.75:1.0 and (ii) the Advance Rate is subject to modification under the provisions of the defined term “Available Commitment” below.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). With respect to any Lender or the Issuer, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote fifty-one percent (51%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such “controlled” Person. With respect to all other Persons, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power:

(a) to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or managing members of such “controlled” Person; or

(b) to direct or cause the direction of the management and policies of such “controlled” Person whether through ownership of voting securities, membership or partnership interests, by contract or otherwise.

In no event shall Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Aggregate Commitment” means, as of any date of determination, the aggregate of the then-current Commitments of all Lenders, which is, as of the Closing Date, an amount equal to THREE HUNDRED MILLION DOLLARS ($300,000,000), and shall not exceed such amount except as expressly set forth herein.

“Aggregate Outstanding Balance” means, on any date, the principal sum of all then outstanding Revolving Loans, Swingline Loans and Letter of Credit Outstandings, determined as of such date.

“Agreement” means, on any date, this Credit Agreement as amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/1000 of 1%) equal to the higher of

(a)	the Base Rate in effect on such day;

(b)	the Federal Funds Rate in effect on such day plus 1⁄2 of 1%; and

(c)	the 1-month LIBO Rate plus 1%.

Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means the percentage amount set forth below as determined based on the Total Leverage Ratio, in accordance with Section 7.2.4 hereof; provided that, during the Appraisal Period, the Applicable Margin shall be increased, in each case, by 25 basis points:

Total Leverage Ratio	LIBOR Margin	Base Rate Margin
< 45%	1.75%	0.75%
> 45% - < 50%	1.95%	0.95%
> 50% - < 55%	2.10%	1.10%
> 55% - < 60%	2.25%	1.25%
> 60%	2.50%	1.50%

“Appraisal Period” means the period from the Closing Date through and including March 31, 2015.

“Appraised Value” means the “as-is” appraised value of any Property as shown on the Acceptable Appraisal thereof.

“Approved Bank” means Administrative Agent or any Affiliate thereof or any other financial institution reasonably approved by Administrative Agent.

“Approved Fund” means any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lender” has the meaning set forth in the definition of “Cash Equivalents.”

“Approved Manager” means those property managers set forth on Schedule II attached hereto and such other managers as may be approved by Administrative Agent from time to time.

“Arrangers” means Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC in their capacities as Co-Lead Arrangers and Joint Book Running Managers for the Facility.

“Authorized Financial Officer” means, relative to the Borrower and Guarantor, any of its chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or other officer thereof having substantially the same authority and responsibility.

“Authorized Officer” means, relative to the Borrower and Guarantor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1 hereof and such other officers of the Borrower or Guarantor as the Borrower or Guarantor, respectively, designate in writing as such to the Administrative Agent.

“Available Commitment” means, as of any date of determination, the least of (i) the Aggregate Commitment, (ii) the product of (x) the Advance Rate times (y) the aggregate Gross Asset Value of all Borrowing Base Properties, and (iii) an amount which, if it were the Aggregate Outstanding Balance, would produce a Pro Forma Borrowing Base Coverage Ratio, calculated as of the date of such determination, of 1.40:1.0 based on Adjusted Net Operating Income of all Borrowing Base Properties and an annual interest rate equal to the greater of (a) the weighted average interest rate then in effect on the Loans and (b) 7.0%. If as of any date of determination the Borrowing Base consists of only four Borrowing Base Properties and one of the four Properties is Marriott Lincolnshire, or any other Property that has a Gross Asset Value less than $50,000,000, then the foregoing calculations shall be modified as follows (a) the Advance Rate used in clause (ii)(x) above shall be 55% regardless of the Total Fixed Charge Coverage Ratio at the end of the immediately preceding Fiscal Quarter), (b) the required Pro Forma Borrowing Base Coverage Ratio in clause (iii) above shall be 1.50:1.0, (c) no single Borrowing Base Property may contribute more than 35% of the aggregate Gross Asset Value of all Borrowing Base Properties used in clause (ii)(y) above, such that the otherwise existing aggregate Gross Asset Value of all Borrowing Base Properties shall be deemed reduced by the amount in excess of 35% attributable to each such single Borrowing Base Property and (d) the aggregate Gross Asset Value of all Borrowing Base Properties based on such modified calculation must yield an amount that is at least 75% of the Aggregate Commitment (or, if not, then the Available Commitment shall be deemed to be $0 as of such date of determination).

“Base Rate” means, at any time, the rate of interest which the Person serving as the Administrative Agent announces from time to time as its prime lending rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Base Rate.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Borrower” is defined in the preamble.

“Borrowing” means the Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period, made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1 hereof; provided that Base Rate Loans incurred pursuant to Section 4.1 hereof shall be considered part of the related Borrowing of LIBO Rate Loans.

“Borrowing Base” means, as of any date of determination, the Properties which are Borrowing Base Properties on such date, collectively.

“Borrowing Base Entities” means, collectively, each Property Owner and Operating Lessee of a Borrowing Base Property.

“Borrowing Base Intercompany Indebtedness” means certain intercompany indebtedness relating to Borrowing Base Properties and described on Schedule III and any additional intercompany Indebtedness relating to a Borrowing Base Property or a Borrowing Base Entity incurred in accordance with Section 7.1.11 hereof.

“Borrowing Base Ownership Entity” means, with respect to each Borrowing Base Property: (i) each Borrowing Base Entity and (ii) any other wholly-owned Subsidiary of Borrower that directly or indirectly owns Capital Stock in such Borrowing Base Entity.

“Borrowing Base Property” means the Initial Borrowing Base Properties, together with any other Property that is added as a Borrowing Base Property pursuant to Section 7.1.22 hereof, but excluding any Released Borrowing Base Property and any Property that has ceased to satisfy the requirements of Section 7.1.22(a).

“Borrowing Base Property Release” is defined in Section 7.1.22(f).

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-1 hereto, including Borrower’s certified calculation of the Aggregate Commitment and the Available Commitment after giving effect to the Loan requested thereunder and certification by such Authorized Officer that each Borrowing Base Property included in such calculations continues to satisfy all requirements for a “Borrowing Base Property” hereunder.

“Business Day” means:

(a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and

(b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Borrower, Guarantor and their respective Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; provided, however, that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution or restoration of assets (A) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted or restored or (B) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, and (iii) the purchase of plant, property or equipment made within one (1) year of the sale of any asset in replacement of such asset to the extent purchased with the proceeds of such sale and Capitalized Lease Liabilities paid in respect of such replaced asset.

“Capitalization Rate” means 7.75%.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital of such Person, including, if such Person is a partnership or a limited liability company partnership interests (whether general or limited) or membership interests, as applicable, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership or limited liability company, as applicable, whether now outstanding or issued after the Closing Date. For the avoidance of doubt, debt securities evidencing Unsecured Indebtedness issued by Borrower and that are convertible or exchangeable, under certain circumstances, into cash and/or common stock of the Guarantor shall not be deemed Capital Stock of the Borrower or the Guarantor for purposes of this Agreement or the other Loan Documents.

“Capitalized Lease Liabilities” means all monetary obligations of Borrower, Guarantor or any of their respective Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, are classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the stated maturity thereof shall be determined in accordance with GAAP.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit, and bankers’ acceptances of (i) any Lender, or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank, an “Approved Lender”), in each case with maturities of not more than one (1) year from the date of acquisition, (c) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one (1) year after the date of acquisition, and (d) investments in money market funds (x) substantially all the assets of which are comprised of securities of the types described in clauses (a) through (c) above or (y) which have a AAA rating.

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“Change of Control” means the occurrence of any of the following events: (a) Guarantor shall at any time and for any reason whatsoever cease to be the sole managing member of Borrower; (b) any merger or consolidation of the Guarantor or Borrower with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Guarantor, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any Person or group of Persons (within the meaning of Sections 13 or 14 of the Exchange Act), which was not before such transaction(s), is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of the Capital Stock representing a majority of the total voting power of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity; (c) any Person or group of Persons (within the meaning of Sections 13 or 14 of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act), which was not before such transaction(s), of the Capital Stock representing a majority of total voting power of the aggregate outstanding Capital Stock of the Guarantor normally entitled to vote in the election of directors of the Guarantor; (d) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Guarantor on the first day of such period (together with any new directors whose election by the board of directors of the Guarantor or whose nomination for election by the stockholders of the Guarantor was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Guarantor; or (e) the sale or disposition, whether directly or indirectly, by the Guarantor, Borrower and/or their respective Subsidiaries (whether pursuant to a single transaction or series of related transactions) of tangible assets representing more than 25% of the Borrower’s assets (determined as of the Closing Date).

“Closing Date” means April 25, 2014.

“Closing Date Certificate” means the Closing Date Certificate executed and delivered by the Borrower on the Closing Date, substantially in the form of Exhibit D hereto.

“Co-Lead Arrangers” means Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral” means, collectively, all Pledge Agreement Collateral as required to be granted from time to time pursuant to the terms hereof and subject to the provisions of release thereof as provided herein or in the other Loan Documents.

“Commitment” means, as the context may require, a Lender’s Revolving Loan Commitment, Letter of Credit Commitment, or Swingline Commitment, or any of the foregoing.

“Commitment Amount” means, as the context may require, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount, or the Swingline Commitment Amount, or any of the foregoing.

“Commitment Termination Event” means:

(a) the occurrence of any Event of Default described in clauses (a) through (e) of Section 8.1.9 hereof with respect to the Borrower; or

(b) the occurrence and continuance of any other Event of Default and either:

(i) the declaration of all of the Loans to be due and payable pursuant to Section 8.3 hereof, or

(ii) the giving of notice by the Administrative Agent, acting at the direction, or with the consent, of the Required Lenders, to the Borrower that the Commitments have been terminated pursuant to Section 8.3 hereof.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Financial Officer of the Borrower, substantially in the form of Exhibit E hereto, as amended, supplemented, amended and restated or otherwise modified from time to time, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein, including, without limitation, with respect to the Borrowing Base Properties, Adjusted Net Operating Income, and the then Available Commitment.

“Confidential Information” is defined in Section 10.11 hereof.

“Confidential Memorandum” means the March 2014 Confidential Information Memorandum prepared by the Arrangers relating to Strategic Hotel & Resorts, Inc. and the Facility.

“Consolidated” or “consolidated” means “consolidated” in accordance with GAAP.

“Consolidated Debt” means, at any time, the sum of (without duplication) (i) all indebtedness (including principal, interest, fees and charges) of the Consolidated Group for borrowed money (including obligations evidenced by bonds, notes or similar instruments) and for the deferred purchase price of property or services (excluding ordinary payable and accrued expenses and deferred purchase price which is not yet a liquidated sum), (ii) the aggregate amount of all Capitalized Lease Liabilities of the Consolidated Group, (iii) all Indebtedness of the types described in clause (i) or (ii) of this definition of Persons other than members of the Consolidated Group secured by any Lien on any property owned by the Consolidated Group, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of such Indebtedness or, if not stated or if indeterminable, in an amount equal to the fair market value of the property to which such Lien relates, as determined in good faith by such Person), (iv) all Contingent Obligations of the Consolidated Group, (v) all Indebtedness of the Consolidated Group of the type described in clauses (ii) and (vi) of the definition of Indebtedness contained herein, and (vi) the Borrower’s Share of all such items described in the foregoing clauses (i) through (v) inclusive, with respect to Unconsolidated Subsidiaries; provided that for purposes of this definition, the amount of Indebtedness in respect of Hedging Agreements included pursuant to preceding clause (v) shall be calculated as the Net Termination Value of all such Hedging Agreements as of the date of determination, without duplication.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto (i) to the extent actually deducted in determining said Consolidated Net Income, consolidated interest expense, minority interest and provision for taxes for such period (excluding, however, consolidated interest expense and taxes attributable to Unconsolidated Subsidiaries of the Guarantor and any of its Subsidiaries), (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated Net Income for such period, (iii) any non-cash compensation expense, and (iv) any non-recurring non-cash charges in such period to the extent that (A) such non-cash charges do not give rise to a liability that would be required to be reflected on the consolidated balance sheet of the Guarantor (and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period)) and (B) same were deducted in determining Consolidated Net Income for such period, and (y) subtracting therefrom, to the extent included in determining Consolidated Net Income for such period, the amount of non-recurring non-cash gains during such period; provided that Consolidated EBITDA shall be determined without giving effect to any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) or gains or losses (including any taxes attributable to such gains or losses) from sales of assets other than from sales of inventory (excluding real property) in the ordinary course of business and foreign currency exchange gain or loss applicable to third party and intercompany Indebtedness and certain balance sheet items held by foreign Subsidiaries of Borrower.

“Consolidated Group” means, collectively, Borrower, Guarantor and their Subsidiaries, determined in accordance with GAAP.

“Consolidated Group Properties” means those Properties owned or leased by a member of the Consolidated Group.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Consolidated Group for such period; provided that (without duplication of exclusions) (i) the net income of any member of the Consolidated Group (to the extent otherwise included in determining Consolidated Net Income) shall be excluded to the extent that the declaration or payment of dividends and distributions by such Person of net income is not permitted at the date of determination without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person or its equityholders, as applicable, and (ii) except for determinations expressly required to be made on a pro forma basis, the net income (or loss) of any member of the Consolidated Group accrued prior to the date it becomes a member of the Consolidated Group, or the date that all or substantially all of the property or assets of such Person are acquired by a member of the Consolidated Group, shall be excluded from such determination.

“Consolidated Tangible Net Worth” means, at any time, the tangible net worth of the Consolidated Group determined in accordance with GAAP, calculated based on (a) the shareholder book equity of Guarantor’s common Capital Stock, plus (b) accumulated depreciation and amortization of the Consolidated Group, plus (c) to the extent not included in clause (a), the amount properly attributable to the minority interests, if any, shown on the Guarantor’s balance sheet, in each case determined without duplication and in accordance with GAAP, and excluding (d) any goodwill and any currency translation adjustment.

“Construction Cost” means, with respect to rehabilitations, renovations or construction of Properties in which work has begun but has not yet been substantially completed (substantial completion shall be deemed to mean not less than ninety percent (90%) completion, as such completion shall be evidenced by a certificate of occupancy or its equivalent or, in the case of condominium conversions the sale to buyers of portions of such Property), the aggregate, good faith estimated cost of construction of such improvements (including, where applicable, land acquisition costs).

“Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, with or without recourse, to provide funds for payment to, to purchase from, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of scheduled dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith. Notwithstanding the foregoing, the term “Contingent Obligation” shall not include (a) endorsements of instruments for deposit or collection in the ordinary course of business, (b) guarantees made by a Person of the obligations of a Subsidiary of such Person that do not constitute Indebtedness of such Subsidiary and are incurred in the ordinary course of business of such Subsidiary, (c) any portion of the Commitment Amount which at any time is unused, and (d) any portion of an obligation which would otherwise be considered to be a Contingent Obligation if such portion is secured by cash or Cash Equivalents, but Contingent Obligations shall include the deferred purchase price of property or services which is not yet a liquidated sum. In addition, a guaranty of completion shall not be deemed to be Contingent Obligation unless and until a claim for payment has been made thereunder, at which time such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to such claim.

“Contingent Hedged Indebtedness” means Indebtedness that is required to be hedged under the applicable loan documentation either because interest rates or an index reach a specified level or certain financial performance conditions have been triggered; the Indebtedness that currently qualifies as Contingent Hedged Indebtedness is set forth on Schedule VII, as such Schedule may be amended by Borrower during the Term but only with Administrative Agent’s reasonable approval.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

“Credit Extension” means, as the context may require,

(a) the making of Loan by a Lender; or

(b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by the Issuer.

“Credit Hedging Agreements” means one or more Hedging Agreements entered into between or among Borrower and/or Guarantor, on the one hand, and another Person (other than Borrower, Guarantor or any Subsidiary of either), to the extent such other Person is a Lender (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) or any affiliate thereof, and their subsequent successors and assigns, on the other and with respect to which, if requested by Administrative Agent, such person has entered into a reasonably acceptable Hedging Counterparty Intercreditor Agreement with Administrative Agent on behalf of the Lenders.

“Current Preferred Dividend” is defined in Section 7.2.6(a)(iii).

“DBNY” is defined in the preamble.

“Deemed FF&E Reserves” means, with respect to any Property, for any period, a deemed reserve funding for FF&E equal to four percent (4%) of Gross Hotel Revenues, for such Property for such period.

“Deemed Management Fees” means, with respect to any Property, for any period, a deemed base management fee in an amount equal to the greater of the actual management fees payable in such period for such Property and three percent (3%) of Gross Hotel Revenues, for such Property for such period.

“Default” means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Deficiency” is defined in Section 12.4.2(b).

“Development Cost” means, with respect to any Development Property, the undepreciated “book value” of such Development Property, calculated in accordance with GAAP.

“Development Property” means a Property being developed or redeveloped by the applicable Property Owner such that fifty percent (50%) or more of the units at such Property are under construction, development or redevelopment and not open for business to the general public, until such time as such Property (or the relevant portion thereof) has opened to the general public for a period of twelve (12) calendar months.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule IV, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Administrative Agent, provided that the consent of the Administrative Agent shall not be required to modify the Disclosure Schedule in a manner that causes the representations and warranties set forth herein to remain true and correct as long as the state of facts reflected in the modified Disclosure Schedule would not constitute a breach of the covenants set forth herein.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disposition” means the sale, conveyance or other disposition of any Consolidated Group Property, material business or other material property, interests or assets by the Borrower or any Subsidiary (including Capital Stock owned by, the Borrower or such Subsidiary, and in all cases whether now owned or hereafter acquired).

“Dividend” with respect to any Person means that such Person has declared or paid a dividend or distribution or returned any equity capital to its stockholders, partners, members or other holders of its Capital Stock or authorized or made any other distribution, payment or delivery of property or cash to its holders of Capital Stock as such, or redeemed, retired, purchased, repurchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Capital Stock outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Capital Stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Capital Stock of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Capital Stock). Without limiting the foregoing, “dividends” with respect to any Person shall also include all payments made (or required to be made in the applicable period) by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes, in each case except to the extent (a) the same are paid in common stock of the Guarantor or (b) such payments reduced Consolidated EBITDA.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Domestic Office” means, relative to any Lender, the office of such Lender designated below its name in Annex I hereto or as set forth in a Lender Assignment Agreement, or such other office of a Lender (or any successor or assign of a Lender) within the United States as may be designated from time to time by notice from a Lender, as the case may be, to each other Person party hereto.

“Domestic Subsidiary” means a Subsidiary formed or organized under the laws of the United States or any state thereof.

“Eligible Assignee” means and includes any Lender (and any Affiliate thereof), an Approved Fund, any commercial bank, any financial institution, any finance company, any fund that is regularly engaged in making, purchasing or investing in loans or any other Person that would satisfy the requirements of an “accredited investor” (as defined in SEC Regulation D, but excluding a natural person), but shall not include Borrower, its Subsidiaries or any of their Affiliates.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower, Guarantor or any of their respective Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any and all present and future laws, statutes, ordinances, rules, regulations, requirements, restrictions, permits, orders, and determinations of any governmental authority that have the force and effect of law, pertaining to pollution (including Hazardous Materials), natural resources or the environment, whether federal, state, or local, including environmental response laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and as the same may be further amended (hereinafter collectively called “CERCLA”).

“Environmental Occurrence” means any occurrence or event that would cause the representations set forth in Section 6.12 to become untrue in any material respect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following if such event or occurrence could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the failure to make a required contribution to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent; (d) the filing of a notice of intent to terminate a Pension Plan or a Multiemployer Plan, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA, for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the occurrence of a reportable event described in Section 4043(c) of ERISA with respect to any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” is defined in Section 8.1.

“Excess Cash Collateral” is defined in Section 2.6.7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excusable Delay” means a delay solely due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower or the applicable Borrowing Base Entity, but Borrower’s or such Borrowing Base Entity’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower or such Borrowing Base Entity.

“Exercise Period” is defined in Section 14.3.

“Existing Letters of Credit” means Standby Letter of Credit S-19748 in the face amount of $8,364,749.29 and Standby Letter of Credit CTCS-205195 in the face amount of $934,400.

“Extended Maturity Date” is defined in Section 3.1(b).

“Extension Notice” is defined in Section 3.1(b).

“Extension Option” is defined in Section 3.1(b).

“Extension Term” is defined in Section 3.1(b).

“Facility” means the $300,000,000 revolving credit facility (as such amount may be increased or reduced as set forth herein) evidenced by this Agreement, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Federal Funds Rate” means, for any day, a fluctuating interest rate equal to:

(a) the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means those certain confidential letters, dated as of the Closing Date between the Borrower, the Arrangers, the Lenders, and the Administrative Agent.

“Fee Owner” means the lessor under a Ground Lease including, but not limited to, Indian Creek Investors, Inc., the fee owner of the Marriott Lincolnshire.

“FF&E” means furniture, fixtures, and equipment.

“Fiscal Quarter” means any quarter of a Fiscal Year ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2014 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fiscal Year End” is defined in Section 7.1.13.

“Foreign Non-Borrowing Base Property Subsidiary” means a Subsidiary that does not, directly or indirectly, own a Borrowing Base Property or any interest therein and (x) that is a non-Domestic Subsidiary or (y) the only material assets of which consist of the Capital Stock of a non-Domestic Subsidiary.

“Four Seasons Jackson Hole” means that certain Property currently referred to as the Four Seasons Jackson Hole and located at 7680 Granite Loop Road, Teton Village, Wyoming.

“Four Seasons Silicon Valley” means that certain Property currently referred to as the Four Seasons Palo Alto or Four Seasons Silicon Valley and located at 2050 University Avenue, East Palo Alto, California.

“F.R.S. Board” means the Board of Governors of the U.S. Federal Reserve System or any successor thereto.

“Funds From Operations” shall be determined in the same manner as “Comparable Funds From Operations” set forth in the Borrower’s most recent financial statements submitted to Administrative Agent.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Gross Asset Value” means, as of any date of determination, (1) during the Appraisal Period, for any Borrowing Base Property and for any Consolidated Group Property other than New Acquisitions and Development Properties, its Appraised Value, (2) after the Appraisal Period, for any Borrowing Base Property and for any Consolidated Group Property other than New Acquisitions and Development Properties, the Adjusted Net Operating Income, as of the close of the then most recently ended Fiscal Quarter computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters, for such Property divided by the Capitalization Rate, and (3) for any other Property:

(a) for each Consolidated Group Property that is a New Acquisition, an amount equal to the Acquisition Cost with respect thereto;

(b) for each Consolidated Group Property that is a Development Property, an amount equal to the Development Cost of such Property; and

(c) at any time and for any Property that is not a Consolidated Group Property, an amount equal to Borrower’s share, based on its Share of the Unconsolidated Subsidiary that is the Property Owner of such Property, of the Gross Asset Value that would have been attributable to such Property pursuant to clause (1), (2), (3)(a) or (3)(b) of this definition if such Property were a Consolidated Group Property; provided, however, that the Gross Asset Value of any Property that is subjected to a condominium regime or similar structure for the purpose of timeshare, condominium hotel, or fractional interest or similar development will be (i) for the portion of the Property to be retained by Borrower (or its Subsidiary) to be operated as a traditional hotel, as set forth in the Acceptable Appraisal during the Appraisal Period and, thereafter, pursuant to clause (2) above, and (ii) for the portion of the Property to be held for sale, the undepreciated “book value” of such portion of the Property.

“Gross Hotel Revenues” means for all Properties, all revenues and receipts of every kind derived from operating such Properties, as the case may be, and parts thereof, including, but not limited to: income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rentals or sales of rooms, stores, offices, meeting space, exhibit space, or sales space of every kind (including rentals from timeshare marketing and sales desks); license, lease, and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires); net income from vending machines; health club membership fees; food and beverage sales; sales of merchandise (other than proceeds from the sale of FF&E no longer necessary to the operation of such Properties); service charges, to the extent not distributed to the employees at such Properties as, or in lieu of, gratuities; interest which accrues on amounts deposited in any FF&E reserve account and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Hotel Revenues shall not include the following: gratuities to employees of such Properties; federal, state, or municipal excise, sales, use, or similar taxes collected directly from tenants, patrons, or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds; or any proceeds from the sale of all or a portion of such Properties, including the sale of any condominium units, time shares or similar fractional ownership interests at a Property.

“Ground Lease” means any long-term Lease of Land in which Borrower or any of its Affiliates is the tenant of a Borrowing Base Property and is allowed to improve the land and use it for the term of the Lease, including the Ground Lease for the Marriott Lincolnshire.

“Ground Lessee” means the Tenant under any Ground Lease, including, but not limited to, the Property Owner that is the ground lessee of the Marriott Lincolnshire.

“Guarantor” means Strategic Hotels & Resorts, Inc.

“Guaranty” is defined in Section 5.1.4.

“Hazardous Materials” means any substance that is defined or listed as a hazardous, toxic or dangerous substance under any present or future Environmental Law or that is otherwise regulated or prohibited or subject to investigation or remediation under any present or future Environmental Law because of its hazardous, toxic, or dangerous properties, including (a) any substance that is a “hazardous substance” under CERCLA and (b) petroleum wastes or products.

“Hedging Agreements” means any Interest Rate Protection Agreements and any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values or instruments to hedge and protect against fluctuations in the Guarantor’s, Borrower’s and/or their Subsidiaries cash flow and earnings from changes in financial markets, including, without limitation, any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and any and all transactions of any kind, and their related confirmations and schedules, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedging Counterparty Intercreditor Agreement” means an intercreditor agreement entered into pursuant to Section 9.2 hereof or the definition of “Credit Hedging Agreement,” among the Administrative Agent on behalf of the Lenders and one or more counterparties to a Hedging Agreement.

“herein,” “hereof,” “hereto,” “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Hotel del Coronado” means that certain Property currently referred to as the Hotel del Coronado and located at 1500 Orange Avenue, Coronado, California.

“Hotel Revenue” means all revenues, income, rents, issues, profits, termination or surrender fees, penalties and other amounts arising from the use or enjoyment of all or any portion of a Borrowing Base Property, including, without limitation, the rental or surrender of any office space, retail space, parking space, halls, stores, and offices of every kind, the rental or licensing of signs, sign space or advertising space and all rentals, revenues, receipts, income, accounts, accounts receivable, cancellation fees, penalties, credit card receipts and other receivables relating to or arising from rentals, rent equivalent income, income and profits from guest rooms, meeting rooms, conference and banquet rooms, food and beverage facilities, health clubs, vending machines, parking facilities, telephone and television systems, guest laundry, the provision or sale of other goods and services, and any other items of revenue, receipts or other income as identified in the Uniform System.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification

(a) which questions the status of the Borrower and its Subsidiaries, taken as a whole, as a “going concern”;

(b) which relates to the limited scope of examination of any material portion of the records of the Borrower and its Subsidiaries relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.4.

“Impositions” means all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the Closing

Date and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Borrowing Base Properties and/or any Rents and Hotel Revenue (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the applicable Borrowing Base Property is located), (b) a Borrowing Base Property, or any other Collateral delivered or pledged to Administrative Agent in connection with the Loan, or any part thereof, or any Rents or Hotel Revenue therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Borrowing Base Properties or the leasing or use of all or any part thereof. Nothing contained in this Agreement shall be construed to require Borrower, any Borrowing Base Entity or any Subsidiary to pay any tax, assessment, levy or charge imposed on (i) any tenant occupying any portion of a Borrowing Base Property, (ii) any third party manager of the Borrowing Base Properties, including any Manager, or (iii) Administrative Agent or any Lender in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.

“including” and “include” means including without limiting the generality of any description preceding such term.

“Increase Effective Date” is defined in Section 2.2.3(a).

“Indebtedness” means, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (excluding accounts payable, current trade liabilities and accrued expenses arising in the ordinary course of business), (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of such Indebtedness or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, as determined by such Person in good faith), (iv) all obligations for the payment of money relating to a Capitalized Lease Liability, (v) all Contingent Obligations of such Person and (vi) all obligations under any Hedging Agreement or under any similar type of agreement.

“Indemnified Liabilities” is defined in Section 10.3.

“Indemnitees” is defined in Section 10.3.

“Independent” means, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with any Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Architect” means an architect, engineer or construction consultant selected by Borrower which is Independent, licensed to practice in the jurisdiction and has at least five (5) years of architectural experience and which is reasonably acceptable to Administrative Agent.

“Initial Borrowing Base Properties” means, individually and collectively, each of the Ritz Carlton Laguna Niguel, the Ritz Carlton Half Moon Bay, the Four Seasons Silicon Valley, the Four Seasons Jackson Hole, and the Marriott Lincolnshire.

“Initial Maturity Date” means April 25, 2018 (i.e., the four-year anniversary date of the Closing Date).

“Insurance Policies” means satisfactory evidence (including appropriate certificates or certified copies of policies) of insurance and reinsurance policies (whether individual or blanket).

“Insurance Requirements” means all of the terms of any insurance policy required pursuant to this Agreement.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however, that:

(a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);

(c) no Interest Period for any LIBO Rate Loan may end later than the Maturity Date; and

(d) no Interest Period may be elected at any time when an Event of Default is then in existence unless Lenders in their sole discretion otherwise agree.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investment” means, relative to any Person,

(a) any loan or advance made by such Person to any other Person;

(b) any Contingent Obligation of such Person incurred in connection with loans or advances described in clause (a) above;

(c) any ownership or similar interest held or acquired by such Person in any other Person and any capital contribution made by such Person in any other Person; and

(d) any other acquisition by such Person of any assets or properties of another Person outside the ordinary course of business of such first Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity, or distributions or dividends paid, thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair value of such property at the time of such Investment, as determined in good faith by the Borrower.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto, including Borrower’s certified calculation of the Aggregate Commitment and the Available Commitment after giving effect to the issuance of the Letter of Credit requested thereunder and certification by such Authorized Officer that each Borrowing Base Property included in such calculations continues to satisfy all requirements for a “Borrowing Base Property” hereunder.

“Issuer” means DBNY in its capacity as issuer of the Letters of Credit, together with each other Person as shall have subsequently been appointed as the successor Issuer in accordance with Section 9.10. At the request of Borrower, upon providing notice to Administrative Agent, another Lender with a Revolving Loan Commitment or an Affiliate of DBNY (including, without limitation, JPMorgan Chase Bank and/or Deutsche Bank Trust Company Americas, each of which issued an Existing Letter of Credit) may, with such other Lender’s or Affiliate’s (as applicable) consent, in its sole discretion, issue one or more Letters of Credit hereunder and shall be deemed to be the Issuer with respect to such Letter(s) of Credit.

“Joinder” means a Joinder duly executed by an Authorized Officer of any Subsidiary, substantially in the form of Exhibit H-2 hereto.

“Joint Book Running Managers” means Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC.

“Joint Venture” means a partnership, limited liability company, corporation or other entity held or owned, directly or indirectly, jointly by the Guarantor, Borrower or a Subsidiary of Borrower and one or more Persons which Persons are not Consolidated with Borrower.

“Lease” means any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Tenant is granted by Borrower a possessory interest in, or right to use or occupy all or any portion of any space in any Borrowing Base Properties, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower or any Borrowing Base Entity or to the Property and the Improvements, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property and the Improvements, including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.

“Lender Assignment Agreement” means a lender assignment agreement substantially in the form of Exhibit F hereto.

“Lender Default” means (i) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment or to purchase participating interests under Section 2.6.1 or (ii) a Lender having notified in writing any Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.1 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section.

“Lenders” is defined in the preamble and in addition shall include any Eligible Assignee that becomes a Lender pursuant to Section 10.9.1.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Collateral” is defined in Section 8.4(b).

“Letter of Credit Collateral Account” is defined in Section 8.4(a).

“Letter of Credit Commitment” means, with respect to the Issuer, the Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.2 and, with respect to each of the other Lenders that has a Revolving Loan Commitment, the obligations of each such Lender to participate in such Letters of Credit pursuant to Section 2.6.1.

“Letter of Credit Commitment Amount” means, on any date, a maximum amount equal to the lesser of (i) Seventy-Five Million Dollars ($75,000,000.00), as such amount may be permanently reduced from time to time pursuant to Section 2.2, and (ii) the Revolving Loan Commitment Amount on such date.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, plus the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“LIBO Office” means, relative to any Lender, the office of such Lender designated below its name in Annex I hereto or as set forth in a Lender Assignment Agreement, or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

“LIBO Rate” means, with respect to each day during each Interest Period pertaining to a LIBO Rate Loan, the rate of interest per annum equal to the IntercontinentalExchange Group Inc.’s LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

“LIBO Rate Loan” means a Revolving Loan bearing interest, at all times during an Interest Period applicable to such Revolving Loan, at a fixed rate of interest determined by reference to the LIBO Rate.

“Licenses” is defined in Section 6.33.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, charge, lien (statutory or other), escrow or similar encumbrance of any kind, or any other type of similar preferential arrangement (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Letters of Credit, the Security Documents, the Guaranty, the Subsidiary Guaranty, the Fee Letters, the Pledge Agreement, each Borrowing Request and each Issuance Request.

“Loans” means a Revolving Loan or a Swingline Loan of any Type.

“Management Agreement” means the management agreements with respect to each Initial Borrowing Base Property as set forth on Schedule VI attached to this Agreement or with respect to any Property that becomes a Borrowing Base Property after the Closing Date, in each case pursuant to which the Manager is to provide management and other services with respect to the applicable Borrowing Base Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Manager” means (i) with respect to the Four Seasons Silicon Valley and the Four Seasons Jackson Hole, Four Seasons Hotel Limited, a corporation incorporated under the laws of Ontario, Canada, (ii) with respect to Marriott Lincolnshire, Marriott Hotel Services, Inc., a Delaware corporation and (iii) with respect to Ritz Carlton Laguna Niguel and the Ritz Carlton Half Moon Bay, The Ritz-Carlton Hotel Company, L.L.C., a Delaware limited liability company, together with, in each instance, any successor management company permitted hereunder or, subject to Section 7.2.14, under the applicable Management Agreement for any Borrowing Base Property.

“Mandatory Borrowing” is defined in Section 2.9(b).

“Marriott Lincolnshire” means that certain Property currently referred to as Lincolnshire Marriott and located at Ten Marriott Drive, Lincolnshire, Illinois.

“Material Adverse Effect” means a circumstance or condition that, either individually or in the aggregate has had, or could reasonably be expected to have, a material adverse effect on (i) the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents taken as a whole, (iii) the ability of the Guarantor and the Subsidiary Guarantors, taken together as a whole, to perform their obligations under this Agreement and the other Loan Documents taken as a whole, (iv) the legality, validity or enforceability of the Loan Documents taken as a whole, or (v) the rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

“Material Agreements” means any license, contract, joint venture, management, or other agreement, the loss of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the Initial Maturity Date unless the Extension Option is properly exercised pursuant to Section 3.1, in which case “Maturity Date” means the Extended Maturity Date.

“Mezzanine Indebtedness” means Non-Recourse Indebtedness secured by direct or indirect beneficial interests in the Capital Stock of a Property Owner or Operating Lessee and customary recourse guaranties provided in connection therewith.

“Monthly Payment Date” means the last day of each calendar month, or, if any such day is not a Business Day, the next succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Indebtedness” means (x) with respect to any Property located in the United States, Property-level Non-Recourse Indebtedness, where the borrower under such Indebtedness is a special purpose bankruptcy-remote entity, and (y) with respect to any Property located other than in the United States, Indebtedness described in (x) or Non-Recourse Indebtedness secured by a mortgage (or local equivalent) on such Property, where the borrower under such Indebtedness and the owner of such Property are each foreign (non-Domestic) Subsidiaries of the Borrower.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Borrower or any ERISA Affiliate may have any liability.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto with similar authority.

“Net Asset Value” means the sum of (i) the Gross Asset Value of wholly-owned Properties less the then outstanding amount of Indebtedness with respect to such Properties and (ii) the Borrower’s Share of the amount described in clause (i) with respect to any Properties owned through Joint Ventures.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Operating Income.

“Net Termination Value” means at any time, with respect to all Hedging Agreements for which a Net Termination Value is being determined, the excess, if positive, of (i) the aggregate of the unrealized net loss position, if any, of the Guarantor, Borrower and/or their Subsidiaries under each such Hedging Agreement on a marked-to-market basis determined no more than one month prior to such time less (ii) the aggregate of the unrealized net gain position, if any, of the Guarantor, Borrower and/or their Subsidiaries under each such Hedging Agreement on a marked-to-market basis determined no more than one (1) month prior to such time, with each marked-to market determination made pursuant to clauses (i) and (ii) above in connection with a determination of “Net Termination Value” to be made on the same date.

“New Acquisitions” means a Property that has been owned or leased for fewer than twelve (12) full calendar months.

“New Lease” is defined in Section 7.1.32(a).

“New Lender” is defined in Section 2.2.3(a).

“Non-Defaulting Lender” means and includes each Lender other than a “Defaulting Lender.”

“Non-Disturbance Agreement” is defined in Section 7.1.32(f).

“Non-Recourse Indebtedness” means Indebtedness with respect to which the right of recovery of the obligee is limited to recourse against the collateral securing such Indebtedness or, if the obligor is a Subsidiary of Borrower structured as a “special/single purpose entity” the assets of which consist primarily of either a Property or direct or indirect interests in the Capital Stock of a Property Owner, then the right of recovery of the obligee is limited to the assets of the special/single purpose entities that are the obligor(s) with respect to such Indebtedness. Notwithstanding the foregoing, Non-Recourse Indebtedness may include customary “bad boy” recourse guaranties provided by or on behalf of the obligor in connection therewith. For the avoidance of doubt, Non-Recourse Indebtedness shall not include any Indebtedness that is guaranteed, whether partially or entirely, by recourse payment guaranties provided by or on behalf of the obligor in connection therewith (other than customary “bad boy” recourse guaranties referred to in the previous sentence).

“Non-U.S. Lender” is defined in clause (e) of Section 4.6.

“Non-U.S. Participant” means a Participant that is not incorporated or organized in or under the laws of the United States or a state thereof.

“Note” means a Revolving Note.

“Obligations” means all monetary obligations (whether absolute or contingent, matured or unmatured, direct or indirect, choate or inchoate, sole, joint, several or joint and several, due or to become due, heretofore or hereafter contracted or acquired) of the Borrower, Guarantor and each Subsidiary Guarantor to any Lender or the Issuer or the Administrative Agent arising under this Agreement, the Notes, the Letters of Credit and each other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Expenses” means, for any specified period and any Property, without duplication, all expenses actually paid or payable by or on behalf of Property Owner during such period in connection with the ownership or operation of the Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as real estate and other business taxes, rental expenses, insurance premiums, utilities costs, administrative and general costs, repairs and maintenance costs, third-party franchise fees, other costs and expenses relating to the Property, legal expenses (incurred in connection with the ordinary course operation of the Property), determined, in each case on an accrual basis, in accordance with GAAP. “Operating Expenses” shall not include (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on Indebtedness for borrowed money, (iii) income taxes or other taxes in the nature of income taxes, (iv) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with and allocable to the issuance of the Revolving Note, (v) distributions to the shareholders of the Property Owner or (vi) Capital Expenditures or management fees actually paid or payable by or on behalf of Property Owner during such period.

“Operating Income” means for any specified period and any Property, all income received by Property Owner from any Person during such period in connection with the ownership or operation of the Property, determined on an accrual basis of accounting determined in accordance with GAAP, including the following:

(i) all amounts payable to Property Owner or to the applicable manager for the account of Property Owner by any Person as rent and/or Hotel Revenue;

(ii) all amounts payable to Property Owner pursuant to any reciprocal easement and/or operating agreements, covenants, conditions and restrictions, condominium documents and similar agreements affecting the Property and binding upon and/or benefiting Property Owner and other third parties, but specifically excluding any management agreement;

(iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such specified period;

(iv) business interruption and loss of “rental value” insurance proceeds (but allocating such proceeds to the period to which they relate); and

(v) all investment income with respect to any collateral accounts.

Notwithstanding the foregoing clauses (i) through (v), Operating Income shall not include (A) any insurance proceeds (other than of the types described in clauses (iii) and (iv) above), (B) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any part of the Property (other than of the types described in clause (i), (iii) and (v) above), (C) any repayments received from tenants of principal loaned or advanced to tenants by Property Owner, (D) any type of income that would otherwise be considered Operating Income pursuant to the provisions above but is paid directly by any tenant to a Person other than Property Owner or its agent and (E) any fees or other amounts payable by a tenant or another Person to Property Owner that are reimbursable to tenant or such other Person.

“Operating Lease Subordination Agreement” means that Operating Lease Subordination Agreement, dated as of the Closing Date, by and between each Borrowing Base Entity and Administrative Agent on behalf of Lenders.

“Operating Lessee” means a Taxable REIT Subsidiary that is owned, directly or indirectly, wholly or through a Joint Venture, by the Borrower and that leases a Property.

“Organizational Document” means, relative to Borrower, each Subsidiary and Guarantor or Joint Venture, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation or limited liability company agreement and any certificate of designations or similar instrument relating to the rights of shareholder, including preferred shareholders, of such Person.

“Other Charges” means maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining a Borrowing Base Property, now or hereafter levied or assessed or imposed against such Borrowing Base Property or any part thereof by any Governmental Authority, other than those required to be paid by a tenant or Manager pursuant to its respective Lease or Management Agreement.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

“Pari-Pasu Hedging Agreement” means (A) a Hedging Agreement (i) between a counterparty which is not a Lender or affiliate of a Lender and Borrower (or Guarantor), (ii) that has been pledged by Borrower (or Guarantor) as additional Collateral for the Facility, and (iii) with respect to which a Hedging Counterparty Intercreditor Agreement is in effect and (B) a Credit Hedging Agreement.

“Pari-Pasu Hedging Counterparty” means a Person (other than Borrower, Guarantor or any Subsidiary of either), that is party to a Pari-Pasu Hedging Agreement.

“Participant” is defined in Section 10.9.2.

“Participant Register” is defined in Section 10.9.2.

“Patriot Act” is defined in Section 6.21.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA (other than a Multiemployer Plan) with respect to which the Borrower or any ERISA Affiliate may have any liability.

“Percentage” means, relative to any Lender, the applicable fraction, expressed as a percentage, relating to Revolving Loans and Letter of Credit Outstandings, the numerator of which shall be such Lender’s Commitment and the denominator of which shall be the Commitment Amount, as such percentage may be adjusted from time to time.

“Permitted Borrowing Base Debt” means, with respect to any Borrowing Base Property or Borrowing Base Ownership Entity: (a) trade payables incurred in the ordinary course of such Borrowing Base Ownership Entity’s business, not secured by Liens on the Property or the Capital Stock of a Borrowing Base Ownership Entity, not exceeding one percent (1%) of the Gross Asset Value of such Borrowing Base Property at any one time outstanding, payable by or on behalf of the Borrowing Base Ownership Entity for or in respect of the operation of the Borrowing Base Property in the ordinary course of operating such Borrowing Base Ownership Entity’s business, provided that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount is incurred (except in the case of a bona fide dispute being diligently contested in good faith and for which adequate reserves have been set aside), (b) purchase money indebtedness, capital lease obligations or other indebtedness, in each case for FF&E incurred in the ordinary course of business (but, in any case, not with respect to Property acquisitions or in any event recourse to Borrower or Guarantor) in the aggregate not exceeding three percent (3%) of the Gross Asset Value of such Borrowing Base Property at any one time outstanding with respect to such Borrowing Base Property, (c) the Borrowing Base Intercompany Indebtedness, (d) indebtedness under this Agreement, and (e) obligations due and payable by Borrower pursuant to a permitted

Material Agreement or any other agreement approved by Administrative Agent and not secured by Liens on such Borrowing Base Property or Borrowing Base Ownership Entity’s Capital Stock, each in the ordinary course of operating such Borrowing Base Property.

“Permitted Borrowing Base Liens” means, with respect to a Borrowing Base Property or Borrowing Base Ownership Entity:

(a) Liens for taxes, assessments or governmental charges or levies on such Borrowing Base Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on the books of the Borrower or the applicable Borrowing Base Ownership Entity;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of the Borrower or such Borrowing Base Ownership Entity;

(c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory and regulatory obligations, bids, leases and contracts or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety bonds or performance or return-of-money bonds;

(d) Liens securing permitted indebtedness of the type described in clause (b) of the definition of Permitted Borrowing Base Debt so long as such Lien is only in respect of the specific property relating to such obligation;

(e) Liens securing Borrowing Base Intercompany Indebtedness;

(f) Easements, rights-of-way, municipal and zoning ordinances or similar restrictions, minor defects or irregularities in title and other similar charges or encumbrances against Real Property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the Borrowing Base Property or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(g) Liens arising solely by virtue of any statutory or common law provision relating to banks’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that such deposit account is not a cash collateral account;

(h) Leases for space entered into in the ordinary course of business affecting any Property (to tenants as tenants only, without purchase rights or options);

(i) Liens and security interests created or permitted by the Loan Documents; and

(j) with respect to the Borrowing Base Properties, all Liens, encumbrances and other matters approved by Administrative Agent, but in no event any Mortgage Indebtedness or Mezzanine Indebtedness.

“Permitted Construction Indebtedness” means Indebtedness for Construction Costs secured by, a Property and/or the Capital Stock of a Property Owner (including customary recourse guaranties provided in connection therewith), where the borrower under such Indebtedness is a special purpose bankruptcy-remote entity, which does not provide for or require any pre-event of default cash flow sweeps or cash traps, whether resulting from low debt service coverage or otherwise, and the maximum principal amount of which does not exceed seventy-five percent (75%) of the Construction Costs of such Property.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, joint stock company, firm, association, trust or unincorporated organization, government, governmental agency, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making or is obligated to make contributions and includes any Pension Plan.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Closing Date, by and among Borrower, the Borrowing Base Ownership Entities and the Administrative Agent, as the same may be hereafter modified, supplemented or amended from time to time.

“Pledge Agreement Collateral” means all “Collateral” under, and as defined in, the Pledge Agreement.

“Pre-Increase Lenders” is defined in Section 2.2.3(c).

“Prior Facility” means that certain Credit Agreement, dated as of June 30, 2011, by and among Borrower, Deutsche Bank Trust Company Americas as Administrative Agent, and various financial institutions as Lenders.

“Post-Increase Lenders” is defined in Section 2.2.3(c).

“Pro Forma Borrowing Base Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Net Operating Income allocable to the Borrowing Base Properties for the immediately preceding trailing twelve calendar month period, adjusted on a pro forma basis for Borrowing Base Property acquisitions and dispositions consummated during the period of determination, to (b) Pro Forma Interest Expense.

“Pro Forma Interest Expense” means, as of any date of determination, the interest expense that would be payable under the Facility for a twelve (12) month period, assuming: (1) an interest rate equal to the greater of (i) the lesser of (x) the sum of the Base Rate plus the

Applicable Margin and (y) the sum of the LIBO Rate plus the Applicable Margin, each as of such date of determination and (ii) 7.0%; and (2) an outstanding principal balance equal to the Aggregate Outstanding Balance as of such date of determination, after giving effect to the requested Borrowing/Letter of Credit.

“Projections” is defined in Section 5.1.19(a).

“Properties” means all hotels and resorts owned or leased by Guarantor, Borrower or any of its Subsidiaries or Unconsolidated Subsidiaries. Schedule I contains a list of the Properties as of the Closing Date.

“Property Owner” means a Person that is the fee owner or ground lessee of a Property.

“Property Release Notice” is defined in Section 7.1.22(f).

“Qualified Ground Lease” means a ground lease that (x) has a remaining term of at least thirty (30) years (including, for this purpose, any renewal option exercisable at the sole option of the ground lessee with no veto or approval rights by the ground lessor or any lender to such ground lessor), (y) can be mortgaged without the consent of the ground lessor and (z) contains customary leasehold mortgagee protection rights (including, without limitation, the right to receive notice of any ground lease default, the right to cure any such default and the right to a new ground lease in favor of the leasehold mortgagee or its designee in the event that the ground lease should terminate on account of a default thereunder or for any other reason) as reasonably determined by the Administrative Agent.

“Quarterly Payment Date” means the last day of each March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Real Estate” means all land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

“Real Property” means, collectively, the Land, the Improvements and the Appurtenances.

“Recourse Indebtedness” means Indebtedness that is not Non-Recourse Indebtedness.

“Register” is defined in Section 10.9.1(c).

“Reimbursement Obligation” is defined in Section 2.6.3.

“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

“Release Date” is defined in Section 7.1.22(f)(i).

“Released Borrowing Base Property” means any Borrowing Base Property that has been released from the Borrowing Base pursuant to Section 7.1.22(f) or has ceased to satisfy the requirements for a Borrowing Base Property under Section 7.1.22(a) and with respect to which the provisions of Section 7.1.22(g) have been complied with.

“Release Instruments” is defined in Section 7.1.22(f)(ii).

“Rents” means all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of a Borrowing Base Entity from any and all sources arising from or attributable to a Borrowing Base Property and proceeds, if any, from business interruption or other loss of income insurance.

“Replaced Lender” is defined in Section 4.4.

“Replacement Lender” is defined in Section 4.4.

“Required Lenders” means, at any time, Non-Defaulting Lenders having or holding at least fifty percent (50%) of the sum (without duplication) of the aggregate outstanding principal amount of the Revolving Loans, the aggregate amount of the Letter of Credit Outstandings and the unfunded amount of the Revolving Loan Commitment Amount, in each case, taken as a whole, of the Non-Defaulting Lenders, but in no event fewer than three (3) Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or legally binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, its chief executive officer, its president or any vice president, managing director, chief financial officer, treasurer, controller or other officer thereof having substantially the same authority and responsibility.

“Revolving Loan Commitment” means, for each Lender, the commitment by such Lender to make Revolving Loans pursuant to Section 2.1 as set forth on its signature page hereto or as set forth in a Lender Assignment Agreement.

“Revolving Loan Commitment Amount” means THREE HUNDRED MILLION DOLLARS ($300,000,000), as such amount may be increased or reduced from time to time pursuant to Section 2.2.

“Revolving Loan Commitment Termination Date” means the earliest of:

(a) the Maturity Date;

(b) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2; and

(c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in the preceding clause (b) or (c), the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Loan Commitments” means, relative to any Lender, such Lender’s obligation (if any) to make Revolving Loans pursuant to Section 2.1.1.

“Revolving Loans” is defined in Section 2.1.1.

“Revolving Note” means a promissory note, if any, executed by the Borrower and payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Ritz Carlton Half Moon Bay” means that certain Property currently referred to as the Ritz Carlton Half Moon Bay and located at One Miramontes Point Road, Half Moon Bay, California.

“Ritz Carlton Laguna Niguel” means that certain Property currently referred to as the Ritz Carlton Laguna Niguel and located at One Ritz-Carlton Drive, Dana Point, California.

“S&P” means Standard & Poor’s Rating Services.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Deposits” means shall mean any cash, cash equivalents, letters of credit or other tenant guarantees delivered to Borrower, Operating Lessee or any of their Affiliates as security for any obligation under a Lease.

“Secured Creditors” means and includes each of the Administrative Agent, the Issuer, the Lenders, the Pari-Pasu Hedging Counterparties, and their respective subsequent assigns.

“Security Documents” means: (i) the Pledge Agreement (including any supplements or Joinders thereto); (ii) financing statements to be filed with the appropriate state and/or county offices for the perfection of a security interest in any of the Collateral or any other collateral or security for the Obligations; (iii) all other agreements, documents, and instruments evidencing, securing, or pertaining to the Obligations or any part thereof, as shall from time to time be executed and delivered by Borrower, Guarantor, or any other Person in favor of any Secured Creditor; and (iv) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

“Share” means, for any Person, such Person’s share of the assets, liabilities, revenues, income, losses, or expenses of a Subsidiary or an Unconsolidated Subsidiary based upon such Person’s percentage ownership of such Subsidiary or Unconsolidated Subsidiary.

“Share Repurchase” is defined in Section 7.2.6(b).

“Specified Acquisition” means an acquisition of a portfolio of one or more hotel properties (whether by purchasing such properties directly or by acquiring an entity or entities that own such properties) with a minimum gross purchase price of $400,000,000.

“Specified Change of Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Specified Default” means any Default under Section 8.1.1 or 8.1.9.

“Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof, as such amount may be amended from time to time.

“Stated Expiry Date” is defined in Section 2.6.

“Stop Issue Notice” means a notice received by Issuer from the Administrative Agent, whether on its own initiative or at the direction of the Required Lenders, that one or more of the conditions specified in Article V are not then satisfied, or that the issuance of a Letter of Credit would violate Section 2.1.4.

“Subsidiary” means, for any Person, any other Person in whom such first Person or a Subsidiary of such Person holds Capital Stock and whose financial results would be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.

“Subsidiary Guarantor” means, individually and collectively, each Borrowing Base Ownership Entity that is, or becomes, party to the Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 5.1.4.

“Swingline Borrowing” means a Borrowing under Section 2.9 hereof.

“Swingline Bond Notice” is defined in Section 2.9(b)(i).

“Swingline Commitment” is defined in Section 2.9(a).

“Swingline Lender” means the Administrative Agent and any other Lender designated by the Borrower from among those Lenders identified by the Administrative Agent as permissible Swingline Lenders; provided that no Lender may be designated as a Swingline Lender without such Lender’s consent, in its sole discretion.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.9.

“Syndication Agent” means JPMorgan Chase Bank, N.A.

“Taking” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of a Borrowing Base Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Borrowing Base Property or any part thereof.

“Taxable REIT Subsidiary” means a Subsidiary that has elected to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, respectively, taxes imposed on any Lender or the Administrative Agent as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender or the Administrative Agent having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement).

“Tenant” means any Person leasing, subleasing or otherwise occupying any portion of a Borrowing Base Property pursuant to a Lease, other than a Manager, an Operating Lessee or their respective employees, agents and assigns.

“Title Searches” means title commitments and/or searches from each recording district in which a Borrowing Base Property is located evidencing no Liens other than Permitted Borrowing Base Liens with respect to each Borrowing Base Property.

“Total Fixed Charge Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters, of (a) Consolidated EBITDA for such period (computed without duplication to include the EBITDA from the pro rata share of ownership in the Hotel del Coronado) to (b) the sum, on a consolidated basis, of (i) Total Interest Expense for such period; plus (ii) the principal amount of all scheduled amortization payments (but not final balloon payments at maturity and excluding “low cash flow sweep” or other “springing” variable pay down requirements) for such period on all Indebtedness of the Consolidated Group; plus (iii) distributions on preferred membership units payable by Borrower for the latest Fiscal Quarter and distributions made by the Borrower for the latest Fiscal Quarter for the purpose of paying Dividends on preferred shares in Guarantor multiplied by four (4) (but excluding any Share Repurchase of such preferred shares made in compliance with Section 7.2.6); plus (iv) an amount equal to the aggregate Deemed FF&E Reserves for the Consolidated Group Properties for such period; plus (v) amounts paid by or on behalf of the Consolidated Group into cash reserves as required pursuant to the terms of other Indebtedness unless and until applied to pay amounts due under such Indebtedness; plus (vi) without duplication, Borrower’s pro rata share of the amounts described in clauses (i) – (v) above that relate to the Hotel del Coronado.

“Total Interest Expense” means the aggregate cash interest expense of the Consolidated Group for such period, as determined in accordance with GAAP, including capitalized interest and the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding (i) deferred financing costs, (ii) other non-cash interest expense and (iii) any capitalized interest relating to construction financing for a Property to the extent an interest reserve or a loan “holdback” is maintained in respect of such capitalized interest pursuant to the terms of such financing as reasonably approved by the Administrative Agent.

“Total Leverage Ratio” means, at any time, the ratio of: (a) Consolidated Debt to (b) the sum of the aggregate Gross Asset Value in respect of all of the Properties plus unrestricted cash and Cash Equivalents of the Borrower and its wholly-owned Subsidiaries.

“Transaction” means the entering into of this Agreement and the other Loan Documents on the Closing Date and the incurrence of Loans, if any, hereunder on the Closing Date.

“Transfer” means to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“UCC Searches” means central and local current financing statement searches from the State of Delaware and each state in which a Property is located, and such other jurisdictions as Administrative Agent may request, covering Guarantor, Borrower, and each of its Subsidiaries, together with copies of all financing statements listed in such searches.

“Unconsolidated Subsidiary” means, for any Person, any other Person in whom such first Person holds Capital Stock and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform System” means the Uniform System of Accounts for Hotels, 9th Edition, International Association of Hospitality Accountants (1996), as from time to time amended.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Units” is defined in Section 11.2.3.

“Unsecured Indebtedness” means Recourse Indebtedness that is not secured by a Lien.

“U.S. Lender” is defined in Section 4.6(d).

“wholly-owned” means, with respect to any direct or indirect Subsidiary, any Subsidiary all of the outstanding Capital Stock of which is owned directly or indirectly by the Borrower.

“Work” is defined in Section 12.4.1.

Section 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document, the Disclosure Schedule, or any Borrowing Request, Issuance Request, Closing Date Certificate, Compliance Certificate, solvency certificate, Lender Assignment Agreement, notice or other communications delivered from time to time in connection with this Agreement or any other Loan Document.

Section 1.3 Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document or solvency certificate, shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with, those generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements referred to in Section 5.1.23; provided, however, that at any time the computations determining compliance with Section 7.2 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders pursuant to Section 7.1.1, such financial statements shall be accompanied by reconciliation work-sheets. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Guarantor, Borrower and its Subsidiaries, in each case without duplication.

If at any time any change in GAAP (including conversion to IFRS as described below) would affect the computation of any financial covenant or ratio set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such financial covenant or ratio (and provisions in this Agreement that reference such covenant or ratio) to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such covenant or ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant or ratio made before and after giving effect to such change in GAAP. If the Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early-adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under U.S. generally accepted accounting principles).

ARTICLE II

REVOLVING LOAN COMMITMENT AND

BORROWING PROCEDURES, NOTES

Section 2.1 Commitments. On the terms and subject to the conditions of this Agreement (including Section 2.1.3, Section 2.1.4, Section 2.1.5 and Article V), the Lenders and the Issuer severally agree to make Credit Extensions as set forth below.

Section 2.1.1 Revolving Loan Commitment. From time to time on any Business Day occurring from and after the Closing Date to but excluding the Revolving Loan Commitment Termination Date, each Lender severally agrees through the Administrative Agent to make loans (relative to such Lender, its “Revolving Loans”) to the Borrower equal to such Lender’s Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by the Borrower to be made on such day, provided that the making of any such Revolving Loan shall not: (a) cause the Aggregate Outstanding Balance to exceed the Aggregate Commitment; or (b) cause the Aggregate Outstanding Balance to exceed the Available Commitment, in each case after giving effect to such Revolving Loan.

The commitment of each such Lender described in this Section 2.1.1 is herein referred to as its “Revolving Loan Commitment.” On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow the Revolving Loans.

Section 2.1.2 Letter of Credit Commitment. From time to time on any Business Day occurring from and after the Closing Date but prior to the tenth (10th) Business Day prior to the Revolving Loan Commitment Termination Date, the Issuer will:

(a) issue one or more standby letters of credit in the form customarily used by the Issuer or in such other form as requested by Borrower and approved by the Issuer (each, a “Letter of Credit”) for the account of the Borrower in the Stated Amount requested by the Borrower on such day; or

(b) extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder to a date not later than the earlier of (x) the last Business Day prior to the Maturity Date and (y) one (1) year from the date of the then-current Stated Expiry Date, provided that the Issuer shall be under no obligation to issue any Letter of Credit, or extend a Stated Expiry Date, if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from issuing such Letter of Credit or any requirement of law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuer as of the Closing Date and which such Issuer reasonably and in good faith deems material to it; or

(ii) such Issuer shall have received a Stop Issue Notice from the Administrative Agent prior to the issuance of such Letter of Credit.

Each Letter of Credit shall be issued in Dollars and on a sight basis only.

The parties acknowledge that an Affiliate of the Issuer and an Affiliate of the Syndication Agent have issued Existing Letters of Credit to the Borrower pursuant to the Prior Facility; however, the Existing Letters of Credit shall be amended and deemed to be issued hereunder (and accordingly the Existing Letters of Credit shall be deemed Letter of Credit Outstandings hereunder and, until returned to the Issuer, shall reduce the amount available under the Letter of Credit Commitment Amount).

Section 2.1.3 Lenders Not Permitted or Required to Make Loans. No Lender shall be permitted or required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans, Swingline Loans and all Letter of Credit Outstandings with respect to such Lender would exceed the then existing Revolving Loan Commitment of such Lender, including such Lender’s Percentage of the aggregate amount of all Letter of Credit Outstandings and outstanding Swingline Loans.

Section 2.1.4 Issuer Not Permitted or Required to Issue Letters of Credit. The Issuer shall not be permitted or required to issue any Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding would exceed any of (A) the Revolving Loan Commitment Amount, (B) the then-current Aggregate Commitment, or (C) the then-current Available Commitment; or if a Lender Default known to the Issuer exists, unless the Issuer has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Issuer’s risk with respect to the participation in Letter of Credit Outstandings by each Defaulting Lender, including cash collateralizing such Defaulting Lender’s Percentage of Letter of Credit Outstandings in respect thereof.

Section 2.1.5 Swingline Lender Not Permitted or Required to Make Swingline Loans. The Swingline Lender shall not be permitted or required to make any Swingline Loan if, after giving effect thereto, (i) the aggregate amount of all outstanding Swingline Loans would exceed the Swingline Commitment or (ii) the sum of the aggregate amount of all outstanding Swingline Loans, plus Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans then outstanding would exceed any of (A) the Revolving Loan Commitment Amount, (B) the then-current Aggregate Commitment, or (C) the then-current Available Commitment; or if a Lender Default known to the Issuer exists, unless the Swingline Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the participation in Swingline Loans by each Defaulting Lender, including cash collateralizing such Defaulting Lender’s Percentage of Swingline Loans in respect thereof.

Section 2.2 Increase/Reduction of the Commitment Amounts. The Commitment Amounts are subject to increase and/or reduction from time to time pursuant to this Section 2.2.

Section 2.2.1 Optional Reduction. The Borrower may, from time to time on any Business Day occurring after the Closing Date, voluntarily reduce the amount of the Revolving Loan Commitment Amount or the Letter of Credit Commitment Amount on the Business Day so specified by the Borrower; provided, however, that (a) all such reductions shall require at least three (3) Business Day’s prior written notice to the Administrative Agent and shall be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000 in excess thereof and (b) in no event shall the Borrower be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless the Borrower returns (or causes to be returned) such Letter of Credit to the Issuer.

Section 2.2.2 Mandatory Reduction. The Commitment Amount shall be reduced to zero on the Revolving Loan Commitment Termination Date.

Section 2.2.3 Increase of Commitment Amount.

(a) Borrower may, upon written notice to the Administrative Agent and each Lender, request an increase to the existing Revolving Loan Commitment by an amount not to exceed, in the aggregate, $100,000,000. Each such notice shall specify (i) the amount by which the Borrower desires to increase the Revolving Loan Commitment, which shall not be less than $10,000,000 and shall not exceed, together with any other increases to the Revolving Loan Commitment, $100,000,000 and (ii) the date on which Borrower proposes that the increased Revolving Loan Commitment shall be effective and the time period within which each Lender is requested to respond, which in each case shall be a date not fewer than ten (10) Business Days after the date on which such notice is received by the Administrative Agent and the Lenders. Each Lender in its sole and absolute discretion may notify Administrative Agent within such time period whether or not it agrees to increase its Revolving Loan Commitment and, if so, whether by an amount equal to, greater than, or less than its Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Loan Commitment. Administrative Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder. If the existing Lenders do not agree to the full amount of a requested increase, Borrower may then invite additional financial institutions, that each qualify as an Eligible Assignee, to become Lenders hereunder and fund any such deficiency (a “New Lender”). The date that any increased or new Revolving Loan Commitments shall become effective shall be the “Increase Effective Date.”

(b) The increased Revolving Loan Commitments shall become effective, as of such Increase Effective Date; provided that (i) each of the conditions set forth in Section 5.2 shall be satisfied and Borrower shall deliver an Officer’s Certificate which confirms and certifies that all applicable representations and warranties contained in the Loan Documents are true and correct in all material respects as if made on and as of the Increase Effective Date (unless they expressly relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) after giving pro forma effect to any Borrowings to be made on the Increase Effective Date, Borrower shall be in compliance with the covenants set forth in Section 7.2.4, (iii) Borrower shall deliver or cause to be delivered any documentation reasonably requested by the Administrative Agent in connection therewith and (iv) any New Lender shall have paid a processing fee in the amount of $3,500 to the Administrative Agent.

(c) The increased or new Revolving Loan Commitments shall be effected by a joinder agreement executed by Borrower, the Administrative Agent and each Lender or New Lender making such increased or new Revolving Loan Commitment, in form and substance satisfactory to each of them. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to such new or increased Revolving Loan Commitments. As of the Increase Effective Date, the existing Lenders (the “Pre-Increase Lenders”) shall assign to any Lender or New Lender which is acquiring a new or additional Revolving Loan Commitment on the Increase Effective Date (the “Post-Increase Lenders”), and such Post-Increase Lenders shall purchase from each Pre-Increase Lender, at the principal amount thereof, such interests in any Revolving Loans, Letters of Credit and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans, Letters of Credit and Swingline Loans will be held by Pre-Increase Lenders and Post-Increase Lenders ratably in accordance with their Commitments after giving effect to such increased Commitments and Percentages.

(d) The Revolving Loans and Commitments established pursuant to this Section 2.2.3 shall constitute Revolving Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and security interests created hereunder or under the Loan Documents. Borrower shall, and shall cause its Subsidiaries to, take any actions reasonably required by the Administrative Agent in order to effect the foregoing. Any New Lender making a Revolving Loan Commitment hereunder shall constitute a Lender under, and shall be entitled to all the benefits and obligated by all the obligations created by, this Agreement and the other Loan Documents.

Section 2.3 Borrowing Procedures. Revolving Loans shall be made by the Lenders in accordance with Section 2.3.1.

Section 2.3.1 Revolving Loans. By delivering a Borrowing Request to the Administrative Agent on or before 1:00 p.m., New York City time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than one (1) Business Day’s notice in the case of Base Rate Loans or three (3) Business Days’ notice in the case of LIBO Rate Loans, that a Borrowing be made, in the case of LIBO Rate Loans, in a minimum amount of $3,000,000 and an integral multiple of $500,000 in excess thereof, in the case of Base Rate Loans, in a minimum amount of $3,000,000 and in integral multiples of $500,000 in excess thereof or, in either case, in the unused amount of the Revolving Loan Commitment, and in any case in not to exceed the Available Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the Revolving Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 12:00 noon, New York City time, on such Business Day, each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. Unless Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date of Borrowing, and Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Lender and Administrative Agent has made available same to Borrower, then Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, then Administrative Agent shall promptly notify Borrower, and Borrower shall, within five (5) Business Days, pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from such Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the then applicable rate of interest, calculated in accordance with Section 3.2, for the respective Loans. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan. At any time that an Event of Default has occurred and is continuing, Borrower shall not be entitled to elect or request LIBO Rate Loans.

Section 2.3.2 Telephonic Notice. Without in any way limiting the obligation of Borrower to confirm in writing any telephonic notice permitted to be given hereunder, Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by Administrative Agent in good faith to be from an Authorized Officer of Borrower entitled to give telephonic notices under this Agreement on behalf of Borrower. In each such case, Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error and Borrower hereby waives the right to dispute such record.

Section 2.4 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 1:00 p.m., New York City time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one (1) Business Day’s notice in the case of any Revolving Loans that are to be continued as, or converted into Base Rate Loans, or three (3) Business Days’ notice in the case of any Revolving Loans that are to be continued as, or converted into, LIBO Rate Loans, that all, or any portion in an aggregate minimum amount of $3,000,000 and in integral multiples of $500,000 in excess thereof, in the case of any Revolving Loans that are to be continued as, or converted into, LIBO Rate Loans, or an aggregate minimum amount of $3,000,000 and an integral multiple of $500,000 in excess thereof, in the case of any Revolving Loans that are to be continued as, or converted into, Base Rate Loans, be, in the case of Base Rate Loans, converted into LIBO Rate Loans or continued as Base Rate Loans, or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three (3) Business Days before the last day of the then-current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically be continued as a LIBO Rate Loan having an Interest Period of one (1) month); provided, however, that (x) each such conversion or continuation shall be prorated among the applicable outstanding Revolving Loans of all Lenders, and (y) if any Event of Default is in existence at the applicable time of any proposed continuation of, or conversion into, any LIBO Rate Loans, the Borrower may not elect to have a Revolving Loan converted into or continued as a LIBO Rate Loan and any outstanding LIBO Rate Loans shall be automatically converted on the last day of the current Interest Period applicable thereto into Base Rate Loans. Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

Section 2.5 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to Lender for the account of such foreign branch, Affiliate or international banking facility; provided, further, that in no event shall the Borrower be obligated to pay to Lender any amounts pursuant to Section 4.1, 4.2, 4.3, 4.5 or 4.6 that would not have arisen but for such Lender’s election pursuant to the first sentence of this Section (it being acknowledged and agreed that any change in lending office or other action taken by Lender in accordance with Section 4.7 shall not be considered to be an “election” by such Lender under this Section).

Section 2.6 Issuance Procedures. By delivering to the Administrative Agent and the Issuer an Issuance Request (including by way of facsimile) on or before 11:00 a.m., New York City time, on a Business Day, the Borrower may, from time to time irrevocably request, on not less than three (3) nor more than ten (10) Business Days’ notice, in the case of an initial issuance of a Letter of Credit for the account of the Borrower, that the Issuer issue an irrevocable Letter of Credit in such form as may be requested by the Borrower and approved by the Issuer. Any standby Letter of Credit theretofore issued which contains an “evergreen” or similar automatic extension feature shall, unless the Borrower shall have notified the Issuer in writing not less than thirty (30) days (or such shorter period as may be acceptable to the Issuer in its sole discretion or such longer period as may be required by the beneficiary of such Letter of Credit) prior to the date that such standby Letter of Credit is scheduled to be automatically extended that the Borrower desires that such standby Letter of Credit not be so extended, be automatically extended in accordance with the terms thereof subject to the Issuer’s right not to so extend if the conditions precedent to the issuance of such a Letter of Credit would not be satisfied. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (i) the last Business Day prior to the Maturity Date and (ii) one (1) year from the date of its issuance.

Section 2.6.1 Other Lenders’ Participation. Upon the issuance of each Letter of Credit issued by the Issuer pursuant hereto, and without further action, each Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage to make Revolving Loans, a participation interest in such Letter of Credit (including the Contingent Obligation and any Reimbursement Obligation with respect thereto), and such Lender shall, to the extent of its Percentage, be responsible for reimbursing promptly (and in any event within one (1) Business Day) the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with Section 2.6.3. In addition, such Lender shall, to the extent of its Percentage to make Revolving Loans, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.4.3 with respect to each Letter of Credit (other than the issuance and processing fees and other charges payable to the Issuer of such Letter of Credit pursuant to the last sentence of Section 3.4.3) and of interest payable pursuant to Section 3.4 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the Issuer for a Disbursement as required by this Section, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

Section 2.6.2 Disbursements. The Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by the Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). The Administrative Agent shall apply all funds then on deposit with the Administrative Agent pursuant to Section 3.2.1(b)(B), Section 8.2, Section 8.3 or Section 8.4 for the purpose of cash collateralizing the Letter of Credit Outstandings to reimburse the Issuer for any such Disbursement, provided such cash collateral, after giving effect to such disbursement would not otherwise be required to be re-deposited under any such Section. Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 1:00 p.m., New York City time, on the first Business Day following the Disbursement Date, the Borrower will reimburse the Administrative Agent, for the account of Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit to the extent that the amounts on deposit with the Administrative Agent are insufficient to satisfy such disbursement, together with interest thereon at a rate per annum equal to the Alternate Base Rate then in effect for Base Rate Loans (with the Applicable Margin for Revolving

Loans maintained as Base Rate Loans accruing on such amount) pursuant to Section 3.3 for the period from the Disbursement Date through the date of such reimbursement. Notwithstanding anything contained herein to the contrary, however, unless the Borrower shall have notified the Administrative Agent and the Issuer prior to 1:00 P.M. (New York City time) on the Business Day immediately preceding the date of such drawing that the Borrower intends to reimburse the Issuer for the amount of such drawing with funds other than the proceeds of the Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.3 to the Administrative Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the amount of such drawing less amounts, if any, applied, or required to be applied, to reimburse the Issuer pursuant to the second sentence of this Section 2.6.2. Each Lender (other than the Issuer) shall, in accordance with Section 2.3.1, make available its pro rata share of such Borrowing to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuer for the amount of such draw. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Lender as set forth herein upon each Disbursement of a Letter of Credit.

Section 2.6.3 Reimbursement Obligations. The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse the Issuer, each Lender’s obligation under Section 2.6.1 to reimburse the Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against the Issuer or any such Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall preclude the right of such Lender to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct (as determined by a court of competent jurisdiction on the part of the Issuer in a final and non-appealable decision); provided, further, that, in any event, the Borrower may have a claim against the Issuer, and the Issuer may be liable to the extent (but only to the extent) of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by the Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable decision or the Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a demand for payment strictly complying with the terms and conditions of such Letter of Credit.

Section 2.6.4 Extended Letters of Credit. Notwithstanding anything to the contrary herein, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one (1) year beyond the then applicable Maturity Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower, no later than ten (10) Business Days prior to the then applicable Maturity Date, delivers to the Administrative Agent, for the benefit of the Issuer and the Lenders and for deposit in the Letter of Credit Collateral Account, cash collateral to collateralize the Borrower’s reimbursement obligations with respect to such Letter of Credit in an aggregate amount equal to the amount of Letter of Credit Outstandings with respect to such Letter of Credit. If the Borrower fails to provide cash collateral with respect to any Extended Letter of Credit by the date that is ten (10) Business Days prior to the then applicable Maturity Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed to the Issuer, on demand by the Administrative Agent, by the Borrower, or by the Lenders if the Borrower fails to do so, in each case as provided in Section 2.6.2 and Section 2.6.3, with the proceeds of such reimbursement being utilized to provide cash collateral for such Letter of Credit. Each Lender confirms that its reimbursement and funding obligations under this Agreement shall be reinstated in full and apply if the delivery of any cash collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code, other similar Legal Requirements or otherwise.

Section 2.6.5 Nature of Reimbursement Obligations. The Borrower and, to the extent set forth in Section 2.6.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) shall not be responsible for:

(a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrower and each Lender, and shall not put the Issuer under any resulting liability to the Borrower or any Lender, as the case may be.

Section 2.6.6 Certain Notifications Regarding Letters of Credit. Promptly after the issuance of, or any modification or amendment to, any standby Letter of Credit, the Issuer shall notify the Borrower and the Administrative Agent in writing of such issuance, modification or amendment. Promptly after receipt of such notice, the Administrative Agent shall notify the Lenders in writing of such issuance, modification or amendment. On the first Business Day of each week, the Issuer shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by the Issuer for the immediately preceding week.

Section 2.6.7 Excess Cash Collateral. Subject to Section 8.4, unless a Default or an Event of Default has occurred and is continuing, if the amount on deposit with the Administrative Agent designated for, or intended to be used for, the purpose of cash collateralizing the Letter of Credit Outstandings is in excess of the Letter of Credit Outstandings at such time and would not otherwise be required to be deposited under Section 3.2.1(b)(B), Section 8.2, Section 8.3, or Section 8.4 (the amount of any such excess is referred to herein as the “Excess Cash Collateral”), the Administrative Agent shall promptly return to the Borrower the Excess Cash Collateral.

Section 2.7 Loan Accounts and Revolving Notes. All Loans under this Agreement shall be made by Lenders pro rata on the basis of their respective Revolving Loan Commitments, it being understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder or any other breach by any other Lender of this Agreement and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

(a) The Loans made by each Lender and the Letters of Credit issued by the Issuer shall be evidenced by one or more loan accounts or records maintained by such Lender or the Issuer, as the case may be, in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent, the Issuer and each Lender shall be conclusive absent clearly demonstrable error of the amount of the Loans made by the Lenders to, and the Letters of Credit issued by the Issuer for the account of, the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans and the Reimbursement Obligations.

(b) Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by (and the Borrowers agree to issue) one or more Revolving Notes, instead of or in addition to loan accounts. Each such Lender is irrevocably authorized by the Borrower to endorse on the Revolving

Note(s) the date, amount and maturity of each Loan made, continued or converted by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender’s record shall be conclusive absent clearly demonstrable error; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Revolving Note to such Lender. The reasonable costs and expenses incurred in connection with the issuance of each Note shall be for the account of the Borrower.

Section 2.8 Intentionally Omitted.

Section 2.9 Swingline Loan Subfacility.

(a) Swingline Commitment. Subject to the terms and conditions of this Section 2.9, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time prior to the Revolving Loan Commitment Termination Date; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (i) Fifty Million Dollars ($50,000,000), and (ii) the Revolving Loan Commitment Amount (the “Swingline Commitment”). Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b) Swingline Borrowings.

(i) Notice of Borrowing. With respect to any Swingline Borrowing, the Borrower shall give the Swingline Lender and the Administrative Agent notice in writing (a “Swingline Bond Notice”) which shall be received by the Swingline Lender and Administrative Agent not later than 12:00 noon (New York City time) on the proposed date of such Swingline Borrowing (and confirmed by telephone by such time), specifying (A) that a Swingline Borrowing is being requested, (B) the amount of such Swingline Borrowing, (C) the proposed date of such Swingline Borrowing, which shall be a Business Day and (D) that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Borrowing. Such notice shall be irrevocable.

(ii) Minimum Amounts. Each Swingline Borrowing shall be in a minimum principal amount of $500,000, or an integral multiple of $100,000 in excess thereof.

(iii) Repayment of Swingline Loans. Each Swingline Loan, including all interest accrued thereon, shall be due and payable on the earliest of (A) five (5) Business Days from and including the date of the applicable Swingline Borrowing, (B) the date of the next Borrowing of a Revolving Loan or (C) the Maturity Date. If, and to the extent, any Swingline Loans shall be outstanding on the date of any Borrowing of a Revolving Loan, such

Swingline Loans shall first be repaid from the proceeds of such Borrowing of a Revolving Loan prior to the disbursement of the same to the Borrower. If, and to the extent, a Borrowing of a Revolving Loan is not requested prior to the Maturity Date or the end of the five Business Day period after a Swingline Borrowing, or unless the Borrower shall have notified the Administrative Agent and the Swingline Lender prior to 1:00 P.M. (New York City time) on the fourth (4th) Business Day after the Swingline Borrowing that the Borrower intends to reimburse the Swingline Lender for the amount of such Swingline Borrowing with funds other than proceeds of the Loans, the Borrower shall be deemed to have requested a Borrowing comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to the Swingline Lender. In addition, if (x) the Borrower does not repay the Swingline Loan on or prior to the end of such five Business Day period, or (y) a Default or Event of Default shall have occurred during such five Business Day period, the Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Borrowing, in which case the Borrower shall be deemed to have requested a Borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to the Swingline Lender. Any Borrowing which is deemed requested by the Borrower in accordance with this Section 2.9(b)(iii) is hereinafter referred to as a “Mandatory Borrowing.” Each Lender hereby irrevocably agrees to make Loans promptly upon receipt of notice from the Swingline Lender of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Lender (or the next Business Day if such notice is received after 12:00 noon (New York City time)) notwithstanding (I) that the amount of the Mandatory Borrowing may not comply with the minimum amount of Borrowings otherwise required hereunder, (II) whether any conditions specified in Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Borrowing to be made by the time otherwise required in Section 2.1, (V) the date of such Mandatory Borrowing (provided that such date must be a Business Day), or (VI) any termination of the Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Lender shall be obligated to make Loans in respect of a Mandatory Borrowing if a Default or an Event of Default then exists and the applicable Swingline Loan was made by the Swingline Lender without receipt of a Swingline Bond Notice in the form specified in subclause (i) above or after the Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(c) Purchase of Participations. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the

Bankruptcy Code with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Percentage (determined before giving effect to any termination of the Commitments pursuant hereto), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of the Swingline Lender until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Business Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate. Notwithstanding the foregoing, no Lender shall be obligated to purchase a participation in any Swingline Loan if a Default or an Event of Default then exists and such Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after the Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(d) Interest Rate. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin for LIBO Rate Loans for such day.

ARTICLE III

MATURITY DATE; REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.1 Maturity Date; Extension Option.

(a) Initial Maturity Date. The term of the Loans shall terminate and expire on the Initial Maturity Date, unless extended by Borrower pursuant to clause (b) below.

(b) Extended Maturity Date. Subject to the provisions of this Section 3.1(b), Borrower shall have the option (the “Extension Option”), by irrevocable written notice (the “Extension Notice”) delivered to Administrative Agent no later than sixty (60) days prior to the Initial Maturity Date, to extend the Initial Maturity Date for a period of twelve (12) months (the “Extension Term”) to the fifth (5th) anniversary of the Closing Date (the “Extended Maturity Date”). Borrower’s right to so extend the Initial Maturity Date shall be subject to the satisfaction (or waiver, in the sole discretion of the Required Lenders) of the following conditions precedent prior to the commencement of the Extension Term:

(i) payment by Borrower to Administrative Agent for the account of each Lender in accordance with each Lender’s Percentage on the Initial Maturity Date of an extension fee equal to 0.25% of the aggregate Revolving Loan Commitment Amount as of such date, together with all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Lenders in connection with the Extension Option;

(ii) no monetary Default or Event of Default shall have occurred and be continuing on the date Borrower delivers the Extension Notice or as of the Initial Maturity Date; and

(iii) Borrower shall deliver (1) an Officer’s Certificate which confirms and certifies that all applicable representations and warranties contained in the Loan Documents are true and correct in all material respects as if made on and as of the Initial Maturity Date and (2) such other acknowledgments and ratifications from the Guarantor and Subsidiary Guarantors as the Administrative Agent may request.

(c) Extension Documentation. As soon as practicable following any extension of the Maturity Date pursuant to this Section 3.1, Borrower shall, if requested by Administrative Agent, execute and deliver an amendment or restatement of the Notes and shall, if requested by Administrative Agent, enter into such other amendments or modifications to the related Loan Documents as may be necessary or appropriate to evidence the extension of the Maturity Date as provided in this Section 3.1; provided, however, that failure by Borrower to enter into any such amendments and/or restatements, in and of itself, shall not affect the rights or obligations of Borrower or Administrative Agent with respect to the extension of the Maturity Date.

Section 3.2 Repayments and Prepayments; Application.

Section 3.2.1 Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of all Loans on the Maturity Date. Prior thereto, payments and prepayments of Loans shall or may be made as set forth below.

(a) Voluntary Prepayments. From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans, provided that

(A) any such prepayment of the Revolving Loans shall be made pro rata among the Revolving Loans of the same Type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans;

(B) all such voluntary prepayments shall require at least one (1) Business Days’ prior written notice to the Administrative Agent; and

(C) all such voluntary partial prepayments shall be, in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 in excess thereof (or, if less, in the remaining outstanding principal amount thereof), except in the case of Swingline Loans, which shall be in the minimum amount of $100,000, and integral multiples of $100,000.

(b) Exceeding Commitment Amounts.

(A) On each date when the Aggregate Outstanding Balance exceeds the then-current Revolving Loan Commitment Amount (as it may, from time to time, be increased or reduced including pursuant to Section 2.2), or the then-current Available Commitment, as the case may be, including, without limitation upon a Borrowing Base Property ceasing to satisfy the requirements of Section 7.1.22(a) or becoming a Released Borrowing Base Property, the Borrower shall make a mandatory prepayment of the Swingline Loans and/or Revolving Loans in an aggregate amount equal to the amount by which the Aggregate Outstanding Balance exceeds the then-current Revolving Loan Commitment Amount or the then-current Available Commitment, as applicable.

(B) On each date when the aggregate amount of all Letter of Credit Outstandings exceeds the Letter of Credit Commitment Amount (as it may be reduced from time to time, including pursuant to Section 2.2), the Borrower shall give cash collateral to the Administrative Agent, pursuant to Section 8.4 hereof, to collateralize Letter of Credit Outstandings in an aggregate amount (taking into account any amounts then on deposit in the Letter of Credit Collateral Account) equal to such excess.

(c) Acceleration of Maturity. Immediately upon any acceleration of any Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall repay all the Loans.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.5. No prepayment of principal of any Revolving Loans pursuant to clause (a) or (b) of this Section shall cause a reduction in the Revolving Loan Commitment Amount.

Section 3.2.2 Application. Each prepayment or repayment of the principal of the Revolving Loans shall be applied, to the extent of such prepayment or repayment, as the Borrower shall direct (and in the absence of such direction, shall be applied first, to the principal amount thereof being maintained as Base Rate Loans, second to the principal amount thereof being maintained as LIBO Rate Loans with respect to which the date of such prepayment or repayment is the last day of the Interest Period applicable thereto and third, to the principal amount thereof being maintained as LIBO Rate Loans with the shortest Interest Periods remaining); provided, that prepayments or repayments of LIBO Rate Loans not made on the last day of the Interest Period with respect thereto, shall be prepaid or repaid subject to the provisions of Section 4.5 (together with a payment of all accrued interest).

Section 3.3 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.3.

Section 3.3.1 Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

(a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin as calculated at the time such Base Rate Loan was made and recalculated on each Monthly Payment Date (inclusive, during the Appraisal Period, of the 0.25% premium referenced in the definition of “Applicable Margin”); and

(b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate for such Interest Period plus the Applicable Margin as calculated at the time such LIBO Rate Loan was made and recalculated on the last day of the applicable Interest Period (inclusive, during the Appraisal Period, of the 0.25% premium referenced in the definition of “Applicable Margin”); provided that if an Interest Period is longer than three months, then on the date which is three months after the first day of such Interest Period.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan. All Base Rate Loans shall bear interest from and including the day they are made to and excluding the day they are repaid or converted into LIBO Rate Loans.

Section 3.3.2 Post-Maturity Rates. After the date any principal amount of any Loan or Reimbursement Obligation is due and payable (whether on the Maturity Date, upon acceleration, an Event of Default or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before the entry of judgment thereon) on such amounts at a rate per annum equal to 2% in excess of the Base Rate plus the Applicable Margin per annum. Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

Section 3.3.3 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on the Maturity Date;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) with respect to Base Rate Loans, in arrears on each Monthly Payment Date occurring after the Closing Date;

(d) with respect to LIBO Rate Loans, in arrears on the last day of each applicable Interest Period; provided that if an Interest Period is longer than three months, then on the date which is three months after the first day of such Interest Period;

(e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c) above, on the date of such conversion;

(f) with respect to Swingline Loans, as provided in Section 2.9; and

(g) on that portion of any Loans which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

Section 3.4 Fees. The Borrower agrees to pay the fees set forth in this Section 3.4. All such fees shall be non-refundable.

Section 3.4.1 Revolving Loan Unused Fee. Borrower agrees to pay to Administrative Agent each Fiscal Quarter for the account of each Lender in accordance with each Lender’s Percentage for the period (including any portion thereof when any of its Commitments are suspended by reason of Borrower’s inability to satisfy any condition of Article V of this Agreement) commencing on the Closing Date and continuing through the Revolving Loan Commitment Termination Date, an unused fee calculated as follows: (i) for each day during the applicable Fiscal Quarter that the Aggregate Outstanding Balance is less than 50% of the Revolving Loan Commitment, an unused fee at a rate per annum equal to 0.30% multiplied by the sum of the unused portion of the Aggregate Commitment plus any outstanding Swingline Loans, on such day, or (ii) for each day during the applicable Fiscal Quarter that the Aggregate Outstanding Balance is equal to or greater than 50% of the Revolving Loan Commitment, an unused fee at a rate per annum equal to 0.20% multiplied by the sum of the unused portion of the Aggregate Commitment plus any outstanding Swingline Loans, on such day. All unused fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Closing Date, and on the Revolving Loan Commitment Termination Date. Notwithstanding anything to the contrary in this Section 3.4.1, Borrower shall not be obligated to pay any of the foregoing fees to a Defaulting Lender that would otherwise have been payable to such Lender for the time period during which such Lender shall have been a Defaulting Lender; provided, however, each Lender’s Percentage shall be adjusted, as applicable, to account for any Non-Defaulting

Lender who funds additional amounts to Borrower in lieu of any amounts not funded by a Defaulting Lender so that such Non-Defaulting Lender would receive the foregoing fees payable to such Defaulting Lender for the time period during which the applicable Lender Default existed.

Section 3.4.2 Fees. The Borrower agrees to pay to the Arrangers, the Administrative Agent, and the Lenders, each for its own account, the fees in the amounts and on the dates set forth in the Fee Letters.

Section 3.4.3 Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of each Lender, a Letter of Credit fee for each Letter of Credit in an amount equal to a rate per annum equal to the then Applicable Margin for LIBO Rate Loans on the Stated Amount of each such Letter of Credit, with such fees being payable in arrears on each Quarterly Payment Date. The Borrower further agrees to pay to the Issuer, for its own account, (x) quarterly in arrears payable on each Quarterly Payment Date for each Letter of Credit issued by it, a fronting fee at a rate per annum equal to the greater of (A) $1,500 and (B) 0.125% multiplied by the Stated Amount of each such Letter of Credit, and (y) from time to time promptly after demand, the normal issuance, payment, amendment and other processing fees, and other standard administrative costs and charges of the Issuer relating to Letters of Credit as from time to time in effect.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

Section 4.1 LIBO Rate Lending Unlawful. If any Lender shall reasonably determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, continue or maintain any Revolving Loan as, or to convert any Revolving Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or maintain or to convert any Revolving Loan into, a LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods with respect thereto or sooner, if required by such law or assertion. Each Lender agrees to promptly give notice to the Administrative Agent and the Borrower when the circumstances causing such suspension cease to exist.

Section 4.2 Deposits Unavailable. If the Required Lenders shall have reasonably determined that (a) Dollar deposits in the relevant amount and for the relevant Interest Period are neither available to such Required Lenders in the eurodollar market nor available to them in their respective relevant markets, or (b) by reason of circumstances affecting the eurodollar market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Revolving

Loans as, or to convert any Revolving Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist. Upon receipt of notice from the Administrative Agent that the Required Lenders are unable to determine the LIBO Rate, the Borrower may revoke any Borrowing Request or Continuation/Conversion Notice then submitted by it. If the Borrower does not revoke such Borrowing Request or Conversion/Continuation Notice, the Lenders shall make, convert or continue the Revolving Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Revolving Loans shall be made, converted or continued as Base Rate Loans instead of LIBO Rate Loans. The Administrative Agent agrees to give prompt notice to the Borrower and the Lenders when it ascertains that the circumstances causing such suspension cease to exist.

Section 4.3 Change of Circumstances. If, after the Closing Date, the introduction of or any change in or in the interpretation of, or any change in the application of, any law or any regulation (including Regulation D of the F.R.S. Board and including any Specified Change of Law) or guideline issued by any central bank or other Governmental Authority (whether or not having the force of law), or by the NAIC or any other comparable agency charged with the interpretation or administration thereof or including any reserve or special deposit requirement or any tax (other than Taxes covered by Section 4.6 and taxes on a Lender’s overall net income) or any capital requirement, has, due to a Lender’s compliance the effect, directly or indirectly, of (i) increasing the cost to such Lender or any corporation controlling such Lender of performing its obligations hereunder (including the making, continuing or maintaining of any Revolving Loans as or converting any Revolving Loans into, LIBO Rate Loans); (ii) reducing any amount received or receivable by such Lender or any corporation controlling such Lender hereunder or its effective return hereunder or on its capital; or (iii) causing such Lender or any corporation controlling such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then upon demand of such Lender to the Borrower through the Administrative Agent, accompanied by written notice showing in reasonable detail the basis for calculation of any such amounts, from time to time, the Borrower shall be obligated to pay such amounts and shall compensate such Lender promptly after receipt of such notice and demand for any such cost, reduction, payment or foregone return. Any certificate of Lender in respect of the foregoing will be conclusive and binding upon the Borrower, except for clearly demonstrable error.

Section 4.4 Replacement of Lender. If (a) the Borrower receives notice from any Lender requesting increased costs or additional amounts under Section 4.3 or 4.6, (b) any Lender is affected in the manner described in Section 4.1 or (c) a Lender becomes a Defaulting Lender, then in each case, the Borrower shall have the right, so long as no Event of Default shall have occurred and be continuing and unless, in the case of clause (a) above, such Lender has removed or cured the conditions which resulted in the obligation to pay such increased costs or additional amounts or agreed to waive and otherwise forego any right it may have to any payments provided for under Section 4.3 or 4.6 in respect of such conditions, to replace in its entirety such Lender (the “Replaced Lender”), upon prior written notice to the Administrative Agent and such Replaced Lender, with one or more other Eligible Assignee(s) (collectively, the “Replacement Lender”) acceptable to the Administrative Agent and the Issuer (which acceptance, in each case, shall not be unreasonably withheld); provided, however, that, at the time of any replacement pursuant to this Section 4.4, the Replaced Lender and the Replacement Lender shall enter into (each Replaced Lender hereby unconditionally agreeing to enter into) one or more Lender Assignment Agreements (appropriately completed), pursuant to which (A) the Replacement Lender shall acquire all of the Commitments and outstanding Revolving Loans of, and participations in Letter of Credit Outstandings of, the Replaced Lender and, in connection therewith, shall pay (x) to the Replaced Lender in respect thereof an amount equal to the sum of (1) an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (2) an amount equal to all accrued but theretofore unpaid fees owing to the Replaced Lender pursuant to Section 3.4 and (y) to the Issuer, an amount equal to any portion of the Replaced Lender’s funding of an unpaid drawing under a Letter of Credit as to which the Replaced Lender is then in default; and (B) the Borrower shall pay to the Replaced Lender any other amounts payable to the Replaced Lender under this Agreement (including amounts payable under Sections 4.3, 4.5 and 4.6 which have accrued to the date of such replacement). Upon the execution of the Lender Assignment Agreement(s), the payment to the Administrative Agent of the processing fee referred to in clause (a) of Section 10.9.1, the payment of the amounts referred to in the preceding sentence and, if so requested by the Replacement Lender in accordance with clause (b) of Section 10.9.1, delivery to the Replacement Lender of a Revolving Note executed by the Borrower, the Replacement Lender shall automatically become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. It is understood and agreed that if any Replaced Lender shall fail to enter into a Lender Assignment Agreement in accordance with the foregoing, it shall be deemed to have entered into such a Lender Assignment Agreement.

Section 4.5 Funding Losses. In the event any Lender shall reasonably incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Revolving Loan as, or to convert any portion of the principal amount of any Revolving Loan into, a LIBO Rate Loan) as a result of (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.2 or otherwise, or (b) any Revolving Loans not being made or continued as, or converted into, LIBO Rate Loans as a result of a withdrawn or revoked Borrowing Request or Continuation/Conversion Notice or for any other reason (other than a default by such Lender or the Administrative Agent), then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, promptly after its receipt thereof and prior to the expiration of the applicable Interest Period, pay to the Administrative Agent for the account of such Lender such amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert or failure to continue, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such LIBO Rate Loan. Such written notice (which shall set forth in reasonable detail the basis for requesting such amount and include calculations in reasonable detail in support thereof) shall, in the absence of clearly demonstrable error, be conclusive and binding on the Borrower.

Section 4.6 Taxes.

(a) Any and all payments by the Borrower to each Lender and the Administrative Agent under this Agreement and under any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes and any and all interest, penalties, or similar liabilities with respect to such Taxes. In addition, the Borrower shall pay all Other Taxes to the relevant taxing authority or other authority in accordance with applicable law.

(b) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) the Borrower shall make such deductions and withholdings; and

(iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law and shall as promptly as possible thereafter send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original receipt (or other written evidence) showing payment thereof.

(c) The Borrower agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of (i) Taxes and (ii) Other Taxes that are payable by such Lender or the Administrative Agent and any penalties, interest, additions to tax, expenses or other similar liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within forty-five (45) days after the date such Lender or the Administrative Agent makes written demand therefor.

(d) Each Lender that is a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall:

(i) deliver to the Borrower and the Administrative Agent, prior to the first day on which the Borrower is required to make any payments hereunder to Lender, two (2) copies of United States Internal Revenue Service Form W-9 (or successor forms). Each U.S. Lender that shall become a Participant pursuant to Section 10.9.2 or a Lender pursuant to Section 10.9.1 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 4.6(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased; and

(ii) deliver to the Borrower and the Administrative Agent two (2) further copies of any such form of certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower.

(e) Each Lender that is not a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall:

(i) deliver to the Borrower and the Administrative Agent, prior to the first day on which the Borrower is required to make any payments hereunder to Lender, two (2) copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI (or successor forms) or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8BEN (with respect to the portfolio interest exemption), a certificate representing that such Non-U.S. Lender (x) is not a bank for purposes of Section 881(c) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Agency, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (y) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and (z) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

(ii) deliver to the Borrower and the Administrative Agent two (2) further copies of any such form of certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Non-U.S. Lender that shall become a Participant pursuant to Section 10.9.2 or a Lender pursuant to Section 10.9.1 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 4.6(e), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.6(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Notwithstanding anything to the contrary herein, the Borrower shall not be required to indemnify any U.S. Lender or the Administrative Agent, or to pay any additional amounts to such U.S. Lender or the Administrative Agent pursuant to this Section 4.6 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such U.S. Lender to comply with the provisions of clause (d) above.

(h) Notwithstanding anything to the contrary herein, the Borrower shall not be required to indemnify any Non-U.S. Lender or the Administrative Agent, or to pay any additional amounts to such Non-U.S. Lender or the Administrative Agent, in respect of U.S. Federal withholding tax pursuant to this Section 4.6 to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Non-U.S. Participant, on the date such Participant became a Participant hereunder) or as of the date such Non-U.S. Lender changes its applicable lending office; provided, however, that this clause (i) shall not apply to the extent that (x) in the case of an assignee Lender or a Participant or a change in the Lender’s applicable lending office, the indemnity payments or additional amounts Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation, transfer or change in lending office would have been entitled to receive in the absence of such assignment, participation, transfer or change in lending office, or (y) such assignment, participation, transfer or change in lending office had been requested by the Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of clause (e)

above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to clause (e) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

(i) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable (to the extent such Lender or the Administrative Agent reasonably determines in good faith that it will not suffer any adverse effect as a result thereof), shall, subject to clause (i) of the proviso in the immediately succeeding sentence, cooperate with the Borrower in challenging such Taxes at the Borrower’s expense if so requested by the Borrower in writing. If any Lender or the Administrative Agent, as applicable, receives a refund of, or a credit relating to a Tax for which a payment has been made or borne by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount as such Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment by or borne by the Borrower had not been required; provided, however, that (i) any Lender or the Administrative Agent may determine, in its reasonable discretion consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund and (ii) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any refund with respect to which such Lender or the Administrative Agent has made a payment to the Borrower pursuant to this clause (h) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 4.6. Neither the Lenders nor the Administrative Agent shall be obliged to disclose information regarding its tax affairs or computations to the Borrower in connection with this clause (h) or any other provision of this Section 4.6.

(j) Promptly after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to each Lender and the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Administrative Agent.

(k) For purposes of this Section 4.6, the term “Lender” includes any Issuer and the term “applicable law” includes FATCA.

Section 4.7 Change of Lending Office. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would give rise to the operation of Sections 4.1, 4.3, 4.6(a), 4.6(b) or 4.6(c) with respect to such Lender, it will exercise commercially reasonable efforts to make, fund or maintain the affected Revolving Loans of such Lender through another lending office and to take such other actions as it deems appropriate to remove or lessen the impact of such condition and if, as determined by such Lender in its discretion, the making, funding or maintaining of such affected Revolving Loans through such other lending office or the taking of such other actions would not otherwise adversely affect such Revolving Loans or such Lender and would not, in such Lender’s discretion, be commercially unreasonable. Nothing in this Section 4.7 shall affect or postpone any of the Obligations of the Borrower or the right of any Lender provided in Sections 4.1, 4.3, 4.6(b) or 4.6(c).

Section 4.8 Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes, each Letter of Credit or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 1:00 p.m., New York City time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after 2:00 p.m., New York City time, on such due date shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All computations of interest for LIBO Rate Loans and all computations of Letter of Credit fees and issuance fees pursuant to Section 3.3.3, in each case shall be made on the basis of a 360-day year and actual days elapsed, and, with respect to LIBO Rate Loans, on the expiration of the applicable LIBO contract. All computations of interest and fees for Base Rate Loans (whether calculated at the Federal Funds Rate or the Base Rate) shall be made on the basis of a 365/366-day year and actual days elapsed. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

Section 4.9 Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff by such Lender or its Affiliates, or otherwise) on account of any Loan or Reimbursement Obligation (other than pursuant to the terms of Section 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to a fraction having a numerator of (a) the amount of such selling Lender’s required repayment to the purchasing Lender and a denominator of (b) total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

Section 4.10 Setoff. Each Lender (including for the purposes the Affiliates of such Lender) shall, if the Loans have been accelerated or otherwise have become due and payable or upon the occurrence and during the continuance of any Event of Default described in Section 8.1.1 or in clauses (a) through (e) of Section 8.1.9 with respect to the Borrower or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, without prior notice to the Borrower (any such notice being waived by the Borrower to the fullest extent permitted by law), have the right to appropriate and apply to the payment of the Obligations then due or owing to it, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.9. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender (or its Affiliate); provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND TO FUTURE CREDIT EXTENSIONS

Section 5.1 Conditions Precedent to Making of Loans and the Issuance of Letters of Credit. The obligations of the Lenders to make any Loans and the obligations of the Issuer to issue any Letter of Credit shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 5.1, in Section 5.2 and in Section 10.6 on or before the Closing Date.

Section 5.1.1 Resolutions, etc. The Administrative Agent shall have received from the Borrower, Guarantor and each Subsidiary Guarantor, as applicable, (i) good standing certificates for each such Person from the Secretary of State (or similar applicable Governmental Authority) of such Person’s state of incorporation and each state where the Borrower or such other Person, as the case may be, is qualified to do business as a foreign corporation as of a recent date, together with a bring-down certificate by facsimile, dated a date reasonably close to the Closing Date, (ii) a chart depicting the ownership structure for the Borrower, Guarantor and their Subsidiaries and (iii) a certificate, dated the Closing Date and with counterparts for each Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, as to

(a) resolutions of each such Person’s Board of Directors then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of this Agreement, the Notes, each other Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes and each other Loan Document to be executed by such Person; and

(c) each Organizational Document of such Person,

upon which certificates the Administrative Agent and each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of any such Person canceling or amending the prior certificate of such Person.

Section 5.1.2 Credit Agreement; Revolving Notes. On or prior to the Closing Date, there shall have been delivered to the Administrative Agent for the account of each of the Lenders duly executed copies of (i) this Agreement and (ii) the appropriate Revolving Notes executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

Section 5.1.3 Pledge Agreement. The Borrower and each other pledgor under the Pledge Agreement shall have duly authorized, executed and delivered to the Administrative Agent the Pledge Agreement substantially in the form of Exhibit G hereto (as modified, supplemented or amended from time to time, the “Pledge Agreement”), and shall have delivered to the Administrative Agent all of the certificated Pledge Agreement Collateral referred to therein (to the extent required to be pledged by the Pledge Agreement), together with duly executed and undated stock powers, or, if any Pledge Agreement Collateral are uncertificated securities, confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent for the benefit of the Lenders in accordance with Article 8 of the Uniform Commercial Code, as in effect in the State of New York, and all laws otherwise applicable to the perfection of the pledge of such shares; and the Administrative Agent and its counsel shall be satisfied that:

(i) the Lien granted to the Administrative Agent, for the benefit of the Lenders, in the Pledge Agreement Collateral is a first priority security interest; and

(ii) no Lien exists on any of the Pledge Agreement Collateral other than the Lien created in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the Pledge Agreement.

Section 5.1.4 Guaranties. The Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Guaranty in the form of Exhibit H-1 hereto (as modified, supplemented or amended from time to time, the “Guaranty”), and the Guaranty shall be in full force and effect. Each Borrowing Base Ownership Entity as a Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiary Guaranty in the form of Exhibit H-2 hereto (as modified, supplemented or amended from time to time, the “Subsidiary Guaranty”), and the Subsidiary Guaranty shall be in full force and effect.

Section 5.1.5 UCC Financing Statements. Administrative Agent shall have received evidence that the UCC financing statements relating to the Agreement have been delivered to Administrative Agent for filing in the applicable jurisdictions.

Section 5.1.6 Initial Borrowing Base Properties. Administrative Agent shall have received and approved for each Initial Borrowing Base Property, (i) an Acceptable Appraisal, (ii) true, correct and complete copies of the Management Agreements and, in the case of the Lincolnshire Marriott, the Ground Lease related hereto, and (iii) Title Searches, including judgment, tax liens, building violations, mechanics liens and water and sewer charges, in each case satisfactory to Administrative Agent.

Section 5.1.7 Entity Searches. Administrative Agent shall have received searches with respect to each of Borrower, Guarantor and each Borrowing Base Ownership Entity for liens, federal tax liens, state tax liens, bankruptcies and judgments.

Section 5.1.8 Compliance Certificates. Administrative Agent shall have received a Compliance Certificate with respect to the Initial Borrowing Base Properties and compliance with the financial covenants set forth in Section 7.2.4 (including reconciliation to GAAP, if applicable).

Section 5.1.9 Appraisals. Administrative Agent shall have received Acceptable Appraisals with respect to each Property.

Section 5.1.10 Prior Facility. Administrative Agent shall have received evidence that the Prior Facility shall have been terminated and all amounts payable thereunder and with respect to such termination shall have been paid by Borrower.

Section 5.1.11 Lincolnshire Ground Lease Estoppel. If requested by Administrative Agent, the Fee Owner of the Marriot Lincolnshire shall have duly authorized, executed and delivered to Administrative Agent a Ground Lessor Estoppel with respect to the Marriott Lincolnshire Ground Lease, in form and substance reasonably satisfactory to Administrative Agent.

Section 5.1.12 Manager Consent and Estoppel. If requested by Administrative Agent, the Manager at each Borrowing Base Property shall have duly authorized, executed and delivered to Administrative Agent a Manager’s Consent to Pledge and Estoppel Certificate in form and substance reasonably satisfactory to Administrative Agent.

Section 5.1.13 Intentionally Omitted.

Section 5.1.14 Litigation. There shall exist no pending or threatened action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental instrumentality which (x) purports to affect the consummation of the Transaction or the legality or validity of this Agreement or any other Loan Document or (y) could reasonably be expected to have a Material Adverse Effect.

Section 5.1.15 No Material Adverse Effect. On or prior to the Closing Date, in the determination of the Administrative Agent, no Material Adverse Effect shall have occurred; and neither Administrative Agent nor the Lenders shall have become aware of any facts, conditions or other information not previously known to it which could reasonably be expected to have a Material Adverse Effect.

Section 5.1.16 Approvals. All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and shall be in full force and effect except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all applicable waiting periods, if any, shall have expired without any action being taken or threatened by any competent authority which could restrain, prevent or otherwise impose materially adverse conditions on the financing contemplated hereby.

Section 5.1.17 Opinions of Counsel. The Administrative Agent shall have received opinions, each dated the Closing Date and addressed to the Administrative Agent, each Lender and the Issuer, from Perkins Coie LLP and Venable LLP, each as special counsel to the Borrower and Guarantor, in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.1.18 Closing Date Certificate. The Administrative Agent shall have received, with counterparts for each Lender, the Closing Date Certificate, dated the Closing Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties in all material respects of the Borrower made as of such date and under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct in all material respects. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and such certificate shall specify that none of such documents or agreements have been modified except as set forth in such certificate.

Section 5.1.19 Projections; Solvency Certificate. On or prior to the Closing Date, there shall have been delivered to the Lenders:

(a) projected financial and cash flow statements for the Consolidated Group for the period from the Closing Date to and including at least December 31, 2015 (the “Projections”), which Projections shall reflect the forecasted financial condition, income and expenses and cash flows of the Consolidated Group after giving effect to the Transaction; and

(b) a solvency certificate as to the Borrower and its Subsidiaries, taken as a whole, from an Authorized Financial Officer, substantially in the form of Exhibit I hereto, addressed to the Administrative Agent and the Lenders and dated the Closing Date.

Section 5.1.20 Other Diligence. Administrative Agent shall have received the following due diligence materials for the Properties: (i) summaries of Insurance Policies together with certificates evidencing coverage, (ii) UCC Searches, and (iii) Title Searches, all in form and substance acceptable to Administrative Agent.

Section 5.1.21 Closing Fees, Expenses, etc. The Administrative Agent shall have received evidence of payment by the Borrower of (or a draw request with respect to) all accrued and unpaid fees, costs and expenses to the extent then due and payable under this Agreement on the Closing Date, together with all reasonable legal costs and expenses of the Administrative Agent to the extent invoiced prior to or on the Closing Date, including any such fees, costs and expenses arising under or referenced in Sections 3.3 and 10.3.

Section 5.1.22 Other Loan Documents. On or prior to the Closing Date, there shall have been delivered to the Administrative Agent for the account of each of the Lenders duly executed copies of each Loan Document not explicitly described in this Section 5.1.

Section 5.1.23 Lender Fees. The Administrative Agent shall have received evidence of payment by the Borrower of the fees payable under the Fee Letters.

Section 5.1.24 Signatories. Upon the request of any Lender, the signatories hereto on behalf of Borrower shall supply such Lender with a valid driver’s license or passport as proof of identity.

Section 5.2 All Credit Extensions. The obligation of each Lender and the Issuer to make any Credit Extension shall be subject to Sections 2.1.3, 2.1.4 and 2.1.5 and the satisfaction of each of the conditions precedent set forth in this Section 5.2.

Section 5.2.1 Representations and Warranties, No Default, etc. Both before and after giving effect to any Credit Extension:

(a) the representations and warranties set forth in Article VI, XI and XIII of this Agreement and in each other Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b) no Default or Event of Default shall have then occurred and be continuing;

(c) the occurrence of such Credit Extension on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently and no litigation shall be pending or threatened, which in the good faith judgment of Administrative Agent or the Required Lenders would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, such Credit Extension or any member of the Consolidated Group’s obligations with respect thereto; and

(d) Administrative Agent shall have received a Borrowing Request or an Issuance Request in the form attached as Exhibit B-1 and Exhibit B-2.

Section 5.2.2 Credit Extension Request, etc. Subject to Section 2.6.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions set forth in clauses (a) and (b) of Section 5.2.1 have been satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders, the Issuer and the Administrative Agent to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants unto the Administrative Agent, the Issuer and each Lender as set forth in this Article VI.

Section 6.1 Organization, etc. Each of Guarantor, Borrower, the Borrowing Base Ownership Entities, and, in the case of each other member of the Consolidated Group except where failure could not reasonably be expected to have a Material Adverse Effect:

(a) is a corporation, limited liability company, or partnership, as the case may be, validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization;

(b) is duly qualified to do business and is in good standing as a foreign corporation, limited liability company or partnership, as the case may be, in each jurisdiction where the nature of its business requires such qualification; and

(c) has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

Section 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, the execution, delivery and performance by Guarantor and each Subsidiary Guarantor of each Loan Document executed or to be executed by it, the granting of the Liens contemplated by the Security Documents and the Borrower’s, and each Subsidiary Guarantor’s or Guarantor’s participation in the consummation of all aspects of the transactions contemplated hereby, are in each case within each such Person’s corporate, limited liability company or partnership powers, as the case may be, have been duly authorized by all necessary corporate, limited liability company or partnership action, as the case may be, and do not

(a) contravene any such Person’s Organizational Documents;

(b) contravene any material contractual restriction binding on or affecting any such Person or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of the Subsidiaries or Guarantor is a party or by which it or any of its property or assets is bound;

(c) contravene (i) any court decree or order binding on or affecting any such Person or (ii) any law or governmental regulation binding on or affecting any such Person; or

(d) result in, or require the creation or imposition of, any Lien on any of such Person’s material properties (except as permitted by this Agreement).

Section 6.3 Government Approval, Regulation, etc. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or regulatory body or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect and other than those, singly or in the aggregate, with respect to which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect) is necessary or required for the consummation of the transactions contemplated hereby or the due execution, delivery or performance by, or to make enforceable against, the Borrower, Guarantor or Subsidiary Guarantor, the Notes or any other Loan Document to which it is a party or the granting of the Liens contemplated by the Security Documents. Neither the Borrower nor any Subsidiary nor Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.4 Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document, executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms; and each other Loan Document executed pursuant hereto by each Subsidiary Guarantor or Guarantor will, on the due execution and delivery thereof by such Subsidiary Guarantor or Guarantor, constitute the legal, valid and binding obligation of such Subsidiary Guarantor or Guarantor enforceable against such Subsidiary Guarantor or Guarantor in accordance with its terms (except, in any case above, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

Section 6.5 Financial Information.

(a) The financial statements furnished to the Administrative Agent and the Lenders pursuant to Section 5.1.23 have been prepared in accordance with GAAP consistently applied, except as otherwise expressly noted therein, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of operations, shareholders’ equity, earnings and cash flow and all other financial information of each member of the Consolidated Group and the Unconsolidated Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied, except as otherwise expressly noted therein, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(b) On and as of the Closing Date, after giving effect to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Borrower and Guarantor in connection therewith, (a) the sum of the assets, at a fair valuation, of the Guarantor and its Subsidiaries taken as a whole and the Borrower on a stand-alone basis will exceed their respective debts; (b) Guarantor and its Subsidiaries taken as a whole and the Borrower on a stand-alone basis have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature; and (c) the Guarantor and its Subsidiaries taken as a whole and the Borrower on a stand-alone basis will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 6.5(b), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(c) Except as disclosed in the financial statements delivered pursuant to Section 6.5(a) or in Item 6.5(c) of the Disclosure Schedule and the Indebtedness incurred in connection with the Commitments, there were as of the Closing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, has had or could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in the financial statements delivered pursuant to Section 6.5(a) which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) On and as of the Closing Date, the Projections have been prepared in good faith and are based on assumptions believed by Borrower to be reasonable and attainable under the then known facts and circumstances, and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which knowingly fail to take into account material information regarding the matters reported therein; it being understood, however, that nothing contained herein shall constitute a representation that the results forecasted in such Projections will in fact be achieved.

Section 6.6 No Material Adverse Effect. Since the Closing Date, there has been no change in the business, assets, operations, properties or financial condition of the Consolidated Group that, either individually or in the aggregate, has had, or could reasonably have, a Material Adverse Effect.

Section 6.7 Litigation, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding or controversy affecting the Borrower or any of its Subsidiaries or Guarantor, or any of their respective Properties, businesses, assets or revenues, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.8 Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries existing on the Closing Date which are identified in Item 6.8 of the Disclosure Schedule.

Section 6.9 Title.

(a) The Borrower or, as applicable, each Property Owner (other than the Property Owner of a Borrowing Base Property), has good title, or leasehold interests in, or indirect ownership of all of its Properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3 and except where the failure to have such good title or leasehold interests could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Property Owner of a Borrowing Base Property, other than any Ground Lessee, has good, marketable and insurable fee simple title with respect to each Borrowing Base Property to the Land and the Improvements, and each Ground Lessee, including with respect to the Marriott Lincolnshire, has good, marketable and insurable leasehold title to the Land and the Improvements to its Borrowing Base Property, in each case free and clear of all Liens whatsoever except the Permitted Borrowing Base Liens, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Each Property Owner of a Borrowing Base Property has good and marketable title to the remainder of the applicable Borrowing Base Property, free and clear of all Liens whatsoever except the Permitted Borrowing Base Liens. There are no claims for payment for work, labor or materials affecting a Borrowing Base Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents except as permitted by the Loan Documents. None of the Permitted Borrowing Base Liens will materially and adversely affect (i) the ability of a Borrowing Base Entity to pay any of its obligations to any Person as and when due, (ii) the fair market value of the applicable Borrowing Base Property, (iii) the marketability of title to the applicable Borrowing Base Property, or (iv) the use or operation of the applicable Borrowing Base Property as of the Closing Date and thereafter. Borrower shall cause each Property Owner of a Borrowing Base Property, subject to the provisions of the Loan Documents, to preserve its right, title and interest in and to the applicable Borrowing Base Property for so long as the Facility remains outstanding and to warrant and defend the same and the validity and priority of the Lien hereof from and against any and all claims whatsoever, other than the Permitted Borrowing Base Liens.

Section 6.10 Taxes. The members of the Consolidated Group and all other Persons with whom the members of the Consolidated Group join in the filing of a consolidated return have filed all Federal income tax returns and other material tax returns and reports, domestic and foreign, required by law to have been filed, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except those not yet delinquent or those which are being diligently contested in good faith and for which adequate reserves have been established (in the good faith judgment of the Borrower) in accordance with GAAP. The members of the Consolidated Group and each such other Person with whom the members of the Consolidated Group join in the filing of a consolidated return have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of all such material taxes, assessments, fees and charges relating to all prior taxable years and the current taxable year of the members of the Consolidated Group and each such other Person with whom the members of the Consolidated Group join in the filing of a consolidated return. To the best knowledge of the Borrower, there is no proposed tax assessment against the members of the Consolidated Group or any such other Person with whom the members of the Consolidated Group join in the filing of a consolidated return that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the terms thereof and the applicable provisions of ERISA, the Code and other federal or state law except to the extent that failure to comply could not result, either individually or in the aggregate, in an amount of liability that could reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan, except to the extent that a failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or Section 302 of ERISA has been made with respect to any Plan subject to either such Section of the Code or ERISA.

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan which has resulted or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in an amount which could reasonably be expected to have a Material Adverse Effect if such Pension Plan were then terminated; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12 Compliance with Environmental Laws. The Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the effect of the preceding sentence:

(a) neither the Borrower nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of a violation of, or liability arising under, any Environmental Law, the outcome of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(b) to the best of the Borrower’s knowledge, after due inquiry, there are no environmental, health or safety conditions existing or reasonably expected to exist at any real property owned, operated, leased or used by the Borrower or any of its existing or former Subsidiaries or any of their respective predecessors, including off-site treatment or disposal facilities used by the Borrower or its existing or former Subsidiaries for wastes treatment or disposal, which could reasonably be expected to require any construction or other capital costs or clean-up obligations to be incurred prior to the Maturity Date in order to assure compliance with any Environmental Law, including provisions regarding clean-up, to the extent that any of such conditions, construction or other capital costs or clean-up obligations, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(c) neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.13 Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no use of any proceeds of any Credit Extensions will violate F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

Section 6.14 Accuracy of Information. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Consolidated Group in writing to the Administrative Agent, the Issuer or any Lender on or before the Closing Date (including (i) the Confidential Memorandum and (ii) all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and complete in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 6.14, such factual information shall not include Projections and pro forma financial information.

Section 6.15 REIT. Guarantor is qualified as a REIT and its proposed methods of operation will enable it to continue to be so qualified.

Section 6.16 No Bankruptcy Filing. None of the members of the Consolidated Group are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or against any Guarantor or Subsidiary, except for any such filing or liquidation after the Closing Date which would not constitute an Event of Default hereunder and regarding which the Administrative Agent has received written notice.

Section 6.17 Use of Proceeds. The proceeds of all Loans shall be used by the Borrower and its Subsidiaries, subject to the other restrictions set forth in this Agreement, for their working capital, capital expenditures, acquisitions and other general corporate, partnership or limited liability company purposes. Each Letter of Credit may be used in support of any purpose not prohibited by this Agreement or the other Loan Documents.

Section 6.18 Other Debt. No member of the Consolidated Group is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement, or lease to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

Section 6.19 Pledge Agreement. Once executed and delivered, and until terminated in accordance with the terms thereof, the Pledge Agreement creates, as security for the obligations purported to be secured thereby, a valid and enforceable first priority Lien on all of the Pledge Agreement Collateral subject thereto from time to time, superior to and prior to the rights of all third Persons in favor of the Administrative Agent, for the benefit of the Lenders. No filings or recordings are required in order to perfect the security interests created under the Pledge Agreement except for such filings as have been made, or provided for to the satisfaction of Administrative Agent, at the time of the execution and delivery thereof. No consent of any party is required for the granting or foreclosure of the Pledge Agreement Collateral.

Section 6.20 Material Agreements. Each management agreement (including, without limitation, the Management Agreements) and each other Material Agreement is in full force and effect, and no terminating event, default, or failure or performance has accrued thereunder except where such terminating event, default, or failure of performance could not reasonably be expected to have a Material Adverse Effect. The Material Agreements furnished to Administrative Agent constitute all Material Agreements of the Borrower and Guarantor as of the Closing Date. No party to any management agreement or any Material Agreement has challenged or denied the validity or enforceability of any such agreement. The Borrower shall promptly furnish to Administrative Agent copies of all Material Agreements of the Borrower or the Guarantor entered into after the Closing Date.

Section 6.21 Office of Foreign Assets Control. Neither Borrower nor Guarantor shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the OFAC List) that prohibits or limits any Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with

Borrower and/or Guarantor, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by the Administrative Agent at any time to enable the Administrative Agent to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318 (the “Patriot Act”). In addition, Borrower hereby agrees to provide Administrative Agent with any additional information that Administrative Agent deems reasonably necessary from time to time in order to ensure compliance with all Legal Requirements concerning money laundering and similar activities. In order for Administrative Agent to comply with the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, Administrative Agent may request, and such Lender or Participant shall provide, its name, address, tax identification number and such other identification information as shall be necessary for Administrative Agent to comply with the Patriot Act.

Section 6.22 Labor Matters. None of Guarantor, Borrower, nor any of its Subsidiaries has received written notice, or otherwise has reason to believe that it is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Guarantor, Borrower or any of its Subsidiaries or, to the best knowledge of Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Guarantor, Borrower or any of its Subsidiaries or, to the best knowledge of Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Guarantor, Borrower or any of its Subsidiaries or, to the best knowledge of Borrower, threatened against Guarantor, Borrower or any of its Subsidiaries and (iii) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Guarantor, Borrower or any of its Subsidiaries and, to the best knowledge of Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect. To Borrower’s knowledge, no Borrowing Base Entity nor the Manager of any Borrowing Base Property (i) is involved in or threatened with any material labor dispute, grievance or litigation relating to material labor matters involving any employees and other laborers at the Borrowing Base Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act or (iii) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at any Borrowing Base Property and no such agreement or contract is currently being negotiated by Borrower, Manager or any Borrowing Base Entity.

Section 6.23 Intellectual Property, Licenses, Franchises and Formulas. Guarantor, Borrower and each of its Subsidiaries owns, or has the right to use, all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises, proprietary information (including, but not limited to, rights in computer programs and databases) and formulas, or other rights with respect to the foregoing, or has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

Section 6.24 Compliance. Borrower, each Borrowing Base Entity, the Borrowing Base Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. To the best knowledge of Borrower, Borrower is not in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority and no Borrowing Base Ownership Entity is in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the best knowledge of Borrower, there has not been committed by Borrower or any Borrowing Base Ownership Entity any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Borrowing Base Properties or any part thereof or any monies paid in performance of Borrower’s or such Borrowing Base Entity’s obligations under any of the Loan Documents.

Section 6.25 Enforceability. The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower, including, without limitation, the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

Section 6.26 Insurance. Borrower has obtained and has delivered to Administrative Agent certified copies or originals of all insurance policies required under the Agreement, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not, and to the best of Borrower’s knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy. Borrower is in compliance as of the Closing Date with the Insurance Requirements.

Section 6.27 Borrowing Base Properties. Each Borrowing Base Property satisfies the criteria set forth in Section 7.1.22(a).

Section 6.28 Filing and Recording Taxes. All filing, recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid.

Section 6.29 Brokers. Borrower has not dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents and has not done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by this Agreement. Administrative Agent has not dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents and has not done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by this Agreement. Borrower and Administrative Agent shall each indemnify and hold harmless the other from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by the other party and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 6.40. The provisions of this Section 6.40 shall survive the expiration and termination of the Agreement and the payment of the Indebtedness.

Section 6.30 Taxpayer Identification Number. Borrower’s Federal taxpayer identification number is 36-4200430. The Federal taxpayer number for each Property Owner of a Borrowing Base Property located in the United States of America is 36-4312527 (with respect to SHC Laguna Niguel I LLC), 36-4312523 (with respect to SHC Lincolnshire LLC), 65-1230709 (with respect to SHC Half Moon Bay LLC), 27-4867722 (with respect to SHR Jackson Hole LLC), and 27-4867313 (with respect to SHR Palo Alto LLC). The Federal taxpayer number for each Operating Lessee of a Borrowing Base Property located in the United States of America is 20-4707064 (with respect to DTRS Laguna, L.L.C.), 20-1232041 (with respect to DTRS Lincolnshire, L.L.C.), 65-1230714 (with respect to DTRS Half Moon Bay, LLC), 27-4867522 (with respect to DTRS Jackson Hole LLC), and 27-4866831 (with respect to DTRS Palo Alto LLC).

Section 6.31 Solvency/Fraudulent Conveyance. Borrower and the Borrowing Base Entities (a) have not entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) have received reasonably equivalent value in exchange for their obligations under the Loan Documents. After giving effect to the Facility and the provisions of the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Facility, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. After giving effect to the Facility and the provisions of the Loan Documents, the fair saleable value of the assets of each Borrowing Base Entity exceeds and will, immediately following the execution and delivery of this Agreement, exceed the total liabilities of such Borrowing Base Entity, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of this Agreement, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Indebtedness as such Indebtedness become absolute and matured. The fair saleable value of the assets of each Borrowing Base Entity is and will, immediately following the execution and delivery of this Agreement, be greater than the probable liabilities of such Borrowing Base Entity, including the maximum amount of its contingent liabilities on its Indebtedness as such Indebtedness becomes absolute and matured. The assets of Borrower and each Borrowing Base Entity do not and, immediately following the execution and delivery of this Agreement will not, constitute unreasonably small capital to carry out each party’s business as conducted or as proposed to be conducted. Each of Borrower and each Borrowing Base Entity does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower or such Borrowing Base Entity and the amounts to be payable on or in respect of obligations of Borrower or such Borrowing Base Entity).

Section 6.32 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, to the knowledge of the Borrower, its directors, and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE VII

COVENANTS

Section 7.1 Affirmative Covenants. The Borrower hereby agrees with the Administrative Agent, the Issuer and each Lender that, until all Commitments have terminated, the Letter of Credit Commitment has terminated or expired and all Obligations have been paid and performed in full, the Borrower will perform or cause to be performed the obligations set forth in this Section 7.1.

Section 7.1.1 Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (for distribution to the Issuer and each Lender) copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower, (i) unaudited consolidated balance sheets of the Consolidated Group as of the end of such Fiscal Quarter and unaudited consolidated statements of operations and cash flow of the Consolidated Group for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by an Authorized Financial Officer as fairly presenting in all material respects, in accordance with GAAP (subject to year-end audit adjustments), the financial position and results of operations of the Consolidated Group covered thereby as of the date thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Quarter;

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, (i) a copy of the annual audited financial statements for such Fiscal Year for the Consolidated Group, including therein consolidated balance sheets of the Consolidated Group as of the end of such Fiscal Year and consolidated statements of operations and cash flow of the Consolidated Group for such Fiscal Year, in each case as audited (without any Impermissible Qualification) by Deloitte & Touche LLP or other nationally recognized independent public accountants and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year;

(c) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Consolidated Group and within 120 days after the end of each Fiscal Year of the Consolidated Group, a Compliance Certificate, executed and certified by an Authorized Financial Officer of the Borrower, showing (in reasonable detail, including with respect to appropriate calculations and computations) compliance with the financial covenants set forth in Section 7.2.4 (including reconciliation to GAAP, if applicable) and compliance of the Borrowing Base Properties with the requirements of Section 7.1.22;

(d) promptly after preparation, and no later than forty-five (45) days after the last day of each the first three Fiscal Quarters of each Fiscal Year of the Consolidated Group and within 90 days after the end of each Fiscal Year of the Consolidated Group, with respect to each Property, (i) certified Property report(s) by an Authorized Officer of Borrower, setting forth in reasonable detail the date acquired, location, appraised value, real estate taxes, insurance, gross revenues, FF&E reserves, and EBITDA, and (ii) monthly or quarterly operating statements for each of the Properties which shall detail the revenues, expenses, Net Operating Income, average daily room rate, occupancy levels, Capital Expenditures, and revenue per available room for each of the Properties, in each case for the period then ended (provided, however, with respect to each Borrowing Base Property, Borrower shall deliver such statement within twenty five (25) Business Days after the end of each calendar month) and (iii) with respect to each Borrowing Base Property, the foregoing information together with Borrower’s certification that such Property continues to satisfy all requirements for a “Borrowing Base Property” hereunder;

(e) promptly upon receipt, in the case of the Unconsolidated Subsidiaries, copies of such financial statements, statements of operations and cash flow, balance sheets, and similar financial information received with respect to any Unconsolidated Subsidiary, it being acknowledged and agreed that Borrower shall exercise reasonable efforts to obtain the materials and information described in clauses (a)-(c) above with respect to each such Unconsolidated Subsidiary as soon as reasonably practicable;

(f) promptly, and in any event within seven (7) Business Days after any Responsible Officer of the Borrower obtains knowledge of the occurrence of a Default or an Event of Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(g) written notice, promptly and in any event within seven (7) Business Days after any Responsible Officer of the Borrower obtains knowledge of (x) the occurrence of any material adverse development with respect to the Borrower or Guarantor, (y) the commencement of any litigation, action, proceeding, hotel management or labor controversy which could reasonably be expected to have a Material Adverse Effect on any Borrowing Base Property or which could reasonably be expected to result in a Material Adverse Effect, or (z) the occurrence of any development or circumstance with respect to any litigation, action, proceeding, hotel management, labor controversy or other development which could reasonably be expected to have a material adverse effect on any Borrowing Base Property or which could reasonably be expected to result in a Material Adverse Effect;

(h) (i) as soon as available (but the Borrower will use reasonable efforts to deliver on or before December 31 of each Fiscal Year), a preliminary annual operating budget and capital expenditure schedule for each Property for the following Fiscal Year, (ii) as soon as available, and in any event on or before March 1 of each Fiscal Year, the final annual operating budget and Capital Expenditure schedule for each Property for the such Fiscal Year, in each case satisfactory to Administrative Agent as to form, and (iii) within 45 days after June 30 and December 31, a statement containing a listing of all Development Properties and other Properties then undergoing significant rehabilitation;

(i) promptly upon filing thereof, copies of any reports filed on Forms 10-K, 10-Q, and 8-K, effective registration statements filed on Forms S-1, S-2, S-3, S-4 or S-11, and any proxy statements, as well as any substitute or similar documents to substantially the same effect as the foregoing, including, to the extent requested by the Administrative Agent, the schedules and exhibits thereto, in such each case as filed with the SEC by the Consolidated Group (other than immaterial amendments to any such registration statement);

(j) promptly after transmission thereof, copies of any notices or reports that the Consolidated Group shall send to the holders of any publicly issued debt of the Consolidated Group;

(k) promptly after a Responsible Officer of Borrower obtains knowledge of the occurrence of any ERISA Event (but in no event more than ten (10) days after a Responsible Officer of Borrower obtains knowledge of such ERISA Event), notice thereof together with a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Consolidated Group or any ERISA Affiliate with respect to such event;

(l) promptly when available and in any event within sixty (60) Business Days after the last day of each Fiscal Year of the Borrower, a budget for the then-current Fiscal Year of the Borrower as customarily prepared by the management of the Borrower for its internal use, which budget shall be prepared on a Fiscal Quarter basis and shall set forth the principal assumptions on which such budget is based;

(m) promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters could not, either individually or when aggregated with all other such matters, be reasonably expected to affect a Borrowing Base Property or to result in a Material Adverse Effect, written notice of:

(i) any pending or threatened Environmental Claim against the Guarantor, Borrower or any of its Subsidiaries or any Real Estate;

(ii) any condition or occurrence on any Real Estate that (x) results in noncompliance by the Consolidated Group with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate;

(iii) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate;

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s response thereto; and

(n) such other information respecting the condition or operations, financial or otherwise, of the Consolidated Group as the Administrative Agent, or the required Lenders through the Administrative Agent, may from time to time reasonably request in writing.

Section 7.1.2 Preservation of Corporate Existence, etc. The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to:

(a) preserve and maintain in full force and effect its corporate, limited liability company or partnership existence, as the case may be, under the laws of its state or jurisdiction of incorporation or organization (provided that the Borrower, Guarantor and their respective Subsidiaries may consummate any transaction permitted under Section 7.2.7), except, in the case of any such Subsidiary, to the extent that the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(b) preserve and maintain in full force and effect its good standing under the laws of its state or jurisdiction of incorporation or organization and all material governmental and other rights, privileges, qualification, permits, licenses, intellectual property and franchises necessary in the normal conduct of its business except in each case to the extent that the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.1.3 Intentionally Omitted.

Section 7.1.4 Payment of Taxes. The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto; provided, however, that neither the Borrower, Guarantor nor any of their respective Subsidiaries shall be required hereunder to pay any such tax, assessment, charge, levy or claim that is being contested in good faith if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower, Guarantor or such Subsidiary) with respect thereto in accordance with GAAP.

Section 7.1.5 Compliance with Statutes, etc. The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to, comply, in all material respects, with all applicable statutes, regulations, licenses and other Requirements of Law (including Environmental Laws) having jurisdiction over it or its business, except such as may be contested in good faith or as to which a bona fide dispute may exist or except to the extent that the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 7.1.6 Insurance. The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to, at all times maintain in full force and effect, with third party insurance companies which are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business (including business interruption, terrorism insurance, earthquake in areas of high seismic activity and wind storm insurance (but with respect to terrorism, earthquake and wind storm coverage, only to the extent commercially reasonable or as required under Mortgage Indebtedness) against such casualties and contingencies and of such types and in such amounts, and with such deductibles, retentions, self-insured amounts and reinsurance provisions, as are customarily maintained by companies engaged in the same or similar businesses in the same general area, and including excess liability coverage of at least $150,000,000 for the Properties and at least $75,000,000 for corporate offices, each of which may be provided under a blanket policy. The Borrower will, upon request of the Administrative Agent or any Lender, furnish to Administrative Agent information presented in reasonable detail as to the insurance maintained by the Borrower and its Subsidiaries.

Section 7.1.7 Intentionally Omitted.

Section 7.1.8 Further Assurances. Borrower will, and will cause Guarantor and each of their respective Subsidiaries to: (a) promptly execute and deliver any and all other and further instruments which may be reasonably requested by Administrative Agent to cure any defect in the execution and delivery of any Loan Document or more fully describe particular aspects of any Subsidiary Guarantor’s, Guarantor’s or

Borrower’s agreements set forth in the Loan Documents; and (b) promptly execute, deliver, and file all such notices, statements, and other documents and take such other steps, including but not limited to the amendment of the Pledge Agreement, and any financing statements prepared thereunder, as may be reasonably necessary or advisable, or that Administrative Agent may reasonably request, to render fully valid and enforceable under all applicable laws, the rights, liens, and priorities of Administrative Agent, for the benefit of the Lenders, with respect to all security from time to time furnished under this Agreement or the Pledge Agreement or intended to be so furnished, in each case in such form and at such times as shall be reasonably satisfactory to Administrative Agent.

Section 7.1.9 Intentionally Omitted.

Section 7.1.10 Intercompany Indebtedness. Provided no Event of Default has occurred and is continuing, Borrower and its Subsidiaries shall be permitted to amend, restate, cancel and otherwise modify the terms and conditions of intercompany Indebtedness so long as the provisions of such amendments, restatements and other modifications are consistent with Section 7.1.11.

Section 7.1.11 Transactions with Affiliates. The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to, conduct all transactions with any of their respective Affiliates upon terms that are substantially as favorable to the Borrower, Guarantor or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower, Guarantor or such Subsidiary. Borrowing Base Intercompany Indebtedness shall be permitted provided (i) the same is subordinated to this Facility and the full repayment of the Obligations and all obligations of Guarantor and any Subsidiary Guarantor under this Facility, provided that for purposes of this Agreement and the other Loan Documents payments are permitted to be made on such intercompany Indebtedness so long as no Default shall exist under this Agreement (ii) the incurrence of such Indebtedness will not otherwise cause an Event of Default, (iii) intercompany loans to Subsidiaries which are not wholly-owned directly or indirectly by the Borrower or Subsidiary Guarantors are subject to reasonable approval by Administrative Agent and (iv) such Indebtedness otherwise complies with the terms and restrictions set forth in this Agreement; and provided, further, that, in addition to the foregoing, in the case of Indebtedness relating to a Borrowing Base Property or Borrowing Base Ownership Entity, (A) the holder thereof, if a Property Owner of a Borrowing Base Property, is (or becomes) a Subsidiary Guarantor and (B) such Indebtedness is pledged to the Administrative Agent pursuant to a loan pledge agreement reasonably acceptable to Borrower and Administrative Agent. The Borrowing Base Intercompany Indebtedness set forth on Schedule III and the other intercompany Indebtedness existing as of the Closing Date and identified in Item 7.1.11 of the Disclosure Schedule is permitted hereunder.

Section 7.1.12 Corporate Separateness. Borrower will, and will cause Guarantor and each of their respective Subsidiaries to, take all such action as is necessary to keep the operations of Borrower and its Subsidiaries separate and apart from those of Guarantor including, without limitation, ensuring that all customary formalities regarding corporate existence, including holding regular board of directors’ meetings and maintenance of corporate records, are followed. All financial statements of Guarantor and Borrower provided to creditors will, to the full extent permitted by GAAP, clearly evidence the corporate separateness of Borrower and its Subsidiaries from Guarantor. Finally, no such company will take any action, or conduct its affairs in a manner which is likely to result in the corporate existence of Borrower and/or any of its Subsidiaries on the one hand, and Guarantor on the other, being ignored, or in the assets and liabilities of Borrower or any of its Subsidiaries being substantively consolidated with those of Guarantor in a bankruptcy, reorganization, or other insolvency proceeding.

Section 7.1.13 End of Fiscal Year. The Borrower will, for financial reporting purposes, cause each of its Domestic Subsidiaries’ Fiscal Years to end on December 31 of each year (the “Fiscal Year End”); provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the definition of Fiscal Year End set forth above to any other date reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent, will and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

Section 7.1.14 Interest Rate Protection Agreements. At least fifty percent (50%) of the outstanding principal amount of all Indebtedness for borrowed money of the Consolidated Group (excluding the Aggregate Outstanding Balance) shall be (a) subject to a fixed interest rate, (b) Contingent Hedged Indebtedness or (c) hedged pursuant to an Interest Rate Protection Agreement that is: (i) acceptable to the lender or lenders providing such Indebtedness, if such lenders or lenders required such Interest Rate Protection Agreement with respect to such Indebtedness, (ii) acceptable to Moody’s Investors Service, Inc., Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., a New York corporation, or Fitch Ratings, Inc., if such ratings agency required such Interest Rate Protection Agreement with respect to rating such Indebtedness, or (iii) reasonably acceptable to Administrative Agent, in all other cases.

Section 7.1.15 Intentionally Omitted.

Section 7.1.16 Guarantor. Guarantor will at all times (i) qualify and maintain its status as a self-directed and self-administered REIT, (ii) remain a publicly traded company with common stock listed on any major national or regional stock exchange, (iii) conduct substantially all of its business and hold substantially all of its assets through the Borrower and operate its business at all times so as to satisfy all requirements necessary to qualify as a real estate investment trust under Sections 856 through 860 of the Code, and (iv) maintain adequate records so as to comply with all record-keeping requirements relating to the qualification of Guarantor as a real estate investment trust as required by the Code and applicable regulations of the Department of Treasury promulgated thereunder and will properly prepare and timely file with the U.S. Internal Revenue Service all returns and reports required thereby. Notwithstanding the provisions of Section 7.2.6, subject to the reasonable approval of Administrative Agent, which shall be provided within five (5) Business Days after Administrative Agent’s receipt of a written request therefor from Borrower, Guarantor shall be permitted to issue a reverse stock split with respect to its Capital Stock in order to comply with the covenant set forth in clause (ii) of the previous sentence.

Section 7.1.17 Maintenance, Repairs, and Alterations. Except to the extent the failure to do so could not reasonably be expected to materially adversely affect a Borrowing Base Property or have a Material Adverse Effect:

(a) Borrower will cause each of the Consolidated Group Properties to be operated, maintained, and managed in a professional manner at all times in all material respects as an upscale, upper-upscale or luxury hotel project under the names shown on Schedule I (as supplemented from time to time to reflect changes reasonably approved by Administrative Agent) and in a manner consistent with the way it is operated, maintained, and managed as of the Closing Date with respect to any Consolidated Group Property owned or leased by Borrower on the Closing Date (including all marketing, advertising, promotional, and reservation programs available as of the Closing Date with respect to any such Consolidated Group Property). Borrower will keep in effect (or cause to be kept in effect) at all times all permits, licenses, and contractual arrangements as may be necessary to meet the standard of operation described in the foregoing sentence or as may be required by the law. Upon the request of the Administrative Agent, the Borrower will deliver to Administrative Agent true, correct, and complete copies of all permits and licenses necessary for the ownership and operation of the Consolidated Group Properties, issued in the name of the applicable Consolidated Group Property and consistent with any Legal Requirements.

(b) Borrower will not commit or permit any waste or deterioration of or to any Consolidated Group Property.

(c) Borrower will act prudently and in accordance with customary industry standards in managing and operating the Consolidated Group Properties. Borrower will keep the Consolidated Group Properties and all of its other assets which are reasonably necessary to the conduct of its business in good working order and condition, normal wear and tear excepted.

(d) The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to pay and discharge all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower, Guarantor or any of their respective Subsidiaries; provided, however, that neither the Borrower, Guarantor nor any of their respective Subsidiaries shall be required hereunder to pay any such claim that is being contested in good faith if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower, Guarantor or such Subsidiary) with respect thereto in accordance with GAAP.

Section 7.1.18 Access; Annual Meetings with Lenders.

(a) Access. The Borrower shall, at any reasonable time and from time to time upon reasonable advance notice, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof to, under the guidance of officers of the

Borrower (unless such officers are not made available for such purpose upon reasonable advance notice), (i) examine and make copies (at the expense of Borrower) of and abstracts from the records and books of account of the Consolidated Group, (ii) visit the properties of the Consolidated Group, (iii) discuss the affairs, finances and accounts of the Consolidated Group with any of their respective officers or directors, and (iv) communicate directly with the Borrower’s independent certified public accountants.

(b) Annual Meetings with Lenders. At the request of the Administrative Agent or the Required Lenders, the Borrower shall, at least once during each Fiscal Year (other than during the Fiscal Year in effect on the Closing Date) of the Borrower, hold a meeting (at a mutually agreeable location and time) with all of the Lenders at which meeting the financial results of the previous Fiscal Year and the financial condition of the Consolidated Group and the budgets presented for the current Fiscal Year of the Consolidated Group shall be reviewed, with each Lender bearing its own travel, lodging, food and other costs associated with attending any such meeting.

Section 7.1.19 Keeping of Books. The Borrower shall keep, and shall cause Guarantor and each of their respective Subsidiaries to keep, proper books of record and account, in which proper entries shall be made of all financial transactions and the assets and business of the Borrower, Guarantor and each respective Subsidiary.

Section 7.1.20 Management Letters. Promptly after the Borrower’s receipt thereof, a copy of any “management letter” received by the Borrower, Guarantor or any of their respective Subsidiaries from its certified public accountants and management’s responses, if any, thereto shall be delivered to Administrative Agent.

Section 7.1.21 Intentionally Omitted.

Section 7.1.22 Borrowing Base Properties.

(a) Each Borrowing Base Property shall at all times satisfy the following criteria: (i) Borrower or a wholly-owned Subsidiary of the Borrower holds good title (by fee or pursuant to a Qualified Ground Lease) to such Property, free and clear of all Liens (except for Permitted Borrowing Base Liens); (ii) such Property is leased to an Operating Lessee; (iii) such Property is designated a full-service property (in accordance with industry standard, as reasonably determined by Administrative Agent); (iv) such Property shall at all times be an upper-upscale, luxury or better quality hotel, as designated by Smith Travel Research (or a similar successor company designated by Administrative Agent); (v) such Property is operated under a nationally recognized brand (or with respect to a foreign Property, an internationally recognized brand) by an Approved Manager; (vi) such Property is fully operating, open to the public and not under development or redevelopment (except for routine, ordinary course renovation, maintenance and repair that does not result in the closure of more than twenty-five percent (25%) of the rooms at such hotel); provided, however, that temporary closure due to force majeure events, not to exceed fifteen (15) Business Days, as well as ordinary course seasonal closures, shall be permitted; (vii) such Property is not subject to or encumbered by any Indebtedness other than Permitted Borrowing Base Debt; (viii) such

Property is free of material structural defects or material environmental issues and not subject to any material condemnation proceedings; (ix) neither such Property nor the Property Owner thereof is encumbered with Permitted Borrowing Base Debt or any other Material Agreement that by its terms precludes the grant of the Collateral, the exercise by or on behalf of the Secured Creditors of remedies with respect to the Collateral or in any way impairs the validity or the enforceability of the Security Documents; and (x) the Property Owner of such Property is Borrower or a Subsidiary Guarantor.

(b) (i) The Borrowing Base must at all times include a minimum of at least five (5) Borrowing Base Properties; (ii) no Borrowing Base Property and no Capital Stock in any Borrowing Base Ownership Entity shall at any time be subject to or encumbered by (A) any Indebtedness other than Permitted Borrowing Base Debt, or (B) any Lien other than a Permitted Borrowing Base Lien; and (iii) each Borrowing Base Property shall be located in the United States, provided that one (1) Borrowing Base Property may be located in Canada. Notwithstanding the foregoing subclause (b)(i), Borrower shall be entitled to reduce the Borrowing Base to a minimum of four (4) Borrowing Base Properties, provided that the calculation of the Available Commitment shall be modified as provided in the definition thereof.

(c) Borrower may propose to include additional Properties (whether New Acquisitions or former Development Properties, or Properties that were once Borrowing Base Properties but ceased to qualify as such) by sending a written proposal for inclusion to Administrative Agent. Administrative Agent may reasonably request any diligence materials and documentation it deems necessary to evaluate such Property, including, without limitation, certifications, appraisals, UCC, title, lien and judgment searches, and title documentation, management or franchise agreements and other material agreements. Administrative Agent will make such request and materials available to the Lenders. The inclusion of any Property (other than the Initial Borrowing Base Properties) as a Borrowing Base Property shall be subject to (i) delivery of the foregoing diligence materials, and (ii) Borrower’s certification and Administrative Agent’s reasonable approval that such Property meets the criteria set forth in clause (a) above and the inclusion thereof complies with clause (b) above. Administrative Agent shall be given at least ten (10) Business Days to evaluate any diligence materials and Borrower’s certification.

(d) As a further condition to the inclusion of a Property as a Borrowing Base Property, (i) Borrower, Guarantor or any Subsidiary that directly owns the Capital Stock of a Subsidiary that directly or indirectly owns or leases such Property shall execute and deliver to the Administrative Agent a supplement to the Pledge Agreement for the purposes of becoming a pledgor thereunder with respect to the Capital Stock of such Borrowing Base Ownership Entity (provided such Subsidiary is not already a party to the Pledge Agreement) and shall, pursuant to (and to the extent required by) the Pledge Agreement, pledge to the Administrative Agent all of the outstanding shares of Capital Stock of such Subsidiary and deliver undated stock powers for such certificates, executed in blank (or, if any such shares of capital stock are uncertificated, confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the

Administrative Agent, for the benefit of the Lenders, in accordance with Article 8 of the UCC or any other similar law which may be applicable) and (ii) any Subsidiary that directly owns the Capital Stock of a Subsidiary that directly or indirectly owns or leases such Property shall, unless already a party to the Subsidiary Guaranty, execute a Joinder to become party to the Subsidiary Guaranty, substantially in the form attached as Exhibit H-2 hereto.

(e) Borrower shall promptly, after any Responsible Officer of the Borrower obtains knowledge thereof, notify Administrative Agent of: (i) any material structural defects or Environmental Occurrence affecting a Borrowing Base Property or (ii) the occurrence of any casualty event affecting a Borrowing Base Property, or (iii) any other event or occurrence which would cause a Borrowing Base Property to cease to satisfy each of the conditions and requirements set forth in clause (a) above. In such event, the affected Borrowing Base Property will immediately, as of the occurrence, cease to qualify as a Borrowing Base Property hereunder, except to the extent provided in the following sentence. In the event that structural defects, Environmental Occurrence or casualty result in the temporary closure (for repair, restoration or remediation) of less than 25% of the rooms in such hotel and provided that the Borrower or the applicable Property Owner has given reasonable security to the Administrative Agent to insure that the repair, restoration or remediation thereof will be promptly and diligently resolved in a good and workman-like manner within no more than sixty (60) days from occurrence, then such Property will not cease to qualify as a Borrowing Base Property for so long as such conditions remain satisfied and provided that such issues are finally repaired or resolved within sixty (60) days.

(f) Borrower may elect, on no less than fifteen (15) days prior written notice (a “Property Release Notice”) to Administrative Agent, to remove a Borrowing Base Property from the Borrowing Base, whether as a result of an intended Disposition or otherwise, provided that:

(i) The Property Release Notice sets forth the Business Day (the “Release Date”) on which Borrower desires that Administrative Agent release the Property from the Borrowing Base Property and, if applicable, whether Borrower elects to terminate the Pledge and Subsidiary Guaranty with respect to the Borrowing Base Ownership Entities that hold interests in such Property, to the extent applicable with respect thereto;

(ii) Borrower shall submit to Administrative Agent not less than ten (10) days prior to the Release Date a release of Liens (and related Loan Documents) for the applicable Borrowing Base Ownership Entity (for execution by Administrative Agent) in a form appropriate in the applicable state and otherwise satisfactory to Administrative Agent in its reasonable discretion (collectively, “Release Instruments”) for each applicable Borrowing Base Ownership Entity together with an Officer’s Certificate certifying that (A) the Release Instruments are in compliance with all Legal Requirements, (B) the release to be effected will not violate the terms of this Agreement, (C) the release to be effected will not impair or otherwise adversely affect the

Liens, security interests and other rights of Administrative Agent and Lenders under the Subsidiary Guaranty and Pledge with respect to Borrowing Base Ownership Entities not being released (or as to the Borrowing Base Properties subject to Loan Documents not being released) and (D) the condition described in paragraph (iii) below is satisfied in connection with such Borrowing Base Property Release (together with calculations and supporting documentation demonstrating the same in reasonable detail);

(iii) After giving effect to such Borrowing Base Property Release, the Aggregate Outstanding Balance shall not exceed the Available Commitment calculated on a pro forma basis;

(iv) No monetary Default or Event of Default shall have occurred and then be continuing as of the Release Date, unless all outstanding monetary Defaults and Events of Default are cured as a result of the Borrowing Base Property Release;

(v) After giving effect to such Borrowing Base Property Release, no Event of Default shall occur as a result of the Borrowing Base Property Release.

(g) In the event that a Property becomes a Released Borrowing Base Property pursuant to clauses (e) or (f) above, then:

(i) Borrower shall deliver to Administrative Agent an updated Compliance Certificate reflecting the fact that such Property is no longer in the Borrowing Base and shall make the mandatory prepayments required under Section 3.2.1(b), if any;

(ii) Administrative Agent shall execute such reasonable documents as Borrower shall prepare and request in order to release the applicable Borrowing Base Ownership Entities from the Subsidiary Guaranty and Pledge (but not with respect to any remaining Borrowing Base Property in which such Borrowing Base Ownership Entities may have an interest); and

(iii) Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred in connection with the foregoing, including, without limitation, Administrative Agent’s reasonable attorneys’ fees and disbursements.

Section 7.2 Negative Covenants. The Borrower agrees with the Administrative Agent, the Issuer and each Lender that, until all Commitments have terminated, all Letters of Credit have terminated or expired and all Obligations have been paid and performed in full, the Borrower will comply with the covenants set forth in this Section 7.2.

Section 7.2.1 Changes in Business. Borrower will not, and will not permit Guarantor or any of their respective Subsidiaries to, engage in any significant business or activities in any industries or business segments, other than the business and activities conducted by Borrower, Guarantor and their respective Subsidiaries (taken as a whole) on the Closing Date (i.e., the acquisition, ownership and operation of hotels and interests therein), and other businesses and activities related or incidental thereto.

Section 7.2.2 Indebtedness. The Borrower will not, and will not permit Guarantor or any of their respective Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Mortgage Indebtedness and Mezzanine Indebtedness encumbering Properties other than Borrowing Base Properties, including customary recourse guaranties provided in connection therewith;

(b) Unsecured Indebtedness incurred in connection with Permitted Construction Indebtedness, subject to compliance with the covenants set forth in Section 7.2.9, not to exceed Fifty Million Dollars ($50,000,000) in aggregate principal amount at any time;

(c) Permitted Borrowing Base Debt;

(d) Indebtedness incurred by Borrower, Guarantor and their respective Subsidiaries in respect of (i) Credit Hedging Agreements and other Hedging Agreements entered into in the ordinary course and not for speculative purposes, (ii) purchase money indebtedness, capital lease obligations or other indebtedness for FF&E incurred in the ordinary course of business (but, in either case, not with respect to Property acquisitions or in any event recourse to Borrower or Guarantor), (iii) hotel management agreement fees and obligations incurred in the ordinary course of business, and (iv) other trade payables, letter of credit reimbursement obligations or guaranties (excluding guarantees of indebtedness for borrowed money or letter of credit reimbursement obligations relating to indebtedness for borrowed money) incurred in the ordinary course of business, subject to compliance with the covenants set forth in Section 7.2.4;

(e) All Obligations hereunder, including pursuant to the Guaranty and Subsidiary Guaranty;

(f) Indebtedness secured by any Liens permitted pursuant to Section 7.2.3;

(g) Indebtedness existing as of the Closing Date and identified in Item 7.1.11 of the Disclosure Schedule;

(h) Unsecured Indebtedness of Borrower or Guarantor not otherwise permitted under the foregoing clauses (a)-(g), subject to compliance with the covenants set forth in Section 7.2.9, not to exceed $250,000,000 in aggregate principal amount at any time; and

(i) Intercompany Indebtedness issued in accordance with Section 7.1.11.

Section 7.2.3 Liens. The Borrower and Guarantor will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase or leaseback such property or assets (including sales or accounts receivable with recourse to such Borrower, Guarantor or any of their respective Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except, with respect to Borrowing Base Properties, Permitted Borrowing Base Liens and with respect to all Properties other than Borrowing Base Properties, Permitted Borrowing Base Liens and the following:

(a) Liens securing payment of the Obligations granted pursuant to any Loan Document or Liens securing Credit Hedging Agreements;

(b) Liens securing Permitted Construction Indebtedness;

(c) Liens securing Mortgage Indebtedness or Mezzanine Indebtedness;

(d) Liens securing Indebtedness of the type permitted and described in clause (c) or (d) of Section 7.2.2;

(e) Liens on cash or Cash Equivalents or deposit accounts holding cash or Cash Equivalents securing Hedging Agreements or letter of credit reimbursement obligations permitted under Section 7.2.2(d) or Liens securing FF&E purchase money indebtedness or capital lease obligations permitted under Section 7.2.2(d);

(f) inchoate Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or to the extent payment is not required pursuant to Section 7.1.4;

(g) Liens of carriers, warehousemen, mechanics, materialmen and landlords and other similar Liens imposed by law incurred in the ordinary course of business, in each case so long as such Liens could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(h) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory and regulatory obligations, bids, leases and contracts or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety bonds or performance or return-of-money bonds;

(i) Liens consisting of judgment or judicial attachment liens in circumstances not constituting an Event of Default under Section 8.1.6;

(j) easements, rights-of-way, municipal and zoning ordinances or similar restrictions, minor defects or irregularities in title and other similar charges or encumbrances not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries;

(k) Leases for space entered into in the ordinary course of business affecting any Property (to tenants as tenants only, without purchase rights or options); and

(l) Liens arising solely by virtue of any statutory or common law provision relating to banks’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that such deposit account is not a cash collateral account.

Section 7.2.4 Financial Covenants. The Borrower will not permit to occur any of the events set forth below:

(a) Minimum Total Fixed Charge Coverage Ratio.

(i) From the Closing Date through the end of calendar year 2014, Borrower will not permit the Total Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter, to be less than 1.3:1.0;

(ii) From January 1, 2015 through the end of calendar year 2015, Borrower will not permit the Total Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter, to be less than 1.4:1.0;

(iii) From January 1, 2016 until the Initial Maturity Date, Borrower will not permit the Total Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter, to be less than 1.5:1.0; and

(iv) During the Extension Term, Borrower will not permit the Total Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter, to be less than 1.5:1.0.

(b) Prior to the Initial Maturity Date, Borrower will not permit the Total Leverage Ratio to be greater than .60 to 1.0; provided, however, that in conjunction with a Specified Acquisition, Borrower may, on one occasion only and only prior to the Initial Maturity Date, by written notice to the Administrative Agent, elect to increase the Total Leverage Ratio to .65 to 1.0 for up to the first three (3) Fiscal Quarters ending on or after the date of such Specified Acquisition, but excluding any Fiscal Quarter ending after the Initial Maturity Date. During the Extension Term, Borrower will not permit the Total Leverage Ratio to be greater than .60 to 1.0.

(c) Borrower will not permit, as of any date, Consolidated Tangible Net Worth to be less than an amount equal to the sum of (i) $1,100,731,127 (i.e., seventy-five percent (75%) of the Consolidated Tangible Net Worth as of 3/31/2014) plus (ii) seventy-five percent (75%) of the net proceeds to Guarantor of any new issuances of common Capital Stock, but excluding therefrom (x) the proceeds of any common Capital Stock of Guarantor or Borrower used in a transaction or a series of transactions to redeem all or any portion of an outstanding issue of Capital Stock (including payment in connection therewith of any accrued Dividends in accordance herewith) or (y) Capital Stock of Guarantor or Borrower issued to discharge Indebtedness.

(d) Construction Cost. The Borrower will not permit Construction Costs of the Consolidated Group (including, in the case of Unconsolidated Subsidiaries, the greater of (i) Borrower’s Share of such Construction Cost and (ii) the amount (without duplication) of such Construction Cost for which the member of the Consolidated Group is liable) at any time to exceed ten percent (10%) of the aggregate Gross Asset Value in respect of all of the Properties.

(e) Minority Joint Ventures. The Borrower will not permit its Share of the aggregate Net Asset Value of Properties held in Unconsolidated Subsidiaries at any time to exceed twenty-five percent (25%) of the aggregate Gross Asset Value in respect of all of the Properties.

(f) Construction Costs and Minority Joint Ventures. The Borrower will not permit the sum of the Construction Costs described in clause (d) above and the Borrower’s Share of the aggregate Net Asset Value of Properties held in Unconsolidated Subsidiaries to exceed, at any time, thirty-five percent (35%) of the aggregate Gross Asset Value in respect of all of the Properties.

Section 7.2.5 Investments. The Borrower will not, and will not permit Guarantor or any of their respective Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person except:

(a) Investments existing as of the Closing Date and identified in Item 7.2.5(a) of the Disclosure Schedule, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 7.2.5;

(b) Investments in Cash Equivalents;

(c) without duplication, Investments to the extent permitted as Indebtedness pursuant to Section 7.2.2;

(d) without duplication, Capital Expenditures;

(e) without duplication, Investments permitted by Section 7.2.6;

(f) acquisitions of Properties or the Capital Stock of a Person that owns a Property, provided that the financial covenants in Section 7.2.4 are complied with;

(g) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(h) loans to Subsidiaries permitted pursuant to Section 7.1.11;

(i) loans and advances to employees of the Guarantor, the Borrower or any Subsidiary in the ordinary course of business, including in connection with a management incentive plan, not to exceed $5,000,000.00 in the aggregate;

(j) Investments in the Capital Stock of any Subsidiary; and

(k) Investments in Unconsolidated Subsidiaries unless the Borrower’s Share of the Net Asset Value of Properties held in all Unconsolidated Subsidiaries is equal to or greater than twenty-five percent (25%) of the aggregate Gross Asset Value of all the Properties.

Section 7.2.6 Restricted Payments, etc.

(a) Borrower will not, nor will Borrower permit Guarantor or any of Borrower’s or Guarantor’s respective Subsidiaries to, authorize, declare or pay any Dividends, except in the following circumstances:

(i) any Subsidiary of Borrower may authorize, declare and pay Dividends to Borrower or to any Subsidiary of Borrower;

(ii) Guarantor and Borrower shall be permitted to authorize, declare and pay Dividends so long as (A) no Event of Default exists at the time of the respective authorization, declaration or payment or would exist immediately after giving effect thereto, and (B) such Dividends, when aggregated with all Dividends paid during the current Fiscal Quarter and the preceding three consecutive Fiscal Quarters, do not exceed the greater of (x) ninety-five percent (95%) of Funds From Operations (excluding any Share Repurchase not prohibited by Section 7.2.6(b)) and (y) the minimum amount necessary for Guarantor to maintain its status a real estate investment trust under sections 856 through 860 of the Code and eliminate any U.S. federal income tax liability under sections 857, 858 and 4981 of the Code;

(iii) provided no Event of Default has occurred and is continuing or would result therefrom, Guarantor and Borrower shall be permitted to pay Dividends to holders of preferred Capital Stock that accrued with respect to the most recent Fiscal Quarter (a “Current Preferred Dividend”); and

(iv) For the avoidance of doubt, nothing in this Agreement shall be interpreted as prohibiting Dividends from Subsidiaries to holders of Capital Stock in Joint Ventures.

(b) Borrower and Guarantor shall not redeem, retire, repurchase or engage in any other acquisition or similar transaction, of any class of Borrower’s or Guarantor’s outstanding Capital Stock (each, a “Share Repurchase”) unless (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) with respect to common Capital Stock, the Total Fixed Charge Coverage Ratio exceeds 1.35:1.0 for the prior Fiscal Quarter. The foregoing restriction shall not be deemed to apply to (i) a reverse stock split pursuant to the terms of Section 7.1.16 or (ii) a transaction or series of transactions in which an outstanding issue of the Capital Stock of Guarantor or Borrower is replaced, redeemed, or exchanged with a new issue of Capital Stock or the proceeds thereof, as applicable (or in each case portions thereof).

(c) No Dividend in cash or in kind may be paid or made by Borrower or Guarantor under this Section 7.2.6 at any time that an Event of Default shall have occurred and be continuing or would result from any such Dividend or other payment; provided, however, that notwithstanding the restrictions of Section 7.2.6(a) or the first part of this sentence, for so long as Guarantor qualifies, or has taken all other actions necessary to qualify, as a “real estate investment trust” under the Code during any Fiscal Year of Guarantor, Borrower may authorize, declare and pay quarterly cash Dividends (which may be based on estimates) to Guarantor when and to the extent necessary for Guarantor to distribute, and Guarantor may so distribute, cash Dividends to its shareholders generally in an aggregate amount not to exceed the minimum amount necessary for Guarantor to maintain its tax status as a real estate investment trust, unless Borrower receives notice from Administrative Agent of any monetary Event of Default or other material Event of Default.

(d) For avoidance of doubt, a Dividend paid or satisfied with the issuance of Capital Stock shall not be deemed to be a Dividend “in kind.”

Section 7.2.7 Consolidations and Mergers; Dispositions. The Borrower will not, and will not suffer or permit Guarantor or any of their respective Subsidiaries to, merge, consolidate, reorganize or otherwise combine or liquidate with or into, whether in one transaction or in a series of transactions to or in favor of, any Person except for (i) transactions that occur between wholly-owned Subsidiaries (provided that if such transaction involves a Subsidiary Guarantor, the Subsidiary Guarantor is the surviving entity), (ii) transactions where the Borrower is the surviving entity and there is no change in the type of business conducted (i.e., from that of a hotel owner and operator) and no other Change of Control or Default results from such transaction, (iii) transactions otherwise permitted hereunder including in connection with a permitted Disposition or Investment, or (iv) transactions otherwise approved in advance by Administrative Agent or the Required Lenders. The Borrower will not, and will not permit Guarantor and any of their respective Subsidiaries to enter into or consummate any Disposition (other than any Disposition resulting from a casualty or condemnation, a Disposition by any Subsidiary to any wholly-owned Subsidiary of Borrower or to Borrower or otherwise approved in advance by the Required Lenders) if (A) an Event of Default then exists; or (B) the Disposition would result in (1) proceeds of less than seventy-five percent (75%) cash or Cash Equivalents or (2) Capital Stock in a Subsidiary or Joint Venture that would otherwise not be permitted under this Agreement; or (C) the Disposition is not on a bona fide arms-length basis; or (D) the Disposition would, on an actual or pro forma basis, cause an Event of Default or the breach of the financial covenants set forth in Section 7.2.4.

Section 7.2.8 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit Guarantor or any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Subsidiary to (x) pay Dividends or make any other distributions on its Capital Stock or any other interest or participation in its profits owned by the Borrower, Guarantor or any of their Subsidiaries, or pay any Indebtedness owed to the Borrower, Guarantor or any of their respective Subsidiaries, (y) make loans or advances to the Borrower, Guarantor or any of their respective Subsidiaries or (z) transfer any of its properties or assets to the Borrower, Guarantor or any of their respective Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower, Guarantor or any of their respective Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement or other contract entered into by the Borrower, Guarantor or any of their respective Subsidiaries in the ordinary course of business, and (v) restrictions on the transfer of any assets subject to or restrictions on the making of distributions imposed in connection with a Lien permitted by Sections 7.2.3(b), (c) or (d).

Section 7.2.9 Covenant Restrictions. No Recourse Indebtedness of the Borrower or Guarantor shall contain any covenant or restriction which is more restrictive than any covenant or restriction contained in this Agreement or any other Loan Documents. Without limiting the rights and remedies of the Lenders with respect to any breach of the foregoing covenant, any such more restrictive covenant or restriction shall be deemed incorporated herein, mutatis mutandis, and applicable to the Facility.

Section 7.2.10 Organizational Documents. Neither the Guarantor nor the Borrower shall amend, modify or otherwise change any of the terms or provisions in any of its respective Organizational Documents as in effect on the Closing Date, except amendments to effect changes that could not be reasonably expected to have Material Adverse Effect; provided, however, in no event shall the Organizational Documents of Borrower be amended in any manner to reduce or otherwise diminish the management rights and powers of the managing member without the consent of the Administrative Agent.

Section 7.2.11 Borrowing Base Entity Organizational Documents. Borrower shall not, and shall not permit any Borrowing Base Entity to, amend or modify any of its Organizational Documents without Administrative Agent’s consent, other than to reflect any change in capital accounts, contributions, distributions or allocations or to make other changes that do not have a Material Adverse Effect.

Section 7.2.12 Partition. Borrower shall not, and shall not permit any Borrowing Base Entity to, partition any Borrowing Base Property.

Section 7.2.13 Transfer Assets. Borrower shall not, and shall not permit any Borrowing Base Entity to, Transfer any personal property unless (i) such Transfer is in the ordinary course of business, (ii) such personal property is replaced with property of reasonably equivalent value, (iii) such Transfer is required pursuant to the terms of the applicable Management Agreement, or (iv) such Transfer is permitted by another provision of this Agreement.

Section 7.2.14 Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.2.15 Manager.

(a) With respect to each Borrowing Base Property, Borrower shall not, and shall not permit any Borrowing Base Entity to, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed, (i) materially modify, change, supplement, alter or amend any Management Agreement or waive or release any of its right and remedies under a Management Agreement that would have a Material Adverse Effect or would otherwise modify, supplement or alter the provisions relating to casualty, condemnation or the disposition of insurance proceeds or (ii) replace the Manager with any Person other than an Approved Manager.

(b) In the event that Borrower or any Borrowing Base Entity desires to retain a new Manager, then (i) such new Manager shall be an Approved Manager, and (ii) the Management Agreement with such Approved Manager shall either be (x) certified by Borrower to be on terms that in the aggregate (i.e., taken as a whole) are no less favorable to the Borrowing Base Entity than customary and market terms or (y) approved by the Required Lenders, such approval not to be unreasonably withheld or delayed.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default.”

Section 8.1.1 Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of:

(a) any principal or interest of any Loan; or

(b) any fee described in Article III or of any other amount payable hereunder or under any other Loan Document and such default shall continue unremedied for a period of five (5) Business Days.

Section 8.1.2 Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower to the Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect, false or misleading when made or deemed to have been made in any material respect.

Section 8.1.3 Non-Performance of Certain Covenants and Obligations. Borrower or any Borrowing Base Ownership Entity shall (a) default in the due performance and observance of any of its obligations under Section 7.1.1(f), Section 7.1.2 (but only to the extent arising from the failure of Guarantor or Borrower to preserve and keep in full force and effect its existence), Section 7.1.16, Section 7.1.22(b), or Section 7.2 hereof or (b) default in the due performance and observance of any of its obligations under Section 7.1.1(g), (k) or (m), Section 7.1.6, Section 7.1.14, or Section 7.1.22(c) hereof and such default shall continue unremedied for a period of ten (10) days (provided, however, solely in the case of a default under Section 7.1.6 hereof, Administrative Agent may, in its sole discretion, extend such ten (10) day period, but in no event by more than twenty (20) days).

Section 8.1.4 Non-Performance of Other Covenants and Obligations. The Borrower or any Borrowing Base Ownership Entity shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and the Borrower shall have commenced to cure such default within such thirty (30) day period and is working in good faith to cure the same, such thirty (30) day period shall be extended for up to an additional thirty (30) days.

Section 8.1.5 Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Recourse Indebtedness (other than Indebtedness described in Section 8.1.1 or Indebtedness with respect to Foreign Non-Borrowing Base Property Subsidiaries) of the Consolidated Group having a principal amount, individually or in the aggregate, in excess of $25,000,000, or a default shall occur in the performance or observance of any obligation or condition, or any other event shall occur or condition shall exist, in either case, with respect to such Recourse Indebtedness (subject to any applicable grace period) if the effect of such default or other event or condition is to accelerate the maturity of any such Recourse Indebtedness or cause such Recourse Indebtedness to become due and payable or to require such Recourse Indebtedness to be prepaid, redeemed, purchased or defeased, or to cause an offer to purchase or defease such Recourse Indebtedness to be required to be made, prior to its expressed maturity; provided, however, that payments required pursuant to the terms of an instrument or agreement otherwise permitted hereunder, that are not the result of a default in the performance or observance of any obligation or condition, shall not be deemed a default under this Section 8.1.5.

Section 8.1.6 Judgments. Any judgment, order, decree or arbitration award for the payment of money in excess of $5,000,000 (to the extent not fully covered by a solvent third party insurance company (less any applicable deductible) and as to which the insurer has not disputed in writing its responsibility to cover such judgment, order, decree or arbitration award) shall be rendered against Borrower, Guarantor or any of their respective Subsidiaries (excluding Foreign Non-Borrowing Base Property Subsidiaries and any judgment, order, decree or arbitration award arising out of Non-Recourse Indebtedness, other than against Borrower or Guarantor) and the same shall not have been satisfied or vacated or discharged or stayed or bonded pending appeal within sixty (60) days after the entry thereof.

Section 8.1.7 ERISA. An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan.

Section 8.1.8 Change of Control. Any Change of Control shall occur.

Section 8.1.9 Bankruptcy, Insolvency, etc. The Borrower, Guarantor, or any of their respective Subsidiaries (except for (i) Foreign Non-Borrowing Base Property Subsidiaries or Subsidiaries that are not Property Owners and which own in the aggregate less than $25,000,000 of assets and (ii) obligors with respect to Non-Recourse Indebtedness, other than Borrower or Guarantor) shall:

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower or any such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or any such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or

(e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

Section 8.1.10 Impairment of Security, etc. The Pledge Agreement or the Guaranty, in whole or in material part, or any Lien granted under the Pledge Agreement shall (except in accordance with its terms and except as a result of acts or omissions of the Administrative Agent or any Lender) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any party thereto; the Borrower, any Guarantor or any other party shall, directly or indirectly, deny or disaffirm in writing such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

Section 8.1.11 Intentionally Omitted.

Section 8.1.12 Intentionally Omitted.

Section 8.1.13 Termination of Agreements. Any Material Agreement shall be terminated pursuant to the terms thereof and shall not be replaced with a new corresponding Material Agreement or other arrangement reasonably satisfactory to the Administrative Agent within sixty (60) days.

Section 8.1.14 REIT Status. Guarantor shall for any reason, whether or not within the control of the Borrower, cease to maintain its status as REIT.

Section 8.1.15 Intentionally Omitted.

Section 8.1.16 Enforceabilty. If this Agreement or any other Loan Document shall terminate or shall cease to be in full force and effect or shall cease to be a legally valid, binding and enforceable obligation of Borrower or Guarantor.

Section 8.1.17 Contest. If Borrower or any Guarantor contests in any manner the validity or enforceability of any Loan Document or provision thereof or denies that it has any or further liability or obligation under any Loan Document or provision thereof, or purports to revoke, terminate or rescind any Loan Document or provision thereof.

Section 8.1.18 Management Agreement. If the Management Agreement at any Borrowing Base Property is terminated and an Approved Manager is not appointed as a replacement manager pursuant to the provisions of Section 7.2.15 within sixty (60) days after such termination.

Section 8.1.19 Easements. Except as expressly permitted pursuant to the Loan Documents, if Borrower or any other Person grants any easement, covenant or restriction (other than the Permitted Borrowing Base Liens) over a Borrowing Base Property or if Borrower or any Borrowing Base Entity shall default beyond the expiration of any applicable cure period under any existing easement, covenant or restriction which affects a Borrowing Base Property, the default of which shall have a Material Adverse Effect.

Section 8.1.20 Ground Leases. If (A) a Property subject to a Ground Lease is a Borrowing Base Property and (B) there shall occur any default by the applicable Property Owner, as lessee under a Ground Lease, in the observance or performance of any term, covenant or condition of a Ground Lease on the part of such Property Owner to be observed or performed, and said default (i) would permit the Fee Owner to terminate such Ground Lease and (ii) is not cured or such Borrowing Base Property is not released pursuant to the provisions of Section 7.1.22 prior to the expiration of any applicable grace or cure period therein provided.

Section 8.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (e) of Section 8.1.9 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand and the Borrower shall automatically and immediately be obligated to deposit with the Administrative Agent cash collateral in an amount equal to all Letter of Credit Outstandings.

Section 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (e) of Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, Administrative Agent, upon the direction or with the consent of the Required Lenders, shall take such action that Administrative Agent deems advisable to protect and enforce the rights of the Lenders against Borrower, Guarantor and the Collateral, including, without limitation, (i) by written notice to the Borrower declare all of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Revolving Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loans and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate and Borrower shall automatically and immediately be obligated to deposit with Administrative Agent cash collateral in an amount equal to all Letter of Credit Outstandings and (ii) enforcing or availing itself of any or all rights or remedies as set forth in the Loan Documents against Borrower, Guarantor and the Collateral, including, without limitation, all rights or remedies available at law or in equity.

Unless waived in writing by Administrative Agent, and subject in all events to the express provisions of each Loan Document, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) neither Administrative Agent nor the Lenders shall be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Administrative Agent and the Lenders shall remain in full force and effect until Administrative Agent and the Lenders have exhausted all remedies with respect to the Collateral and the Guaranty or the Indebtedness has been paid in full.

With respect to Borrower, Guarantor and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent or the Lenders to resort to the Collateral for the satisfaction of any of the Indebtedness, and Administrative Agent may seek satisfaction out of the Collateral or any part thereof, in its absolute discretion in respect of the Indebtedness. In addition, Administrative Agent shall have the right from time to time to partially foreclose this Agreement and the Pledge Agreement in any manner and for any amounts secured by this Agreement or the Pledge Agreement then due and payable as determined by Administrative Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal or interest, Administrative Agent may foreclose this Agreement to recover such delinquent payments, or (ii) in the event Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Administrative Agent may foreclose this Agreement to recover so much of the principal balance of the Loans as Administrative Agent may accelerate and such other sums secured by this Agreement as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to this Agreement to secure payment of sums secured by this Agreement and not previously recovered.

Section 8.4 Actions in Respect of Letters of Credit.

(a) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Administrative Agent, after consultation with the Lenders, may, and upon the demand of the Required Lenders shall, whether in addition to the taking by the Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon the Borrower to, and forthwith upon such demand (but in any event within ten (10) days after such demand) the Borrower shall, pay to the Administrative Agent, on behalf of the Lenders, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the Lenders) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Outstandings (taking into account any amounts then on deposit in the Letter of Credit Collateral Account) under the Letters of Credit. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.

(b) The Borrower hereby pledges, assigns and grants to the Administrative Agent, as administrative agent for its benefit and the ratable benefit of the Lenders a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i) the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

(ii) all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

(iv) to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

(c) The Borrower hereby authorizes the Administrative Agent for the ratable benefit of the Lenders to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by the Borrower to the Lenders in respect of the Letters of Credit.

(d) Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section 8.4(h) or Section 2.6.7 hereof.

(e) The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 8.4.

(f) If any Event of Default shall have occurred and be continuing:

(i) The Administrative Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of any unpaid Obligations then due and payable, in such order as the Administrative Agent shall elect against the Letter of Credit Collateral Account or any part thereof. The rights of the Administrative Agent under this Section 8.4 are in addition to any rights and remedies which any Lender may have; and

(ii) The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.

(g) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.

(h) At such time as all Events of Default have been cured or waived in writing, all amounts remaining in the Letter of Credit Collateral Account shall be promptly returned to the Borrower. Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations (including without limitation all Letter of Credit Outstandings) hereunder and under any other Loan Document after the termination or expiration of all of the Commitments shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

ARTICLE IX

THE AGENTS

Section 9.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints DBNY as the Administrative Agent to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder or under the other Loan Documents by or through its officers, directors, agents, servicers, employees or affiliates.

(b) Each Lender hereby irrevocably appoints the Issuer to act on behalf of such Lenders with respect to any Letters of Credit issued by the Issuer and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuer with respect thereto; provided, however, that the Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuer in connection with Letters of Credit issued by it or proposed to be issued by it pertaining to the Letters of Credit as fully as if the term “Administrative Agent,” as used in this Article IX, included the Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuer.

Section 9.2 Hedging Counterparty Intercreditor Agreements. At the request of Borrower, the Administrative Agent on behalf of the Lenders will enter into a Hedging Counterparty Intercreditor Agreement in order to permit the sharing of Collateral on a pari pasu basis among the Lenders and the Pari-Pasu Hedging Counterparties, provided that such Hedging Counterparty Intercreditor Agreement:

(i) limits the maximum aggregate pro rata share in Collateral to which the Pari-Pasu Hedging Counterparties could be entitled to Ten Million Dollars ($10,000,000) in principal amount, including with respect to any interests, liabilities or Net Termination Values under the Pari-Pasu Hedging Agreements, whether or not actually in excess of Ten Million Dollars ($10,000,000);

(ii) requires the Pari-Pasu Hedging Counterparties to in all events standstill and forebear with respect to any actions relating to the Collateral;

(iii) provides for reasonable acknowledgment by each Pari-Pasu Hedging Counterparty that it has no rights or obligations with respect to the Facility or Collateral, other than the sharing arrangements expressly provided in the intercreditor agreement;

(iv) requires as a condition to the sharing of such Collateral that such Pari-Pasu Hedging Counterparty bear its pro rata share of all expenses incurred by the Administrative Agent and Secured Creditors in connection with the ownership, operation, maintenance, marketing and sale of the Collateral;

(v) relates to a Hedging Agreement that has been pledged by Borrower (and/or Guarantor, as applicable), pursuant to documents in form and substance reasonably acceptable to the Administrative Agent, as additional Collateral for the Facility; and

(vi) is otherwise on terms and conditions and in form and substance, including with respect to indemnification of the Administrative Agent and the Lenders, reasonably acceptable to the Administrative Agent and the Required Lenders.

Section 9.3 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable to any Person for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided that Administrative

Agent shall not be responsible for negligence or misconduct of any agents, servicers or attorneys in-fact selected by it with reasonable care. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Section 9.4 Non-Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrowing Base Properties, the Borrower, Guarantor and their respective Subsidiaries in connection with the making and the continuance of the Credit Extensions and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower, Guarantor and their respective Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of any Credit Extension or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein, in any other Loan Document or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrower, Guarantor or any of their respective Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower, Guarantor or any of their respective Subsidiaries or the existence or possible existence of any Default or Event of Default.

Section 9.5 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders, or such greater number of Lenders as may be expressly required under Section 10.1.

Section 9.6 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email message, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

Section 9.7 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 9.8 Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms “Lender,” “Required Lenders,” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any member of the Consolidated Group or any Affiliate of any member of the Consolidated Group (or any Person engaged in a similar business with any member of the Consolidated Group or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any member of the Consolidated Group or any Affiliate of any member of the Consolidated Group for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 9.9 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

Section 9.10 Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving thirty (30) days prior written notice to the Lenders and, unless an

Event of Default then exists with respect to the Borrower, the Borrower. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as the Issuer, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as the Issuer with respect to any Letters of Credit issued by it prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below in this Section 9.10 or as otherwise provided below in this Section 9.10.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent and Issuer hereunder and who shall be either an Affiliate of the Administrative Agent or a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval or acceptance shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such thirty (30) day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent and Issuer hereunder and until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above in this Section 9.10 by the 35th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 9.10, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article IX shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

Section 9.11 Lead Arrangers; Joint Bookrunners; Syndication Agents. No Lead Arranger, Joint Bookrunner or Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Waivers, Amendments, etc.

(a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective parties thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) with Obligations being directly affected thereby, (i) extend the final scheduled maturity of any Revolving Loan or Note or extend the Stated Expiry Date of any Letter of Credit beyond the Maturity Date, or reduce the rate or extend the time of payment of interest (except in connection with a waiver of applicability of any post-default increase in interest rates) or fees thereon or reduce the principal amount thereof (except to the extent repaid in cash) or extend the time for payment thereof (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), so long as the primary purpose of the respective amendments or modifications to the financial definitions was not to reduce the interest or fees payable hereunder), (ii) amend, modify or waive any provision of this Section 10.1, (iii) reduce the percentage specified in the definition of Required Lenders, (iv) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, (v) release Guarantor from the Guaranty, or (vi) release any Subsidiary Guarantor from the Subsidiary Guaranty or release all or any material portion of the Collateral, except, in each case, as provided in Section 7.1.22 or in connection with a Disposition or refinancing that is otherwise permitted pursuant to the terms of this Agreement; provided, further, that, in addition to the consent of the Required Lenders required above, no such change, waiver, discharge or termination shall (A) increase the Revolving Loan Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Revolving Loan Commitment Amount shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of any Revolving Loan Commitment of any Lender shall not constitute an increase of the Revolving Loan Commitment of such Lender), (B) without the consent of the Issuer, amend, modify or waive any provision of Sections 2.1.2, 2.1.4, or 2.6, or alter its rights or obligations with respect to Letters of Credit or (C) without the consent of the Non-Defaulting Lenders having or holding at least sixty-seven percent (67%) of the sum (without duplication) of the aggregate outstanding principal amount of the Revolving Loans, the aggregate amount of the Letter of Credit Outstandings and the unfunded amount of the Revolving Loan Commitment Amount, taken as a whole, amend, modify or waive the proviso set forth in the definition of “Available Commitment.”

(b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 10.1(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 4.4 so long as at the time of such replacement, each such

Replacement Lender consents to the proposed change, waiver, discharge or termination; provided, further, that in any event the Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 10.1(a).

(c) No failure or delay on the part of the Administrative Agent, the Issuer or any Lender in exercising any power, privilege or right under this Agreement or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, privilege or right preclude any other or further exercise thereof or the exercise of any other power, privilege or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, the Issuer or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Issuer or any Lender would otherwise have.

Section 10.2 Notices. All notices and other communications provided to any party hereto under this Agreement or under any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto, in the case of the Borrower or the Administrative Agent, or set forth below its name in Annex I hereto or in a Lender Assignment Agreement, in the case of any Lender (including in its separate capacity as the Issuer), or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

Section 10.3 Payment of Costs and Expenses; Indemnification. The Borrower hereby agrees: (i) whether or not the transactions herein contemplated are consummated, to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lead Arranger (including, without limitation, the reasonable fees and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent or the Lead Arrangers in connection with their syndication efforts and administrative functions with respect to this Agreement and, after the occurrence of an Event of Default, each of the Administrative Agent, the Lenders and the Issuer in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, all costs and expenses of Acceptable Appraisals, if commissioned by the Administrative Agent in its discretion or at the request of the Required Lenders and fees and disbursements of counsel for each of the Administrative Agent, the Lenders and the Issuer; provided further that the appraisers shall be selected by the Administrative Agent in its sole discretion); and (ii) to pay and hold the Administrative Agent, each of the Lenders and the Issuer harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Lenders and the Issuer harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, each of the Lenders and the Issuer) to pay such taxes. Borrower shall further pay, indemnify, and hold each Lender, each Lead Arranger, the Swingline Lender, the Issuing Lender, the Administrative Agent and their Affiliates and each of their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the syndication, execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans and the reasonable fees and expenses of one primary counsel, one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs Borrower of such conflict and thereafter, after receipt of Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel (and local counsel, if applicable) for such affected Indemnitee in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) arise out of any dispute brought solely by an Indemnitee against another Indemnitee, do not arise out of or relate to any request, act or omission by the Borrower, any other Loan Party or any of their respective Subsidiaries or Affiliates and do not involve the Administrative Agent, in its capacity as administrative agent, or any Lead Arranger, in its capacity as a lead arranger. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.3 shall be payable not later than 10 days after written demand therefor. No Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof or the syndication of the Facility, nor any liability for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The agreements in this Section 10.3 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

Section 10.4 Survival and Recourse Nature of Obligations. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6 and 10.3, and the obligations of the Lenders under Section 9.7 and Section 10.9.2, shall in each case survive any assignment from one Lender to another (in the case of Section 10.3 or Section 10.9.2) and any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Revolving Loan Commitments. In addition, all provisions herein and in any other Loan Document (other than Section 3.3.3 hereof) relating to outstanding Letters of Credit and Excess Cash Collateral shall survive termination of this Agreement until all outstanding Letters of Credit have been drawn in full or terminated and all Excess Cash Collateral has been returned to the Borrower if required pursuant to Section 2.6.7 or Section 8.4. The representations and warranties made by Borrower, Guarantor, and each Subsidiary Guarantor, in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document. Borrower, pursuant to this Agreement, and Guarantor and each Subsidiary Guarantor, pursuant to the Guaranty and the Subsidiary Guaranty, as applicable, agrees that they shall be personally liable (whether by suit, deficiency judgment or otherwise) and there shall be full recourse to the Borrower, Guarantor and each Subsidiary Guarantor, for the full payment and performance of the Obligations; provided that the amount of liability of any Subsidiary Guarantor shall not exceed the fair market value of its assets less any liabilities (it being the intention of the parties that no Subsidiary Guarantor shall become insolvent as a result of its obligations hereunder and under the other Loan Documents). It is understood and agreed that each of Borrower, Guarantor and each Subsidiary Guarantor shall remain liable with respect to their Obligations to the extent of any deficiency between the amount of the proceeds of the Collateral pledged to Lender under the Pledge Agreement and the aggregate amount of such Obligations.

Section 10.5 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

Section 10.6 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each of the Lenders (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrower and each Lender.

Section 10.7 Governing Law; Entire Agreement. THIS AGREEMENT (INCLUDING PROVISIONS WITH RESPECT TO INTEREST, LOAN CHARGES AND COMMITMENT FEES) SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Agreement, the Notes and the other Loan

Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

Section 10.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

(a) the Borrower may not assign or transfer its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Administrative Agent and all of the Lenders; and

(b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.9.

Section 10.9 Sale and Transfer of Loans and Notes; Participations in Loans and Notes. Any Lender may assign, or sell participations in, its Loans, Letter of Credit Outstandings and Commitments to one or more other Persons in accordance with this Section 10.9.

Section 10.9.1 Assignments.

(a) Upon prior notice to the Borrower, and the Administrative Agent, any Lender may at any time assign and delegate to one or more Eligible Assignees with the consent of the Borrower, the Administrative Agent and the Issuer (which consents of the Borrower and the Issuer shall not be required (x) if the Eligible Assignee is a Lender or an Affiliate of a Lender, or (y) in the case of the Borrower, if a Specified Default or an Event of Default exists, and each of which consents shall not be unreasonably withheld or delayed if such consents are in fact required), all or any fraction of such Lender’s total Loans, Letter of Credit Outstandings and Commitments; provided, however, that (x) the assigning Lender must assign a pro rata portion of each of its Revolving Loan Commitments, Revolving Loans and interest in Letter of Credit Outstandings, (y) no Lender may assign a Commitment of less than $5,000,000 or, unless such Lender has assigned the entirety of its Commitment, retain a Commitment of less than $5,000,000 and (z) no Lender may assign, delegate or pledge all or any fraction of such Lender’s total Loans, Letter of Credit Outstandings and Commitments to the Borrower or any Affiliate of the Borrower. The Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Eligible Assignee until:

(i) notice of such assignment and delegation, together with (A) payment instructions, (B) the Internal Revenue Service Forms or other statements contemplated or required to be delivered pursuant to Section 4.6, if applicable, (C) addresses and related information with respect to such Eligible Assignee, shall have been delivered to the Borrower and the Administrative Agent by such Lender and such Eligible Assignee and (D) the Administrative Agent has made the appropriate entries in the Register;

(ii) such Eligible Assignee shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent; and

(iii) the processing fees described below shall have been paid.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Eligible Assignee thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Eligible Assignee in connection with the Lender Assignment Agreement, shall have the rights and obligations of assignor Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with the Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Accrued interest on that part of the Loans assigned, if any, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest and accrued fees shall be paid at the same time or times provided in this Agreement. Unless such Eligible Assignee is an Affiliate of the assignor Lender, such assignor Lender or such Eligible Assignee must also pay a processing fee in the amount of $3,500 to the Administrative Agent upon delivery of any Lender Assignment Agreement. Any attempted assignment and delegation not made in accordance with this Section 10.9.1 shall be null and void.

(b) Nothing in this Agreement shall prevent or prohibit Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (b) shall release the transferor Lender from any of its obligations hereunder.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent specified below its signature hereto (or at such other address as may be designated by the Administrative Agent from time to time in accordance with Section 10.2) a copy of each Lender Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of and principal amount of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive and binding, in the absence of clearly demonstrable error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 10.9.2 Participations. Any Lender may at any time sell to one or more commercial lenders, financial institutions or other Persons (each of such commercial lenders, financial institutions or other Persons being herein called a “Participant”) participating interests in any of the Loans, Letter of Credit Outstandings, Commitments, or other interests of such Lender hereunder (including loan derivatives and similar swap arrangements based on such Lender’s interests hereunder); provided, however, that:

(a) no participation contemplated in this Section 10.9.2 shall relieve Lender from its Commitments or its other obligations hereunder or under any other Loan Document;

(b) Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

(c) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and under each of the other Loan Documents;

(d) no Participant, unless such Participant is an Affiliate of Lender or is itself a Lender shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, to the extent requiring the consent of such Lender, take any action of the type described in clauses (i) through (vi) of the first proviso of Section 10.1;

(e) the Borrower shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold; and

(f) no Lender may sell participating interests in any of the Loans, Letter of Credit Outstandings, Commitments, or other interests of such Lender hereunder to the Borrower or any Affiliate of the Borrower.

In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined and paid as if such Lender had not sold such participation. Any Lender that sells a participating interest in any Loan, Revolving Loan Commitment or other interest to a Participant under this Section 10.9.2, shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had delivered a valid Form W-9 to the Borrower or if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrower, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.10 Intentionally Omitted.

Section 10.11 Confidentiality. Administrative Agent, Issuer and each Lender agrees to maintain, in accordance with its customary procedures for handling confidential information, the confidentiality of all information provided to it by or on behalf of the Borrower, the Guarantor, any Subsidiary or any Unconsolidated Subsidiary or by the Administrative Agent on the Borrower’s, the Guarantor’s or such Subsidiary’s or Unconsolidated Subsidiary’s behalf, under this Agreement or any other Loan Document (“Confidential Information”), and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary or Unconsolidated Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Administrative Agent, Issuer or the Lender or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower, Guarantor or any Subsidiary or Unconsolidated Subsidiary known to the Lender; provided, however, that Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such Governmental Authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors who have been advised that such information is confidential pursuant to this Section 10.11; (G) to any Participant or Eligible Assignee in respect of such Lender’s rights and obligations hereunder, actual or potential, provided that such Person shall have agreed in writing to keep such information confidential to the same extent required of the Lenders hereunder with the Borrower being a third party beneficiary of such agreement; (H) to its Affiliates who have been advised that such information is confidential pursuant to this Section 10.11; or (I) to any direct or indirect contractual counterparty to swap agreements or such contractual counterparty’s professional advisor, provided that such Person shall have agreed in writing to keep such information confidential to the same extent required of the Lenders hereunder with the Borrower being a third party beneficiary of such agreement. Unless prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any Governmental Authority (other than any request in connection with an examination of the financial condition of such Lender) for disclosure of Confidential Information prior to such disclosure; provided, further, that in no event shall the Administrative Agent or any Lender be obligated to return any materials furnished by the Borrower, Guarantor or any of their respective Subsidiaries. This Section shall supersede any confidentiality letter or agreement with respect to the Borrower, the Guarantor or the Transaction entered into prior to the Closing Date.

Section 10.12 Tax Advice. None of the Lenders nor the Administrative Agent provides accounting, tax or legal advice. Notwithstanding anything provided herein, and any express or implied claims of exclusivity or proprietary rights, the Borrower each Lender and the Administrative Agent hereby agree and acknowledge that the Borrower each Lender and Administrative Agent (and each of their employees, representatives or other agents) are authorized to disclose to any and all Persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided by the Borrower, any Lender or the Administrative Agent to the other relating to such tax treatment and tax structure except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with securities laws. In this regard, the Borrower, each Lender and the Administrative Agent acknowledge and agree that disclosure of the tax treatment and tax structure of the transactions contemplated by this Agreement has not been and is not limited in any way by an express or implied understanding or agreement, whether oral or written, and whether or not such understanding or agreement is legally binding, except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with securities laws. For purposes of this authorization, “tax treatment” means the purported or claimed U.S. Federal income tax treatment of the transaction, and “tax structure” means any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of the transaction. This Section 10.12 is intended to reflect the understanding of the Borrower, any Lender or the Administrative Agent that no Transaction contemplated by this Agreement has been offered under “Conditions of Confidentiality” as that phrase is used in Treasury Regulation 9 § 1.6011-4(b)(3)(i) and 301.6111-2(c)(i), and shall be interpreted in a manner consistent therewith. Nothing herein is intended to imply that any of the Borrower, each Lender and the Administrative Agent has made or provided to, or for the benefit of, the other any oral or written statement as to any potential tax consequences that are related to, or may result from, the Transactions contemplated by this Agreement.

Section 10.13 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION, SUBJECT TO THE BORROWER’S RIGHT TO CONTEST SUCH JUDGMENT BY MOTION OR APPEAL ON ANY GROUNDS NOT EXPRESSLY WAIVED IN THIS SECTION 10.13. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. EACH OF THE BORROWER, ADMINISTRATIVE AGENT, LENDER AND ISSUER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO ANY OTHER JURISDICTION TO WHICH IT MAY BE ENTITLED BY VIRTUE OF BEING DOMICILED IN SUCH JURISDICTION OR OTHERWISE, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.14 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR

ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS, THE LENDERS, AND THE ISSUER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company

By:	/s/ Jonathan P. Stanner
Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets,
Acquisitions & Treasurer

Address:	200 W. Madison
Suite 1700
Chicago, IL 60606

Telephone No.:
Facsimile No.:

Attention:	Chief Financial Officer and
General Counsel

With a copy to:

Address:	Perkins Coie LLP
131 S. Dearborn Street
Suite 1700
Chicago, IL 60603

Telephone No.:	(312) 324-8650
Facsimile No.:	(312) 324-9650
Attention:	Bruce A. Bonjour, Esq.

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

ADMINISTRATIVE AGENT AND LENDER:

Revolving Loan Commitment: $35,000,000

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ James Rolison
Name:	James Rolison
Title:	Managing Director

By:	/s/ James F. Griffith
Name:	James F. Griffith
Title:	Managing Director

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

LENDERS:

Revolving Loan Commitment: $35,000,000

JPMORGAN CHASE BANK

By:	/s/ Marc Costantino
Name:	Marc Costantino
Title:	Executive Director

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

Revolving Loan Commitment: $30,000,000

BANK OF AMERICA, N.A.

By:	/s/ Steven P. Renwick
Name:	Steven P. Renwick
Title:	Senior Vice President

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

Revolving Loan Commitment: $30,000,000

BMO HARRIS BANK N.A.

By:	/s/ Aaron Lanski
Name:	Aaron Lanski
Title:	Managing Director

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

Revolving Loan Commitment: $30,000,000

CAPITAL ONE BANK NATIONAL ASSOCIATION

By:	/s/ Ashish Tandon
Name:	Ashish Tandon
Title:	Vice President

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

Revolving Loan Commitment: $30,000,000

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ William G. Carl
Name:	William G. Carl
Title:	Executive Officer

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

Revolving Loan Commitment: $30,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Anand J. Jobanputra
Name:	Anand J. Jobanputra
Title:	Vice President
Hospitality Finance Group
Wells Fargo Bank, N.A.

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

Revolving Loan Commitment: $20,000,000

MIDFIRST BANK

By:	/s/ Tom L. Gray
Name:	Tom L. Gray
Title:	Vice President

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

Revolving Loan Commitment: $20,000,000

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Beth K. Morgan
Name:	Beth K. Morgan
Title:	Vice President

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

Revolving Loan Commitment: $20,000,000

RAYMOND JAMES BANK, N.A.

By:	/s/ James M. Armstrong
Name:	James M. Armstrong
Title:	Senior Vice President

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

Revolving Loan Commitment: $20,000,000

THE PRIVATEBANK AND TRUST COMPANY

By:	/s/ Katie Whitty
Name:	Katie Whitty
Title:	Managing Director

Signature Page to Strategic Hotel Funding, L.L.C.

Revolving Credit Agreement, April 2014

ANNEX I

Lender Information

Annex 1

LENDER INFORMATION

1. DEUTSCHE BANK AG NEW YORK BRANCH, as Joint Lead Arranger and Administrative Agent

Credit Contact Candice King Vice President 60 Wall Street, 10th Floor New York, NY 10005 212-250-3389 (T) 212-797-4496 (F) Candice.king@db.com	Operations Contact Sara Pelton 5022 Gate Parkway, Suite 100 Jacksonville, FL 32256 904-520-5449 (T) 904-746-4860 (F) Na.agancyservicing@db.com	Revolving Loan Commitment $35,000,000
Fed Wire Instructions Deutsche Bank AG New York Branch New York, New York	Daily Operations Contact United States: Loan Operations 904-520-5449 (T) 904-746-4860 (F) Na.agencyservicing@db.com

2. JPMORGAN CHASE BANK, N.A, as Joint Lead Arranger and Syndication Agent

Primary Credit Contact Anna Kostenko JPMorgan Chase Bank, N.A. 383 Madison Avenue, Floor 24 New York, NY 10179 212-622-4162 (T) 212-270-2157 (F) anna.kostenko@jpmorgan.com

Primary Operations Contact

Vijay Murthy

JPMorgan Chase Bank, N.A.

JPM-Bangalore Loan Operations

Prestige Tech Park, Floor 4

Sarjapur Outer Ring Rd, Vathur Hobi

Bangalore, India 560 087

00-91-80-6676-0775 (T)

201-244-3885 (F)

na_cpg@jpmorgan.com

Revolving Loan Commitment $35,000,000

Fed Wire Instructions JPMorgan Chase Bank, N.A. ABA# 021000021

Annex 1 - 1

3. BANK OF AMERICA, N.A, as Co-Documentation Agent

Closing Contact Keith Sandman Fulfillment Closer 101 N Tryon Street Charlotte, NC 28255 980-387-2036 (T) 704-409-0127 (F) Keith.j.sandman@baml.com	Operations Contact Pallavi Malik Customer Service Rep 415-436-3685 Ext 66483 (T) 312-453-4308 (F) pallavi.malik@bankofamerica.com	Revolving Loan Commitment $30,000,000
Fed Wire Instructions Bank of America, N.A. Account Name: Bilateral Clearing New York, NY

4. BMO HARRIS BANK N.A., as Co-Documentation Agent

Primary Credit Contact Gwendolyn Gatz Vice President 115 S. LaSalle St. 35W Chicago, IL 60603 312-461-2238 (T) 312-461-2968 (F) gwendolyn.gatz@bmo.com	Secondary Credit Contact Aaron Lanski Managing Director 115 S. LaSalle St. 35W Chicago, IL 60603 312-461-6364 (T) 312-461-2968 (F) aaron.lanski@bmo.com	Revolving Loan Commitment $30,000,000
Fed Wire Instructions BMO Harris Bank N.A. 111 W. Monroe Street Chicago, IL 60603	Operations Contact Blanca Velez Sr. Servicing Coordinator 115 S. LaSalle St. 17W Chicago, IL 60603 312-461-3775 (T) 312-293-5283 (F) blanca.velez@bmo.com

Annex 1 - 2

5. CAPITAL ONE BANK NATIONAL ASSOCIATION, as Co-Documentation Agent

Credit Contact Ashish Tandon Vice President 1680 Capital One Drive 10th FL McLean, VA 22102 703-720-6736 (T) 703-720-2030 (F) ashish.tandon@capitalone.com	Operations Contact Jill Wilbert Sr. Ops Coordinator 6200 Chevy Chase Dr Laurel, MD 20707 301-953-6174 (T) 855267-0849 (F) CLSsyndicationmember@capitalone.com	Revolving Loan Commitment $30,000,000
Fed Wire Instructions Capital One, N.A.

6. SUMITOMO MITSUI BANKING CORPORATION, as Co-Documentation Agent

Primary Credit Contact John Corrigan 277 Park Avenue New York, NY 10172 212-224-4735 (T) 212-224-5190 (F) jcorrigan@smbclf.com	Secondary Credit Contact Grace Wong 277 Park Avenue New York, NY 10172 212-224-4229 (T) 212-224-4887 (F) gwong@smbclf.com	Revolving Loan Commitment $30,000,000

Fed Wire Instructions Citibank, NA, New York ABA# 021000089	Operations Contact Arlene Hebron 277 Park Avenue New York, NY 10172 212-224-4380 (T) 212-224-4391 (F) Arlene_A_Hebron@smbcgroup.com

Annex 1 - 3

7. WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Co-Documentation Agent

Credit Contact Anand J. Jobanputra Vice President 301 South College Street 4th FL/MAC: D1053-04R Charlotte, NC 28202 704-383-4013 (T) 704-383-2544 (F) anand.jobanputra@wellsfargo.com	Operations Contact Anne F. Hutchinson Loan Servicing Specialist 1 West 4th Street 3rd FL/MAC: D4000-030 Winston-Salem, NC 27101 336-747-8116 (T) 866-588-0565 (F) ann.f.hutchinson@wellsfargo.com	Revolving Loan Commitment $30,000,000

Fed Wire Instructions Wells Fargo Bank, NA One West Fourth Street, 3rd Floor Winston-Salem, NC 27101

8. MIDFIRST BANK

Credit Contact Todd Wright First Vice President 501 NW Grand Blvd Oklahoma City, OK 73118 405-767-7108 (T) 405-767-5478 (F) Todd.Wright@MidFirst.com	Operations Contact Sheryl Etheridge Executive Assistant 501 NW Grand Blvd Oklahoma City, OK 73118 405-767-7150 (T) 405-767-5466 (F) SyndicatedLoans@MidFirst.com	Revolving Loan Commitment $20,000,000

Fed Wire Instructions MidFirst Bank 501 NW Grand Blvd Oklahoma City, OK 73118

Annex 1 - 4

9. PNC BANK, NATIONAL ASSOCIATION

Credit Contact Elizabeth Richards Asst. Vice President 10851 Mastin, Suite 700 Overland Park, KS 66210 913-253-9494 (T) 913-253-9813 (F) Elizabeth.richards@pnc.com	Operations Contact Xenia King Loan Administrator 535 South Main Street Plymouth, MI 48170 734-459-5821 (T) 866-641-9690 (F) Xenia.king@pnc.com	Revolving Loan Commitment $20,000,000

Fed Wire Instructions PNC Bank, N.A. Pittsburgh, PA

10. RAYMOND JAMES BANK, N.A.

Credit Contact James Armstrong Senior Vice President 710 Carillon Parkway St. Petersburg, FL 33716 727-567-7919 (T) 866-205-1396 (F) james.armstrong@raymondjames.com	Operations Contact Loan Ops/CML 710 Carillon Parkway St. Petersburg, FL 33716 727-567-1815; 727-567-1922 (T) 866-597-4002 (F) RJBank- LoanOpsCorp@raymondjames.com	Revolving Loan Commitment $20,000,000
Fed Wire Instructions Federal Home Loan Bank of Atlanta 1475 Peachtree Street NE Atlanta, GA 30309

Annex 1 - 5

11. THE PRIVATEBANK AND TRUST COMPANY, an Illinois chartered bank

Credit Contact The PrivateBank and Trust Company Katie Whitty Managing Director 120 S LaSalle Street Chicago, IL 60603 312-564-1283 (T) 312-291- 2173 (F) kwhitty@theprivatebank.com

Operations Contact—Primary

The PrivateBank and Trust Company

Martin Cattan

Syndication Analyst

120 S. LaSalle Street

Chicago, IL 60603

(312) 564-1333 (T)

(312) 564-1794 (F)

mcattan@theprivatebank.com

partsynops@theprivatebank.com

Revolving Loan Commitment $20,000,000

Letter of Credit Contact Martin Cattan Syndication Analyst (312) 564-1333 (T) (312) 564-1794 (F) partsynops@theprivatebank.com	Operations Contact—Secondary Israel Balaguer Loan Operations Officer (312) 564-1777 (T) (312) 564-1794 (F) ibalaguer@theprivatebank.com partsynops@theprivatebank.com

Fed Wire Instructions The PrivateBank and Trust Company 120 S. LaSalle Street Chicago, IL 60603

Annex 1 - 6

Schedule I

Properties

1.	Hyatt Regency La Jolla at Aventine, La Jolla, CA
2.	Loews Santa Monica Beach Hotel, Santa Monica, CA
3.	Marriott Lincolnshire Resort, Lincolnshire, IL
4.	Ritz-Carlton Half Moon Bay, Half Moon Bay, CA
5.	InterContinental, Chicago, IL
6.	InterContinental, Miami, FL
7.	Fairmont Chicago, Chicago IL
8.	Four Seasons Hotel Silicon Valley, Palo Alto, CA
9.	Four Seasons Resort Jackson Hole, Jackson Hole, WY
10.	Hotel Del Coronado, San Diego, CA
11.	The Westin St. Francis, San Francisco, CA
12.	Four Seasons Hotel, District of Columbia
13.	Ritz-Carlton, Laguna Niguel, CA
14.	Marriott Hamburg, Hamburg, Germany
15.	Fairmont Scottsdale Princess, Scottsdale, AZ

I - 1

Schedule II

Approved Managers and Brands

Fairmont Hotels

Four Seasons Ltd.

Hilton Hotels Corporation

Hyatt Hotel Corporation

InterContinental Hotel Group

Loews Hotel

Mandarin Oriental

Marriott International

The Peninsula Group

Shangri-La

Starwood Hotels & Resorts

Windsor Hospitality

Montage Hotels & Resorts

Elysian Hotels & Resorts

Taj Hotels

Jumeirah Group

KSL Resorts

Raffles

LXR

Highgate

London

II - 1

Schedule III

Borrowing Base Intercompany Indebtedness

None.

III - 1

Schedule IV

Disclosure Schedule

ITEM NUMBER	DISCLOSURE (IF APPLICABLE)
Item 6.5(c)	None
Item 6.8

1.      SHC DTRS, Inc.

2.      SHC New Orleans LLC

3.      SHC Aventine II, L.L.C.

4.      New Aventine, L.L.C.

5.      SHC Lincolnshire LLC

6.      SHCI Santa Monica Beach Hotel, L.L.C.

7.      SHC Santa Monica Beach Hotel III, L.L.C.

8.      New Santa Monica Beach Hotel, L.L.C.

9.      Ocean Front Walk Infill, L.L.C.

10.    DTRS Lincolnshire, L.L.C.

11.    DTRS Santa Monica, L.L.C.

12.    SHC Holdings L.L.C.

13.    SHC Asset Management, L.L.C.

14.    SHC Residence Club, L.L.C.

15.    SHC Residence Club II, L.L.C.

16.    SHC Residence Club S. de R.L. de C.V.

17.    SHC Europe, L.L.C.

18.    SHR Prague Praha, L.L.C.

19.    DTRS Columbus Drive, LLC

20.    DTRS Half Moon Bay, LLC

21.    DTRS Michigan Avenue/Chopin Plaza LP

22.    DTRS Michigan Avenue/Chopin Plaza Sub, LLC

23.    DTRS Michigan Avenue/Chopin Plaza, LLC

24.    Intercontinental Florida Limited Partnership

25.    SHC Chopin Plaza Holdings, LLC

26.    SHC Chopin Plaza Mezzanine I, LLC

27.    SHC Chopin Plaza Mezzanine II, LLC

28.    SHC Chopin Plaza, LLC

29.    SHC Columbus Drive, LLC

30.    SHC Half Moon Bay Mezzanine, LLC

31.    SHC Half Moon Bay, LLC

32.    SHC Michigan Avenue, LLC

33.    SHC Property Acquisition, L.L.C.

34.    SHC del LP, LLC

35.    SHC del GP, LLC

36.    SHC del Coronado, LLC

37.    DTRS North Beach del Coronado, LLC

38.    SHC Washington, LLC

39.    DTRS Washington, LLC

40.    SHC St. Francis, L.L.C.

41.    SHR St. Francis, L.L.C.

42.    DTRS St. Francis, L.L.C.

43.    SHC Laguna, L.L.C.

44.    SHC Laguna Niguel I, L.L.C.

45.    DTRS Laguna, L.L.C.

46.    SHR Grosvenor Square LLC

47.    SHR Grosvenor Square S.a.r.l.

48.    Lomar Holding UK Ltd

49.    Lomar Hotel Company Limited

50.    Santa Barbara US LP

51.    SBA Villas, LLC

52.    Bohus Verwaltung BV

53.    DTRS Intercontinental Miami, LLC

54.    Banian Finance, S.a.r.l.

55.    SHR Retail, L.L.C.

56.    SHR Finance, L.L.C.

57.    DTRS Spa Columbus Drive, LLC

58.    SHC Chopin Plaza Holdings Sub, LLC

59.    SHC Michigan Avenue Mezzanine, LLC

60.    New DTRS Michigan Avenue, LLC

61.    New Aventine Mezzanine I, Inc.

62.    New Aventine Mezzanine, LLC

63.    New DTRS LaJolla, LLC

64.    SHC Residences Nayarit, S de RL de CV

65.    SHC Hotel Nayarit, S de RL de CV

66.    HdC DC Corporation (maintained by KSL)

67.    HdC Mezz 5 GP, LLC

68.    HdC Mezz 5 Partners, LP

69.    HdC Mezz 4 GP, LLC

70.    HdC Mezz 4 Partners LP

71.    HdC North Beach Development LLLP

72.    FMT Scottsdale Holdings, LLC

73.    FMT Scottsdale Mezzanine, LLC

74.    FMT Scottsdale Owner, LLC

75.    SHR FPH Holdings, LLC

76.    SHR FPH Mezzanine, LLC

77.    SHR FPH, LLC

78.    DTRS Jackson Hole, LLC

79.    DTRS Palo Alto, LLC

80.    SHR Advisory, LLC

81.    LSAC 2017, LLC

82.    SHR Jackson Hole, LLC

83.    SHR Palo Alto, LLC

84.    SHR FPH Investor, LLC

85.    SHR Scottsdale Investor, LLC

86.    SHC Mexico Holdings, L.L.C.

87.    SHC Mexico Lender, LLC

88.    SHR Class B, LLC

89.    SHR Del Partners, LP

90.    SHR Prague Holding, LLC

91.    SHR Advisory II, LLC

Item 7.1.11

1.      $60 million loan made by Strategic Hotel Funding, L.L.C. to SHCI Santa Monica Beach Hotel, L.L.C. evidenced by a Promissory Note, dated March 4, 1998

2.      $128 million loan made by Strategic Hotel Funding, L.L.C. to SHC Washington, L.L.C.

3.      $20 million loan made by HDC DC Corporation to Strategic Hotel Funding, L.L.C. evidenced by a Promissory Note, dated February 22, 2011

4.      €1,318,780 loan from Strategic Hotel Funding, L.L.C. to Bohus Verwaltung BV

Item 7.2.5(a)

1.      31% interest in Resort Club Punta Mita S. de R.L. de C.V. (which is developing and selling time shares)

2.      Ocean Front Walk Infill, L.L.C. owns an additional parcel of land located adjacent to the Loews Santa Monica

3.      FMT Scottsdale Owner, L.L.C. owns a 10-acre parcel adjacent to the Fairmont Scottsdale Princess

4.      50% interest in SHC Hotel Nayarit, S de RL de CV and SHC Residences Nayarit, S de RL de CV, which owns land at Lot H-5, a 60-acre parcel near Resort Punta Mita

Schedule V

Intentionally Omitted

V - 1

Schedule VI

Management Agreements

Ritz Carlton Half Moon Bay

1.	Operating Agreement, dated October 8, 1998, between Vestar-Athens/YCP II Half Moon Bay, L.L.C. and The Ritz-Carlton Hotel Company, L.L.C.
2.	Letter dated October 8, 1998 re: Operating Agreement.
3.	Letter dated October 8, 1998 regarding the Golf Access and Play Agreement between Vestar-Athens/YCP II Half Moon Bay, L.L.C. and The Ritz-Carlton Hotel Company, L.L.C.
4.	Letter dated October 8, 1998 regarding Financing and other items between Vestar-Athens/YCP II Half Moon Bay, L.L.C. and The Ritz-Carlton Hotel Company, L.L.C.
5.	Letter dated November 1998 regarding Accounts and Accounting between Vestar-Athens/YCP II Half Moon Bay, L.L.C. and The Ritz-Carlton Hotel Company, L.L.C.
6.	Letter dated November 20, 1998 regarding Operating Accounts and Accounting between Vestar-Athens/YCP II Half Moon Bay, L.L.C. and The Ritz-Carlton Hotel Company, L.L.C.
7.	Letter dated January 6, 1999 re: changes to names of entities.
8.	Amendment to Operating Agreement, dated August 24, 2004, between SHC Half Moon Bay, LLC and The Ritz-Carlton Hotel Company, L.L.C.
9.	Assignment and Assumption of Leases, Contracts, Licenses and Permits, dated August 24, 2004 from SHC Half Moon Bay, LLC to DTRS Half Moon Bay, LLC.
10.	Amendment to Operating Agreement, dated May 30, 2007, between SHC Half Moon Bay, LLC and The Ritz-Carlton Hotel Company, L.L.C.
11.	Letter dated May 30, 2007 re: a Profitability Review Process.
12.	Letter dated May 30, 2007 re: Agreed Upon Accounting Procedures.
13.	Letter dated May 30, 2007 re: a Capital Expenditure Program.
14.	Letter Agreement dated December 11, 2012 regarding Reduction of FF&E Reserve
15.	Letter Agreement dated November 14, 2013 regarding Paulick Settlement
16.	Letter Agreement dated December 10, 2013 regarding (Lambson) Reduction of Owner’s contribution to the Reserve
17.	Letter Agreement dated December 10, 2013 regarding allocation of Lambson Settlement Costs
18.	Club Operating Agreement, dated June 1, 2001 between Vestar-Athens/YCP II Half Moon Bay, L.L.C. and The Ritz-Carlton Hotel Company, L.L.C.
19.	Amendment to Club Operating Agreement dated May 30, 2007 by and among SHC Half Moon Bay, LLC, DTRS Half Moon Bay, LLC and The Ritz-Carlton Hotel Company, L.L.C.

Marriott Lincolnshire

1.	Management Agreement, dated as of December 31, 1983 between The Prudential Insurance Company of America and Marriott Corporation (as amended from time to time).

VII - 1

2.	Assignment and Assumption of Agreements dated as of June 19, 1993 between Marriott Corporation and Marriott Hotel Services, Inc.
3.	Assignment and Assumption of Management Agreement dated as of September 30 1997 between The Prudential Insurance Company of America and Strategic Hotel Capital Limited Partnership.
4.	Assignment and Assumption of Leases, Contracts, Licenses, Warranties and Permits, dated as of September 10, 1999 between Strategic Hotel Capital Limited Partnership and SHC Lincolnshire, LLC.
5.	First Amendment to Management Agreement dated January 1, 2000 between SHC Lincolnshire, LLC and Marriott Hotel Services, Inc.
6.	Amendment to Management Agreement dated June 29, 2004 between SHC Lincolnshire, LLC and Marriott Hotel Services, Inc.
7.	Letter Agreement dated June 29, 2004 between SHC Lincolnshire, LLC and Marriott Hotel Services, Inc. re: Cash Flow.
8.	Assignment and Assumption of Leases, Contracts, Licenses and Permits, dated as of June 29, 2004 between SHC Lincolnshire LLC and DTRS Lincolnshire, L.L.C.
9.	Letter Agreement, dated June 8, 2009 re: extension of term of Management Agreement.
10.	Amendment to Management Agreement, dated December 18, 2009, between DTRS Lincolnshire, L.L.C. and Marriott Hotel Services, Inc.
11.	Side Letter dated May 6, 2010 re: completion of interim renovations.

Ritz-Carlton Laguna Niguel

1.	Amended and Restated Operating Agreement dated January 1, 2000 between SHC Laguna Niguel I LLC and The Ritz-Carlton Hotel Company, L.L.C.
2.	Amendment to Amended and Restated Operating Agreement dated June 29, 2004 between SHC Laguna Niguel I LLC and The Ritz-Carlton Hotel Company, L.L.C.
3.	Letter dated October 27, 2004 re: MVCI notification to SHC Laguna Niguel I L.L.C.
4.	Letter dated October 27, 2004 re: MVCI notification to The Ritz-Carlton, Laguna Niguel.
5.	Letter Agreement dated August 12, 2005 re: Terrance Restaurant Project.
6.	Assignment and Assumption of Management Agreement dated as of July 7, 2006 between SHC Laguna Niguel I LLC, DTRS Laguna, L.L.C. and joined for limited purposes SHC Laguna Niguel Mezzanine LLC.
7.	Owner Agreement dated July 7, 2006 between SHC Laguna Niguel I LLC, DTRS Laguna, L.L.C., and The Ritz-Carlton Hotel Company, L.L.C.
8.	Amendment to Amended and Restated Operating Agreement dated May 30, 2007 between SHC Laguna Niguel I LLC, DTRS Laguna, L.L.C., and The Ritz-Carlton Hotel Company, L.L.C.
9.	Letter dated May 30, 2007 re: Profitability Review Process.
10.	Letter dated May 30, 2007 re: Agreed Upon Accounting Procedures.
11.	Letter dated May 30, 2007 re: Capital Expenditure Program.
12.	Letter dated August 27, 2007 re: Change of Notice Address.
13.	Amendment to Amended and Restated Operating Agreement, dated December 18, 2009, between SHC Laguna Niguel I LLC and The Ritz-Carlton Hotel Company, L.L.C.

VII - 2

14.	Letter dated December 11, 2012 re: Room Renovation Funding

Four Seasons Jackson Hole

1.	Hotel License Agreement dated August 27, 2002
2.	Hotel Management Agreement dated August 27, 2002
3.	Letter Agreement dated August 27, 2002 re Operator’s right to employ food and beverage director
4.	First Amendment to Hotel Management Agreement dated February 14, 2006
5.	Association Summary dated September, 2007
6.	Assignment and Assumption of Management Agreement dated March 11, 2011
7.	Second Amendment to Hotel Management Agreement dated March 11, 2011
8.	Letter Agreement dated March 11, 2011 re Owner’s rights and obligations to fund deposits into the Capital Reserve upon written request of Operator
9.	Indemnity Agreement dated March 11, 2011
10.	Landlord, Tenant and Manager Non-Disturbance and Attornment Agreement dated March 11, 2011
11.	Estoppel Certificate dated March 11, 2011
12.	Amendment to Hotel Management Agreement and Hotel License Agreement dated September 12, 2012
13.	Letter Agreement dated December 6, 2012 regarding the Owner’s obligation to Fund Capital for FF&E

Four Seasons Silicon Valley

1.	Hotel License Agreement dated December 17, 2002
2.	Hotel Management Agreement dated December 17, 2002
3.	First Amendment to Hotel License Agreement dated May 10, 2004
4.	First Amendment to Hotel Management Agreement dated May 10, 2004
5.	Assignment and Assumption of Management Agreement dated March 11, 2011
6.	Second Amendment to Hotel Management Agreement dated March 11, 2011
7.	Letter Agreement dated March 11, 2011 re Owner’s rights and obligations to fund deposits into the Capital Reserve upon written request of Operator
8.	Indemnity Agreement dated March 11, 2011
9.	Landlord, Tenant and Manager Non-Disturbance and Attornment Agreement dated March 11, 2011
10.	Estoppel Certificate dated March 11, 2011

VII - 3

Schedule VII

Contingent Hedged Indebtedness

None.

XI - 1

Exhibit A

Form of Revolving Note

REVOLVING NOTE

$[ ]	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company (the “Borrower”), promises to pay to the order of [                    ] (the “Lender”) on the Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of [                            ] ($[            ]) or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to that certain Credit Agreement, dated as of April [    ], 2014, among the Borrower, the various financial institutions as are or may become parties thereto (including the Lender), and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein shall have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Note is one of the Revolving Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

STRATEGIC HOTEL FUNDING, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

REVOLVING LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Revolving Loan Made		Interest Period (If Applicable)	Amount of Principal Repaid		Unpaid Principal Balance		Total	Notation Made By
	Base Rate	LIBO Rate		Base Rate	LIBO Rate	Base Rate	LIBO Rate

Exhibit B-1

Form of Borrowing Request

BORROWING REQUEST

Deutsche Bank AG New York Branch,

acting as Administrative Agent

for the Lenders referred to below

[                    ]

[            ]

[                             ]

Attention: [            ]

STRATEGIC HOTEL FUNDING, L.L.C.

Ladies and Gentlemen:

This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement, dated as of April [    ], 2014, among STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company (the “Borrower”), the various financial institutions as are or may become parties thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Borrowing Request shall have the meanings set forth in the Credit Agreement.

The Borrower hereby requests that a Revolving Loan be made in the aggregate principal amount of $                    on                     , 201     as a [LIBO Rate Loan having an Interest Period of             months] [Base Rate Loan].

The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitute a representation and warranty by the Borrower that, on the date of such Loans, and before and after giving effect thereto and to the application of the proceeds therefrom, the conditions set forth in clauses (a) and (b) of Section 5.2.1 of the Credit Agreement have been satisfied.

The Borrower hereby certifies that (a) attached hereto as Exhibit A is a true, correct and complete copy of the calculation of the Aggregate Commitment and the Available Commitment, (b) each Borrowing Base Property included in such calculations continues to satisfy all of the criteria and requirements for a Borrowing Base Property under the Credit Agreement, (c) no single Borrowing Base Property contributes more than 35% of the aggregate Gross Asset Value of all Borrowing Base Properties [OR ELSE SPECIFY such that the otherwise existing aggregate Gross Asset Value of all Borrowing Base Properties shall be deemed reduced by the amount in excess of 35% attributable to each such single Borrowing Base Property] and (d) the aggregate Gross Asset Value of all Borrowing Base Properties yields an amount that is at least 75% of the Aggregate Commitment.

B-1 - 1

The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to he certified as true and correct at the date of such Borrowing as if then made.

B-1 - 2

Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to be	Person to be Paid		Name, Address, etc. of Transferrer Lender
Transferred	Name	Account No.
$
Attention:

$
Attention:

Balance of such proceeds	[Borrower]

Attention:

B-1 - 3

The Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this     day of                     , 201    .

STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company

By
Name:	[ ]
Title:	[ ]

B-1 - 4

EXHIBIT A

Calculations

B-1 - 5

Exhibit B-2

Form of Issuance Request

ISSUANCE REQUEST

Deutsche Bank AG New York Branch,

acting as Administrative Agent

for the Lenders referred to below

[                    ]

[                    ]

Attention: [                    ]

STRATEGIC HOTEL FUNDING, L.L.C.

Ladies and Gentlemen:

This Issuance Request is delivered to you pursuant to Section 2.6 of the Credit Agreement, dated as of April     , 2014, among STRATEGIC HOTEL FUNDING, L.L.C, a Delaware limited liability company (the “Borrower”), the various financial institutions as are or may become parties thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby requests that on                  , 201     (the “Date of Issuance”) the Lender issue a standby Letter of Credit on                  , 201     in the initial Stated Amount of $            with a Stated Expiry Date (as defined therein) of [                 , 201    ] [extend the Stated Expiry Date (as defined under Irrevocable Standby Letter of Credit No.     , issued on                  , 201    , in the initial Stated Amount of $        ) to a revised Stated Expiry Date (as defined therein) of                  , 201    ].

The beneficiary of the requested Letter of Credit will be**                     , and such Letter of Credit will be in support of***                     .

The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Issuance Request and the**** [issuance] [extension] of the Letter of Credit requested hereby constitutes a representation and warranty by the Borrower that, on such date of [issuance] [extension], the conditions set forth in clauses (a) and (b) of Section 5.2.1 of the Credit Agreement have been satisfied.

**	Insert name and address of beneficiary.
***	Insert description of supported Indebtedness or other obligations and name of agreement to which it relates.
****	Complete as appropriate.

B-2 - 1

The Borrower hereby certifies that (a) attached hereto as Exhibit A is a true, correct and complete copy of the calculation of the Aggregate Commitment and the Available Commitment and (b) each Borrowing Base Property included in such calculations continues to satisfy all of the criteria and requirements for a Borrowing Base Property under the Credit Agreement.

The Borrower agrees that if, prior to the time of the [issuance] [extension] of the Letter of Credit requested hereby, any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the issuance or extension requested hereby the Administrative Agent and the Issuer shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such issuance or extension.

[Signature on following page]

B-2 - 2

IN WITNESS WHEREOF, the Borrower has caused this request to be executed and delivered by its duly Authorized Officer this             day of             , 201    .

STRATEGIC HOTEL FUNDING, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

B-2 - 3

EXHIBIT A

Calculations

B-2 - 4

Exhibit C

Form of Continuation/Conversion Notice

CONTINUATION/CONVERSION NOTICE

Deutsche Bank AG New York Branch,

acting as Administrative Agent

for the Lenders referred to below

[                    ]

[                    ]

Attention: [                    ]

STRATEGIC HOTEL FUNDING, L.L.C.

Ladies and Gentlemen:

This Continuation/Conversion Notice is delivered to you pursuant to Section 2.4 of the Credit Agreement, dated as of April     , 2014, among STRATEGIC HOTEL FUNDING, L.L.C, a Delaware limited liability company (the “Borrower”), the various financial institutions as are or may become parties thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby requests that on                  , 201    ,

1. $            of the presently outstanding principal amount of the Revolving Loans originally made on                  ,             ,

2. and being presently maintained as *[Base Rate Loans] [LIBO Rate Loans],

3. be [converted into] [continued as],

4. **[LIBO Rate Loans having an Interest Period of             months] [Base Rate Loans].

*	Select appropriate interest rate option.
**	Insert appropriate interest rate option.

C - 1

The Borrower hereby:

(a) certifies and warrants that no Event of Default has occurred and is continuing; and

(b) agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.

Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.

The Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized Officer this     day of             , 201    .

STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company

By
Name:
Title:

C - 2

Exhibit D

Form of Closing Date Certificate

CLOSING DATE CERTIFICATE

STRATEGIC HOTEL FUNDING, L.L.C.

This certificate dated April [    ], 2014 is delivered pursuant to Section 5.1.18 of the Credit Agreement, dated as of the date hereof, by and among STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company (the “Borrower”), the various financial institutions as are or may become parties thereto and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein shall have the meanings provided in the Credit Agreement.

The undersigned hereby certifies, represents and warrants that, as of the date hereof:

1.	Warranties, No Default, etc. The statements made in Article VI of the Credit Agreement are true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and no Default has occurred and is continuing.

2.	No Material Adverse Effect. No Material Adverse Effect has occurred prior to the date hereof.

3.	Material Agreements. A true and complete copy of each Material Agreement of the Borrower and Guarantor is attached hereto as Annex I, none of which have been modified, amended or supplemented since the date hereof.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed and delivered, and the certification, representations and warranties contained herein to be made, by its duly Authorized Officer as of the date first above written.

STRATEGIC HOTEL FUNDING, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

MATERIAL AGREEMENTS

None.

Exhibit E

Form of Borrowing Base and Compliance Certificate

COMPLIANCE CERTIFICATE

I, the undersigned, the [                    ] of Strategic Hotel Funding, L.L.C., a limited liability company existing under the laws of the State of Delaware (the “Borrower”), do hereby certify this April [    ], 2014 that:

1.	This Certificate is furnished to the Lenders pursuant to Section 5.1.8 of the Credit Agreement, dated as of April [ ], 2014, among the Borrower, the various financial institutions as are or may become parties thereto and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.	For purposes of this Certificate, I have performed the following procedures:

(a) I have reviewed the financial statements used to provide evidence of pro forma financial covenant compliance; and

(b) I have knowledge and have reviewed to my satisfaction the Loan Documents and all the other respective documents relating thereto, and the respective schedules and exhibits thereto.

3.	Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that, after giving effect to the Credit Agreement, it is my opinion that each of:

(a) the Total Fixed Charge Coverage Ratio as of the end of the Fiscal Quarter ended [Month] [Day], 20[    ] is not less than             :1.0 [OR the Total Fixed Charge Coverage Ratio at the end of the immediately preceding Fiscal Quarter, was greater than 1.75:1.0];;

(b) the Total Leverage Ratio is less than             to 1.0;

(c) the Consolidated Tangible Net Worth is greater than an amount equal to the sum of (i) $1,100,731,127 (i.e., seventy-five percent (75%) of the Consolidated Tangible Net Worth as of 3/31/2014) plus (ii) seventy-five percent (75%) of the net proceeds to Guarantor of any new issuances of common Capital Stock, but excluding therefrom (x) the proceeds of any common Capital Stock of Guarantor or Borrower used in a transaction or a series of transactions to redeem all or any portion of an outstanding issue of Capital Stock (including payment in connection therewith of any accrued Dividends in accordance herewith) or (y) Capital Stock of Guarantor or Borrower issued to discharge Indebtedness;

(d) the Construction Costs of the Consolidated Group do not exceed ten percent (10%) of the aggregate Gross Asset Value in respect of all of the Properties;

(e) Borrower’s Share of the aggregate Net Asset Value of Properties held in Unconsolidated Subsidiaries does not exceed 25% of the aggregate Gross Asset Value in respect of all of the Properties; and

(f) the sum of the Construction Costs described in Section 7.2.4(d) of the Credit Agreement and the Borrower’s Share of the aggregate Net Asset Value of Properties held in Unconsolidated Subsidiaries does not exceed 35% of the aggregate Gross Asset Value in respect of all Properties.

4.	I hereby certify that (a) attached hereto as Annex 1 is a true, correct and complete copy of the calculation of the Aggregate Commitment and the Available Commitment, (b) each Borrowing Base Property included in such calculations continues to satisfy all of the criteria and requirements for a Borrowing Base Property under the Credit Agreement, and (c) there are currently [x] Borrowing Base Properties in the Borrowing Base.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex 1

Exhibit F

Form of Lender Assignment Agreement

LENDER ASSIGNMENT AGREEMENT1

This Lender Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and [the] [each] Assignee identified in item [2] [3] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee hereunder are several and not joint]. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under its Revolving Loan Commitment (including with respect to any outstanding Revolving Loans and Letters of Credit) (the “Assigned Interest”). [Such] [Each] sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

[2.	Assignee:	][2]

[2.][3.]	Credit Agreement:	Credit Agreement, dated as of April [ ], 2014, among Strategic Hotel Funding, L.L.C., the various financial institutions as are or may become parties thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (such Credit Agreement, as in effect on the date of this Assignment, being herein called the “Credit Agreement”)

[1]	This form of Lender Assignment Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]	Item 2 should list the Assignee if the Form is used for a single Assignee. In the case of an assignment to funds managed by the same or related investment managers, the Assignees should be listed in the table under bracketed item 3.

[3.	Assigned Interest:[3]

	Aggregate Amount of all Revolving Loan Commitments (or, if terminated, aggregate outstanding principal amount of Revolving Loans for all Lenders and total Letter of Credit Outstandings)	Amount of Revolving Loan Commitment (or, if terminated, aggregate outstanding principal amount of Revolving Loans and Percentage of Letter of Credit Outstandings) Assigned	Percentage of Assigned Revolving Loan Commitment (or, if terminated, aggregate outstanding principal amount of Revolving Loans and Percentage of Letter of Credit Outstandings)[4]
[Name of Assignee]	$	$		%
[Name of Assignee]	$	$		%]

[3]	Insert this chart if this Form is being used for assignment to funds managed by the same or related investment managers.
[4]	Set forth, to at least 9 decimals, as a percentage of the Revolving Loan Commitments (or Revolving Loans, as the case may be) of all Lenders thereunder.

[4.	Assigned Interest:[5]

Aggregate Amount of all Revolving Loan Commitments (or, if terminated, aggregate outstanding principal amount of Revolving Loans for all Lenders and total Letter of Credit Outstandings)	Amount of Revolving Loan Commitment (or, if terminated, aggregate outstanding principal amount of Revolving Loans and Percentage of Letter of Credit Outstandings) Assigned	Percentage of Assigned Revolving Loan Commitment (or, if terminated, aggregate outstanding principal amount of Revolving Loans and Percentage of Letter of Credit Outstandings)[6]
$	$		%]

Effective Date:	, , 201 .

Payment Instructions:

Attention:
Reference:
Address for Notices:
Relationship Contact:

[5]	Insert this chart if this Form is being used by a Lender for an assignment to a single Assignee.
[6]	Set forth, to at least 9 decimals, as a percentage of the Revolving Loan Commitments (or Revolving Loans, as the case may be) of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE[7]
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Name:	Name:
Title:	Title:

[Consented to and][8] Accepted:
DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:
STRATEGIC HOTEL FUNDING, L.L.C.

By:
Name:
Title:][9]

[7]	Add additional signature blocks, as needed, if this Form is being used by funds managed by the same or related investment managers.
[8]	Insert only if assignment is being made to an Eligible Assignee that is not an existing Lender, an Affiliate of an existing Lender or an Approved Fund.
[9]	Insert only if assignment is being made to an Eligible Assignee that is not an existing Lender, an Affiliate of an existing Lender or an Approved Fund and so long as no Specified Default or Event of Default exists.

STRATEGIC HOTEL FUNDING, L.L.C.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS

FOR

LENDER ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents.

1.2 Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

*   *   *   *

Exhibit G

Form of Pledge Agreement

[See attached]

G - 1

PLEDGE AGREEMENT

among

STRATEGIC HOTEL FUNDING, L.L.C.

and

CERTAIN SUBSIDIARIES OF STRATEGIC HOTEL FUNDING, L.L.C.

collectively, as PLEDGOR

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as PLEDGEE

Dated as of April [    ], 2014

PLEDGE AGREEMENT

PLEDGE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”), dated as of April [    ], 2014, among each of the undersigned pledgors (each, a “Pledgor” and, together with any other entity that becomes a pledgor hereunder pursuant to Section 30 hereof, the “Pledgors”) and Deutsche Bank AG New York Branch, as administrative agent (together with any successor administrative agent, the “Pledgee”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, STRATEGIC HOTEL FUNDING, L.L.C. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and the Pledgee, as administrative agent (together with any successor administrative agent, the “Administrative Agent”), have entered into a Credit Agreement, dated as of April [    ], 2014 (as amended, modified or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to and the issuance of, and participation in, Letters of Credit for the account of the Borrower, all as contemplated therein;

WHEREAS, pursuant to the Subsidiary Guaranty, certain Pledgors (other than the Borrower) have jointly and severally guaranteed the payment and performance when due of all Guaranteed Obligations as described (and defined) therein;

WHEREAS, it is a condition precedent to the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrower under the Credit Agreement that each Pledgor shall have executed and delivered to the Pledgee this Agreement; and

WHEREAS, each Pledgor will obtain direct and indirect material benefits from the incurrence of Loans by the Borrower and the issuance of Letters of Credit for the account of the Borrower under the Credit Agreement, the entering into of Credit Hedging Agreements by the Secured Creditors and the entering into of Pari-Pasu Hedging Agreements by the Lenders and the Pari-Pasu Hedging Counterparties and, accordingly, desires to enter into this Agreement in order to satisfy the conditions described in the preceding recital and to induce the Lenders to make Loans to the Borrower and issue, and/or participate in, Letters of Credit for the account of the Borrower and/or enter into Credit Hedging Agreements and/or enter into Pari-Pasu Hedging Agreements;

1

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Pledgee for the benefit of the Secured Creditors and hereby covenants and agrees with the Pledgee for the benefit of the Secured Creditors as follows:

1. SECURITY FOR OBLIGATIONS. This Agreement is made by each Pledgor for the benefit of the Secured Creditors to secure:

(i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, reimbursement obligations (both actual and contingent) under Revolving Loans, Swingline Loans, Letters of Credit, Credit Hedging Agreements, Pari-Pasu Hedging Agreements, fees, costs, and indemnities (including in each case, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) of such Pledgor to the Secured Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Loan Documents to which such Pledgor is a party (including, in the case of each Pledgor that is party to the Subsidiary Guaranty, all Guaranteed Obligations (as defined in the Subsidiary Guaranty)) and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Loan Documents (all such obligations, liabilities and indebtedness under this clause (i) being herein collectively called the “Credit Document Obligations”);

(ii) any and all sums advanced by the Pledgee in order to preserve the Collateral (as hereinafter defined) or preserve its security interest in the Collateral;

(iii) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Pledgor referred to in clause (i) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Pledgee of its rights hereunder, together with reasonable attorneys’ fees and court costs; and

(iv) all amounts paid by any Secured Creditor as to which such Secured Creditor has the right to reimbursement under Section 11 of this Agreement;

all such obligations, liabilities, sums and expenses set forth in clauses (i) through (iv) of this Section 1 being herein collectively called the “Obligations,” it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

2. DEFINITIONS.

(a) Reference to singular terms shall include the plural and vice versa.

(b) The following capitalized terms used herein shall have the definitions specified below:

“Administrative Agent” shall have the meaning set forth in the recitals hereto.

2

“Adverse Claim” shall have the meaning given such term in Section 8-102(a)(1) of the UCC.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Borrower” shall have the meaning set forth in the recitals hereto.

“Certificated Security” shall have the meaning given such term in Section 8-102(a)(4) of the UCC.

“Class” shall have the meaning set forth in Section 22 hereof.

“Clearing Corporation” shall have the meaning given such term in Section 8-102(a)(5) of the UCC.

“Collateral” shall have the meaning set forth in Section 3.1 hereof.

“Corporation” shall mean any corporation that is a Subsidiary of a Pledgor listed on Annex C attached hereto or that is a Subsidiary of any Pledgor that becomes a party to this Agreement.

“Corporate Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all capital and interest in other Corporations), at any time owned by any Corporation.

“Corporate Stock” shall mean all of the shares at any time owned by Pledgor of the Corporations.

“Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Credit Document Obligations” shall have the meaning set forth in Section 1(i) hereof.

“Credit Hedging Agreements” shall have the meaning set forth in the Credit Agreement.

“Equity Interest” of any Subsidiary of a Pledgor shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Subsidiary, including, without limitation, any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Event of Default” shall mean any Event of Default (or equivalent term) under, and as defined in, the Credit Agreement and shall in any event include, without limitation, any payment default on any of the Obligations after the expiration of any applicable grace period.

“Indemnitees” shall have the meaning set forth in Section 11 hereof.

3

“Lenders” shall have the meaning set forth in the recitals hereto.

“Limited Liability Company” shall mean any limited liability company that is a Subsidiary of a Pledgor listed on Annex B attached hereto or that is a Subsidiary of any Pledgor that becomes a party to this Agreement.

“Limited Liability Company Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all limited liability company capital and interest in other limited liability companies), at any time owned by any Limited Liability Company.

“Limited Liability Company Interests” shall mean the entire limited liability company membership interest at any time owned by any Pledgor in the Limited Liability Companies.

“Limited Partnership” shall mean any limited partnership that is a subsidiary of a Pledgor listed on Annex B attached hereto.

“Limited Partnership Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all limited partnership capital and interest in other limited partnerships), at any time owned by any Limited Partnership.

“Limited Partnership Interests” shall mean the entire limited partnership membership interest at any time owned by a Pledgor in the Limited Partnerships.

“Loan Documents” shall have the meaning set forth in the Credit Agreement.

“Location” of any Pledgor shall mean such Pledgor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Obligations” shall have the meaning set forth in Section 1 hereof.

“Organizational Documents” means all documents, instruments and other papers constituting the entire organizational documents of any Corporation, Limited Liability Company, or Limited Partnership and any and all amendments thereto, including without limitation, certificates of formation, operating agreements, certificates of incorporation and bylaws.

“Pari-Pasu Hedging Agreements” shall have the meaning set forth in the Credit Agreement.

“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Pledgee” shall have the meaning set forth in the first paragraph hereof.

“Pledgor” shall have the meaning set forth in the first paragraph hereof.

4

“Primary Obligations” shall have the meaning set forth in Section 9(b) hereof.

“Pro Rata Share” shall have the meaning set forth in Section 9(b) hereof.

“Proceeds” shall have the meaning given such term in Section 9-102(a)(64) of the UCC and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgee or any Pledgor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Organization” shall mean a “registered organization” as such term is defined in Section 9-102 (a) (70) of the UCC.

“Required Lenders” shall have the meaning set forth in the Credit Agreement.

“Secondary Obligations” shall have the meaning set forth in Section 9(b) hereof.

“Secured Creditors” shall have the meaning set forth in the Credit Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, as in effect from time to time.

“Securities Intermediary” shall have the meaning given such term in Section 8-102(14) of the UCC.

“Security Entitlement” shall have the meaning given such term in Section 8-102(a)(17) of the UCC.

“Subsidiary” shall have the meaning given such term in the Credit Agreement.

“Subsidiary Guaranty” shall have the meaning given such term in the Credit Agreement.

“Termination Date” shall have the meaning set forth in Section 20 hereof.

“Transmitting Utility” shall mean a “transmitting utility” as such term is defined in Section 9-102(a)(80) of the UCC.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided that all references herein to specific sections or subsections of the UCC are references to such sections or subsections, as the case may be, of the Uniform Commercial Code as in effect in the State of New York on the date hereof.

5

“Uncertificated Security” shall have the meaning given such term in Section 8-102(a)(18) of the UCC.

“Voting Rights” shall have the meaning set forth in Section 5 hereof.

3. PLEDGE OF SECURITIES, ETC.

3.1 Pledge. To secure the Obligations now or hereafter owed or to be performed by such Pledgor, each Pledgor does hereby grant, pledge and assign to the Pledgee for the benefit of the Secured Creditors, and does hereby create a continuing security interest in favor of the Pledgee for the benefit of the Secured Creditors in, all of its right, title and interest in and to the following, whether now existing or hereafter from time to time acquired (collectively, but subject to the terms of the proviso to this Section 3.1, the “Collateral”):

(a) all Limited Liability Company Interests and all Limited Partnership Interests owned by such Pledgor from time to time and all of its right, title and interest in each Limited Liability Company and each Limited Partnership to which each such interest relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Limited Liability Company Interests, such Limited Partnership Interests and applicable law:

(A) all the capital thereof and its interest in all profits, losses, Limited Liability Company Assets, Limited Partnership Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests and such Limited Partnership Interests;

(B) all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests and Limited Partnership Interests, whether under any limited liability company agreement, limited partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(C) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement, limited partnership agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests and such Limited Partnership Interests;

(D) all present and future claims, if any, of such Pledgor against any such Limited Liability Company and any such Limited Partnership for monies loaned or advanced, for services rendered or otherwise;

(E) all of such Pledgor’s rights under any limited liability company agreement, limited partnership agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Limited Liability Company Interests and Limited Partnership Interests, including any power to terminate, cancel or modify any limited liability company agreement, limited partnership agreement or operating

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agreement, to execute any instruments and to take any and all other action on behalf of and in the name of any of such Pledgor in respect of such Limited Liability Company Interests, such Limited Partnership Interests and any such limited liability company and limited partnership, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Limited Liability Company Asset or any Limited Partnership Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(F) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(b) all Corporate Stock owned by such Pledgor from time to time, all options and warrants owned by such Pledgor from time to time to purchase such Corporate Stock, and all of its right, title and interest in each Corporation to which each such shares relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Corporate Stock and applicable law:

(A) all the capital thereof and its interest in all profits, losses, Corporate Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Corporate Stock;

(B) all other payments due or to become due to such Pledgor in respect of Corporate Stock, whether under the bylaws, any Organizational Document or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(C) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under the bylaws, any Organizational Document, or at law or otherwise in respect of such Corporate Stock;

(D) all present and future claims, if any, of such Pledgor against any such Corporation for monies loaned or advanced, for services rendered or otherwise;

(E) all of such Pledgor’s rights under the bylaws, any Organizational Document or at law or otherwise to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Corporate Stock, including any power to terminate, cancel or modify the bylaws, any Organizational Document or any other Organizational Document, to execute any

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instruments and to take any and all other action on behalf of and in the name of any of such Pledgor in respect of such Corporate Stock and any such Corporation, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Corporation Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(F) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(c) all Security Entitlements owned by such Pledgor from time to time in any and all of the foregoing; and

(d) all Proceeds of any and all of the foregoing.

3.2 Procedures. (a) To the extent that any Pledgor at any time or from time to time owns, acquires or obtains any right, title or interest in any Collateral, such Collateral shall automatically (and without the taking of any action by the respective Pledgor) be pledged pursuant to Section 3.1 of this Agreement and, in addition thereto, the respective Pledgor shall (to the extent provided below) take the following actions as set forth below (as promptly as practicable and, in any event, within ten (10) days after it obtains such Collateral) for the benefit of the Pledgee and the other Secured Creditors:

(i) with respect to a Certificated Security (other than a Certificated Security credited on the books of a Clearing Corporation or Securities Intermediary), the respective Pledgor shall deliver such Certificated Security to the Pledgee, indorsed to the Pledgee or indorsed in blank;

(ii) with respect to an Uncertificated Security (other than an Uncertificated Security credited on the books of a Clearing Corporation or Securities Intermediary), the respective Pledgor shall cause the issuer of such Uncertificated Security to duly authorize, execute and deliver to the Pledgee, an agreement for the benefit of the Pledgee and the other Secured Creditors substantially in the form of Annex D hereto (appropriately completed to the reasonable satisfaction of the Pledgee and with such modifications, if any, as shall be reasonably satisfactory to the Pledgee) pursuant to which such issuer agrees to comply with any and all instructions originated by the Pledgee without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security originated by any other Person other than a court of competent jurisdiction;

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(iii) with respect to a Certificated Security, Uncertificated Security, Corporate Stock, Limited Liability Company Interest or Limited Partnership Interest credited on the books of a Clearing Corporation or Securities Intermediary (including a Federal Reserve Bank, Participants Trust Company or The Depository Trust Company), the respective Pledgor shall promptly notify the Pledgee thereof and shall promptly take all actions required (x) to comply with the applicable rules of such Clearing Corporation or Securities Intermediary and (y) to perfect the security interest of the Pledgee under applicable law (including, in any event, under Sections 9-314(a) and (c), 9-106 and 8-106(d) of the UCC). The Pledgor further agrees to take such actions as the Pledgee deems reasonably necessary or desirable to effect the foregoing;

(iv) with respect to Corporate Stock, a Limited Liability Company Interest or a Limited Partnership Interest (other than Corporate Stock, a Limited Liability Company Interest or a Limited Partnership Interest credited on the books of a Clearing Corporation or Securities Intermediary), (x) if such Corporate Stock, Limited Liability Company Interest, or Limited Partnership Interest is represented by a certificate and is a “security” for purposes of Section 8-102(a)(15) of the UCC, the procedure set forth in Section 3.2(a)(i) hereof, and (y) if such Corporate Stock, Limited Liability Company Interest or Limited Partnership Interest is not represented by a certificate or is not a “security” for purposes of the UCC, the procedure set forth in Section 3.2(a)(ii) hereof; and

(v) with respect to cash proceeds from any of the Collateral described in Section 3.1 hereof which are required to be paid over to (or may be received by) the Pledgee or any of the other Secured Creditors pursuant to the terms of this Agreement, (i) establishment by the Pledgee of a cash account in the name of such Pledgor over which the Pledgee shall have “exclusive and absolute control” and dominion (and no withdrawals or transfers may be made therefrom by any Person except with the prior written consent of the Pledgee) and (ii) deposit of such cash in such cash account.

(b) In addition to the actions required to be taken pursuant to Section 3.2(a) hereof, each Pledgor shall take the following additional actions with respect to the Collateral:

(i) with respect to all Collateral of such Pledgor whereby or with respect to which the Pledgee may (and in accordance with the terms hereof is entitled to) obtain “control” thereof within the meaning of Section 8-106 of the UCC (or under any provision of the UCC as same may be amended or supplemented from time to time, or under the laws of any relevant State other than the State of New York), the respective Pledgor shall take all actions as may be reasonably requested from time to time by the Pledgee so that “control” of such Collateral is obtained and at all times held by the Pledgee; and

(ii) each Pledgor shall from time to time cause appropriate financing statements (on Form UCC-1 or other appropriate form) under the Uniform Commercial Code as in effect in the various relevant States, covering all Collateral hereunder (with the form of such financing statements to be satisfactory to the Pledgee), to be filed in the relevant filing offices so that at all times the Pledgee has a security interest in all Collateral which also may be perfected by the filing of such financing statements under the laws of the relevant States, including, without limitation, Section 9-312(a) of the UCC.

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3.3 Subsequently Acquired Collateral. (a) If any Pledgor shall acquire (by purchase, stock dividend or similar distribution or otherwise) any additional Collateral at any time or from time to time after the date hereof, such Collateral shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to Section 3.1 hereof and, furthermore, the respective Pledgor will promptly thereafter take (or cause to be taken) all action with respect to such Collateral in accordance with the procedures set forth in Section 3.2 hereof, and will promptly thereafter deliver to the Pledgee (in the case of any such additional Collateral consisting of additional Equity Interests) (i) a certificate executed by an authorized officer of such Pledgor describing such Collateral and certifying that the same has been duly pledged in favor of the Pledgee (for the benefit of the Secured Creditors) hereunder and (ii) such supplements to Annexes A through D hereto as are reasonably necessary to cause such annexes to be complete and accurate at such time.

(b) In addition, if any Pledgor shall acquire (by purchase, stock dividend or similar distribution or otherwise) any Capital Stock of any Subsidiary whose Capital Stock is required to be pledged to Pledgee pursuant to Section 7.1.22 of the Credit Agreement, at any time or from time to time after the date hereof, such Capital Stock shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to Section 3.1 hereof and, furthermore, the respective Pledgor will promptly thereafter take (or cause to be taken) all action with respect to such Capital Stock in accordance with the procedures set forth in Section 3.2 hereof, and will promptly thereafter deliver to the Pledgee (i) a certificate executed by an authorized officer of such Pledgor describing such Capital Stock and certifying that the same has been duly pledged in favor of the Pledgee (for the benefit of the Secured Creditors) hereunder and (ii) such supplements to Annexes A through D hereto as are reasonably necessary to cause such annexes to be complete and accurate at such time.

3.4 Transfer Taxes. Each pledge of Collateral under Section 3.1 or Section 3.3 hereof shall be accompanied by any transfer tax stamps required in connection with the pledge of such Collateral.

3.5 Certain Representations and Warranties Regarding the Collateral. Each Pledgor represents and warrants that on the date hereof: (i) the exact legal name of such Pledgor, the type of organization of such Pledgor, whether or not such Pledgor is a Registered Organization, the jurisdiction of organization of such Pledgor, such Pledgor’s Location, the organizational identification number (if any) of such Pledgor, and whether or not such Pledgor is a Transmitting Utility, is listed on Annex A hereto; (ii) the Limited Liability Company Interests and Limited Partnership Interests held by such Pledgor consist of the number and type of interests of the Limited Liability Companies and the Limited Partnerships described in Annex B hereto; (iii) each such Limited Liability Company Interest constitutes that percentage of the issued and outstanding Equity Interest of the issuing Limited Liability Company as set forth in Annex B hereto; (iv) each such Limited Partnership Interest constitutes that percentage of the issued and outstanding Equity Interest of the issuing Limited Partnership as set forth in Annex B hereto; (v) the Corporate Stock (and any warrants or options to purchase Corporate Stock) held by such Pledgor consists of the number and type of shares of the stock (or warrants or options to purchase any stock) of the Corporation described in Annex C hereto; (vi) such Corporate Stock constitutes that percentage of the issued and outstanding Equity Interest of the issuing the

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Corporation as set forth in Annex C hereto; (vii) the Pledgor has complied with the respective procedure set forth in Section 3.2(a) hereof with respect to each item of Collateral described in Annexes B and C hereto; and (viii) on the date hereof, such Pledgor owns no other stock, Corporate Stock, Limited Liability Company Interests or Limited Partnership Interests that would otherwise constitute Collateral.

4 APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC. If and to the extent necessary to enable the Pledgee to perfect its security interest in any of the Collateral or to exercise any of its remedies hereunder, the Pledgee shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Collateral, which may be held (in the discretion of the Pledgee) in the name of the relevant Pledgor, endorsed or assigned in blank or in favor of the Pledgee or any nominee or nominees of the Pledgee or a sub-agent appointed by the Pledgee.

5. VOTING, ETC., WHILE NO EVENT OF DEFAULT. Unless and until there shall have occurred and be continuing an Event of Default, each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to and attaching to any and all of the Collateral owned by it, and to give consents, waivers or ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate in any material respect, result in a breach of any covenant contained in, or be inconsistent with any of the terms of any Loan Document, or which could reasonably be expected to have a Material Adverse Effect (collectively, the “Voting Rights”). All such rights of each Pledgor to vote and to give consents, waivers and ratifications shall cease in case an Event of Default has occurred, and is continuing and the Pledgee shall have given notice to the relevant Pledgor of its intent to exercise rights pursuant to Section 7 hereof (although no such notice shall be required if an Event of Default described in any of clauses (a) through (e) of Section 8.1.9 of the Credit Agreement shall have occurred and be continuing) and Section 7 hereof shall become applicable.

6. DIVIDENDS AND OTHER DISTRIBUTIONS. Unless and until there shall have occurred and be continuing an Event of Default and the Pledgee shall have given notice to the relevant Pledgor of its intent to exercise rights pursuant to Section 7 hereof (although no such notice shall be required if an Event of Default described in any of clauses (a) through (e) of Section 8.1.9 of the Credit Agreement shall have occurred and be continuing), all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Collateral shall be paid to the respective Pledgor free of liens and security interests created hereby and by the other Loan Documents. The Pledgee shall be entitled to receive directly, and to retain as part of the Collateral:

(i) all other or additional stock, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash dividends other than as set forth above) paid or distributed by way of dividend or otherwise in respect of the Collateral;

(ii) all other or additional stock, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash (although such cash may be paid directly to the respective Pledgor so

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long as no Event of Default then exists) paid or distributed in respect of the Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

(iii) all other or additional stock, certificates, limited liability company interests, partnership interests, instruments or other securities or property ((including, but not limited to, cash (although such cash may be paid directly to the respective Pledgor so long as no Event of Default then exists)) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate or other reorganization.

All dividends, distributions or other payments which are received by any Pledgor contrary to the provisions of this Section 6 and Section 7 hereof shall be received in trust for the benefit of the Pledgee, shall be segregated from other property or funds of such Pledgor and shall be forthwith paid over to the Pledgee as Collateral in the same form as so received (with any necessary endorsement).

7. REMEDIES IN CASE OF AN EVENT OF DEFAULT. If there shall have occurred and be continuing an Event of Default and the Pledgee shall have given notice to the relevant Pledgor of its intent to exercise rights pursuant to this Section 7 (although no such notice shall be required if an Event of Default described in any of clauses (a) through (e) of Section 8.1.9 of the Credit Agreement shall have occurred and be continuing), then and in every such case, the Pledgee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement, any other Loan Document or by law) for the protection and enforcement of its rights in respect of the Collateral, and the Pledgee shall be entitled to exercise all the rights and remedies of a secured party under the UCC as in effect in any relevant jurisdiction and also shall be entitled, without limitation, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:

(i) to receive all amounts payable in respect of the Collateral otherwise payable under Section 6 hereof to the respective Pledgor;

(ii) to transfer all or any part of the Collateral into the Pledgee’s name or the name of its nominee or nominees;

(iii) to vote all or any part of the Collateral (whether or not transferred into the name of the Pledgee) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so);

(iv) at any time and from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or, notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise (all of which are hereby waived by each Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or

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prices and on such terms as the Pledgee in its absolute discretion may determine, provided that at least ten (10) days’ written notice of the time and place of any such sale shall be given to the respective Pledgor. The Pledgee shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has theretofore been given. Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security or the Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Pledgee on behalf of the Secured Creditors may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Pledgee nor any other Secured Creditor shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto; and

(v) to set-off any and all Collateral against any and all Obligations, and to withdraw any and all cash or other Collateral from any and all accounts referred to Section 3.2(a)(v) hereof and to apply such cash and other Collateral to the payment of any and all Obligations.

8. REMEDIES, CUMULATIVE, ETC. Each and every right, power and remedy of the Pledgee provided for in this Agreement or in any other Loan Document, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Pledgee or any other Secured Creditor of any one or more of the rights, powers or remedies provided for in this Agreement or any other Loan Document or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee or any other Secured Creditor of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee or any other Secured Creditor to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Pledgee or any other Secured Creditor to any other or further action in any circumstances without notice or demand. The Secured Creditors agree that this Agreement may be enforced only by the action of the Pledgee, acting upon the instructions of the Required Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Pledgee for the benefit of the Secured Creditors upon the terms of this Agreement.

9. APPLICATION OF PROCEEDS. (a) All moneys collected by the Pledgee upon any sale or other disposition of the Collateral, together with all other moneys received by the Pledgee hereunder, shall be applied as follows:

(i) first, to the payment of all amounts owing the Pledgee of the type described in clauses (i), (ii), (iii) and (iv) of the definition of “Obligations” contained in Section 1 hereof;

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(ii) second, to the extent proceeds remain after the application pursuant to preceding clause (i), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors as provided in Section 9(e) hereof, with each Secured Creditor receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of such amount remaining to be distributed;

(iii) third, to the extent proceeds remain after the application pursuant to preceding clauses (i) and (ii), an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 9(e) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of such amount remaining to be distributed; and

(iv) fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement pursuant to Section 20(a) hereof, to the relevant Pledgor or to whomever may be lawfully entitled to receive such surplus.

(b) For purposes of this Agreement, (x) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be, (y) “Primary Obligations” shall mean all principal of, premium, if any, and interest on, all Loans, all Disbursements, all contingent reimbursement obligations equal to the Stated Amount of all outstanding Letters of Credit and all fees payable under the Credit Agreement, and (z) “Secondary Obligations” shall mean all Obligations other than Primary Obligations.

(c) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 9 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor entitled to distribution and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(d) Each of the Secured Creditors, by their acceptance of the benefits hereof and of the other Loan Documents, agrees and acknowledges that if the Secured Creditors are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued

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under the Credit Agreement (which shall only occur after all outstanding Loans under the Credit Agreement and Disbursements have been paid in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Secured Creditors, as cash security for the repayment of Obligations owing to the Secured Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under the Credit Agreement, and after the application of all such cash security to the repayment of all Obligations owing to the Secured Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be distributed by the Pledgee in accordance with Section 9(a) hereof.

(e) All payments required to be made hereunder shall be made to the Administrative Agent for the account of the Secured Creditors.

(f) This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Pledgor contained herein, in the Loan Documents and otherwise in writing in connection herewith or therewith. It is understood and agreed that each Pledgor shall remain liable with respect to its Obligations to the extent of any deficiency between the amount of the proceeds of the Collateral pledged by it hereunder and the aggregate amount of such Obligations.

10. PURCHASERS OF COLLATERAL. Upon any sale of the Collateral by the Pledgee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Pledgee or the officer making such sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication or nonapplication thereof.

11. INDEMNITY. Each Pledgor jointly and severally agrees (i) to indemnify and hold harmless the Pledgee and each other Secured Creditor (in their capacity as such) and their respective successors, assigns, employees, advisors, agents and affiliates (individually an “Indemnitee,” and collectively, the “Indemnitees”) from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, and (ii) to reimburse each Indemnitee for all reasonable costs and expenses, including reasonable attorneys’ fees, in each case arising out of or resulting from this Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder (but excluding any claims, demands, losses, judgments and liabilities or expenses to the extent incurred by reason of gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)). In no event shall the Pledgee be liable, in the absence of gross negligence or willful misconduct on its part (as determined by a court of competent jurisdiction in a final and non-appealable decision), for any matter or thing in connection with this Agreement other than to account for monies actually received by it in accordance with the terms hereof. If and to the extent that the obligations of any Pledgor under this Section 11 are unenforceable for any reason, such Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The indemnity obligations of each Pledgor contained in this Section 11

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shall continue in full force and effect notwithstanding the full payment of all the Notes issued under the Credit Agreement, the termination of all Letters of Credit, and the payment of all other Obligations and notwithstanding the discharge thereof.

12. PLEDGEE NOT AN OFFICER, LIMITED LIABILITY COMPANY MEMBER OR LIMITED PARTNER. (a) Nothing herein shall be construed to make the Pledgee or any other Secured Creditor liable as a member of any Limited Liability Company, as a partner of any Limited Partnership or as an officer of any Corporation and neither the Pledgee nor any other Secured Creditor by virtue of this Agreement or otherwise shall have any of the duties, obligations or liabilities of a member of any Limited Liability Company, a partner of any Limited Partnership or an officer of any Corporation. The parties hereto expressly agree that, this Agreement shall not be construed as creating a partnership or joint venture among the Pledgee, any other Secured Creditor, any Pledgor and/or any other Person.

(b) The Pledgee shall have only those powers set forth herein and the Secured Creditors shall assume none of the duties, obligations or liabilities of a member of any Limited Liability Company, a partner of any Limited Partnership, an officer of any Corporation or any Pledgor.

(c) The Pledgee and the other Secured Creditors shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.

(d) The acceptance by the Pledgee of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Pledgee or any other Secured Creditor to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

13. FURTHER ASSURANCES; POWER-OF-ATTORNEY. (a) Each Pledgor authorizes the Pledgee to cause to be filed, at such Pledgor’s own expense, UCC financing statements, continuation statements or amendments thereto and other documents, in form reasonably acceptable to the Pledgee, in such offices as the Pledgee may deem reasonably necessary and wherever required by law in order to perfect and preserve the Pledgee’s security interest in the Collateral, and agrees to do such further acts and things and to execute and deliver to the Pledgee such additional conveyances, assignments, agreements and instruments as the Pledgee may reasonably require or deem necessary to carry into effect the purposes of this Agreement or to further assure and confirm unto the Pledgee its rights, powers and remedies hereunder.

(b) Each Pledgor hereby appoints the Pledgee such Pledgor’s attorney-in-fact with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to act from time to time solely after the occurrence and during the continuance of an Event of Default and upon notice to the relevant Pledgor (although no such notice shall be required if an Event of Default described in any of clauses (a) through (e) of Section 8.1.9 of the Credit Agreement shall have occurred and be continuing), in the Pledgee’s reasonable discretion, to take any action and to execute any instrument which the Pledgee may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney is coupled with an interest.

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14. THE PLEDGEE. The Pledgee specifically acknowledges receipt of each certificate described on Annex B and will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed by each Secured Creditor that by accepting the benefits of this Agreement, each such Secured Creditor acknowledges and agrees that the obligations of the Pledgee as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Article IX of the Credit Agreement. The Pledgee shall act hereunder on the terms and conditions set forth herein and in Article IX of the Credit Agreement.

15. TRANSFER BY THE PLEDGORS; ORGANIZATIONAL DOCUMENTS. No Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein except as permitted by the respective Loan Documents. Each Pledgor covenants and agrees that on and after the date hereof and until all of the Obligations have been paid in full, except as otherwise permitted under the Loan Documents or otherwise with the consent of the Administrative Agent, (i) the Organizational Documents, in effect on the Closing Date, for the Collateral shall not be modified, altered, supplemented or amended, (ii) no Pledgor shall assign or transfer, in whole or in part, any interest in such Collateral, (iii) no additional Members, stockholders, limited partners or other equity holders shall be admitted to or have any equity interest in such Collateral, and (iv) no Pledgor shall resign as the sole Member, stockholder, general partner or equity holder of such Collateral.

16. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGORS. (a) Each Pledgor represents, warrants and covenants that on the date hereof with respect to such Pledgor’s respective portion of the Collateral that it is pledging herewith:

(i) it is the legal, beneficial and record owner of, and has good, valid and marketable title to, all of its Collateral and that it has sufficient interest in all of its Collateral in which a security interest is purported to be created hereunder for such security interest to attach (subject, in each case, to no pledge, lien, mortgage, hypothecation, security interest, charge, option, Adverse Claim or other encumbrance whatsoever, except the liens and security interests created by this Agreement);

(ii) it has full power, authority and legal right to pledge all the Collateral pledged by it pursuant to this Agreement;

(iii) all of the Collateral has been duly and validly issued and acquired, is fully paid and non-assessable and is subject to no options to purchase or similar rights;

(iv) the Certificated Securities have been “certificated” and are “securities” within the meaning of Article 8 of the UCC;

17

(v) the pledge and collateral assignment and possession by the Pledgee of the Collateral consisting of Certificated Securities pursuant to this Agreement creates a valid and perfected first priority security interest in such Certificated Securities, and the proceeds thereof, subject to no prior Lien or encumbrance or to any agreement purporting to grant to any third party a Lien or encumbrance on the property or assets of such Pledgor which would include the Securities and the Pledgee is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfect security interests in respect of such Collateral; and

(vi) “control” (as defined in Section 8-106 of the UCC) has been obtained by the Pledgee over all Collateral with respect to which such “control” may, as of the date hereof, be obtained pursuant to Section 8-106 of the UCC.

(b) Each Pledgor covenants and agrees that it will use its best efforts to defend the Pledgee’s right, title and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all Persons whomsoever; and each Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Pledgee as Collateral hereunder and will likewise use its best efforts to defend the right thereto and security interest therein of the Pledgee and the other Secured Creditors.

Each Pledgor covenants and agrees that it shall promptly deliver to the Pledgee any note or other document or instrument entered into after the date hereof which evidences, constitutes, guarantees or secures any of the distributions or any right to receive a distribution, which notes or other documents and instruments shall be accompanied by such endorsements or assignments as the Pledgee may require to transfer title to the Pledgee.

17. CHANGES TO LEGAL NAMES; TYPE OF ORGANIZATION (AND WHETHER A REGISTERED ORGANIZATION AND/OR A TRANSMITTING UTILITY); JURISDICTION OF ORGANIZATION; LOCATION; ORGANIZATIONAL IDENTIFICATION NUMBERS; CHANGES THERETO; ETC. No Pledgor shall change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization or, its Location, or its organizational identification number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Loan Documents and so long as same do not involve (x) a Registered Organization ceasing to constitute same or (y) any Pledgor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Pledgee not less than fifteen (15) days’ prior written notice of each change to the information listed on Annex A (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), and (ii) in connection with such respective change or changes, it shall have taken all action reasonably requested by the Pledgee to maintain the security interests of the Pledgee in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that any Pledgor does not have an organizational identification number on the date hereof and later obtains one, such Pledgor shall promptly thereafter notify the Pledgee of such organizational identification number and shall take all actions reasonably satisfactory to the Pledgee to the extent necessary to maintain the security interest of the Pledgee in the Collateral intended to be granted hereby fully perfected and in full force and effect.

18

18. PLEDGORS’ OBLIGATIONS ABSOLUTE, ETC. The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by any circumstance or occurrence whatsoever, including, without limitation: (i) any renewal, extension, amendment or modification of or addition or supplement to or deletion from any Loan Document or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof; (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement; (iii) any furnishing of any additional security to the Pledgee or its assignee or any acceptance thereof or any security by the Pledgee or its assignee; (iv) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or (v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

19. PRIVATE SALES. If at any time when the Pledgee shall determine to exercise its right to sell all or any part of the Collateral pursuant to Section 7 hereof, and the Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act, as then in effect, the Pledgee may, in its sole and absolute discretion, sell such Collateral, as the case may be, or part thereof by private sale in such manner and under such circumstances as the Pledgee may deem necessary or advisable in order that such sale may legally be effected without such registration. Without limiting the generality of the foregoing, in any such event the Pledgee, in its sole and absolute discretion (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under such Securities Act, (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In the event of any such sale, the Pledgee shall incur no responsibility or liability for selling all or any part of the Collateral at a price which the Pledgee, in its sole and absolute discretion, in good faith deems reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after registration as aforesaid.

20. TERMINATION; RELEASE. (a) After the Termination Date, this Agreement and the security interest created hereby shall automatically terminate (provided that all indemnities set forth herein including, without limitation, in Section 11 hereof shall survive any such termination), and the Pledgee, at the request and expense of such Pledgor, will execute and deliver to any Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as has not theretofore

19

been sold or otherwise applied or released pursuant to this Agreement, together with any monies at the time held by the Pledgee or any of its sub-agents hereunder and, with respect to any Collateral consisting of an Uncertificated Security, Corporate Stock, Limited Partnership Interest or Limited Liability Company Interest (other than an Uncertificated Security, Corporate Stock, Limited Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary), a termination of the agreement relating thereto executed and delivered by the issuer of such Uncertificated Security pursuant to Section 3.2(a)(ii) or by the respective partnership or limited liability company pursuant to Section 3.2(a)(iv)(2). As used in this Agreement, “Termination Date” shall mean the date upon which all Commitments under the Credit Agreement have been terminated, no Note under the Credit Agreement is outstanding and all Loans thereunder have been repaid in full in accordance with the terms thereof, all Letters of Credit issued under the Credit Agreement have been terminated, and all other Obligations then due and payable have been paid in full in cash in accordance with the terms thereof. In the event that any Subsidiary Guarantor is released from its Obligations hereunder pursuant to Section 7.1.22 of the Credit Agreement, the Pledgee, at the request and expense of such Subsidiary Guarantor, shall execute and deliver an instrument acknowledging such Subsidiary Guarantor’s release from this Agreement.

(b) In the event that any part of the Collateral is sold or otherwise disposed of in connection with a sale or other disposition permitted by the Loan Documents (other than a sale or other disposition to any Pledgor or any Subsidiary thereof) or is otherwise released with the consent of the Required Lenders and the proceeds of such other sale or disposition or from such release are applied in accordance with the provisions of the Loan Documents to the extent required to be so applied, the Pledgee, at the request and expense of the respective Pledgor, will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral (and releases therefore) as is then being (or has been) so sold or released and has not theretofore been released pursuant to this Agreement.

(c) At any time that a Pledgor desires that the Pledgee assign, transfer and deliver Collateral (and releases therefore) as provided in Section 20(a) or (b) hereof, such Pledgor shall deliver to the Pledgee a certificate signed by an authorized officer of such Pledgor stating that the release of the respective Collateral is permitted pursuant to such Section 20(a) or (b).

(d) The Pledgee shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with this Section 20.

21. NOTICES, ETC. All notices and communications hereunder shall be in writing and sent or delivered by mail, electronic mail, telegraph, telex, telecopy, cable or overnight courier service and all such notices and communications shall, when mailed, telegraphed, emailed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Pledgee or any Pledgor shall not be effective until received by the Pledgee or such Pledgor, as the case may be. All such notices and other communications shall be in writing and addressed as follows:

(a)	if to any Pledgor, at:

Strategic Hotel Funding, L.L.C.

c/o Strategic Hotels & Resorts, Inc.

200 W. Madison, Suite 1700

Chicago, Illinois 60606

20

Attn: Chief Financial Officer & General Counsel

with copies to:

(b)	Strategic Hotel Funding, L.L.C.

c/o Strategic Hotels & Resorts, Inc.

200 W. Madison, Suite 1700

Chicago, Illinois 60606

Attn: Chief Financial Officer & General Counsel

and

Perkins Coie LLP

Suite 1700

131 South Dearborn Avenue

Chicago, Illinois 60603

Telephone No.: (312) 324-8650

Telecopier No.: (312) 324-9650

Attn: Bruce A. Bonjour

(c)	if to the Pledgee, at:

60 Wall Street

New York, New York 10005

Attn: James Rolison

Telephone No.: (212) 250-3352

Telecopier No.: (646) 324-7091

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn: Audrey L. Sokoloff

Telephone No.: (212) 735-2170

Telecopier No.: (917) 777-2170

21

(d) if to any Secured Creditor, at such address as such Secured Creditor shall have specified in the Credit Agreement;

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

22. WAIVER; AMENDMENT. Except as provided in Sections 20 and 30 hereof, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Pledgor directly affected thereby (it being understood that the addition or release of any Pledgor hereunder shall not constitute a change, waiver, discharge or termination affecting any Pledgor other than the Pledgor so added or released) and the Pledgee (with the written consent of the Required Lenders).

23. MISCELLANEOUS. This Agreement shall and shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and assigns, provided that no Pledgor may assign any of its rights or obligations except in accordance with the terms of the other Loan Documents.

24. HEADINGS DESCRIPTIVE. The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

25. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PLEDGOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PLEDGOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH PLEDGOR. EACH PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH PLEDGOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 21 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF

22

PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE PLEDGEE UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PLEDGOR IN ANY OTHER JURISDICTION.

(b) EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

26. PLEDGOR’S DUTIES. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Pledgor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the issuer of Collateral and the Pledgee shall not have any obligations or liabilities, except as expressly set forth herein, with respect to the Collateral or the issuer of Collateral by reason of or arising out of this Agreement, nor shall the Pledgee be required or obligated in any manner to perform or fulfill any of the obligations of any Pledgor under or with respect to any Collateral.

27. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with each Pledgor and the Pledgee.

28. SEVERABIILTY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

29. RECOURSE. This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the representations, warranties, covenants and agreements on the part of such Pledgor contained herein and in the other Loan Documents and otherwise in writing in connection herewith or therewith.

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30. ADDITIONAL PLEDGORS. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the Credit Agreement shall become a Pledgor hereunder by (x) executing a counterpart hereof and delivering the same to the Pledgee, (y) delivering supplements to Annexes A through D hereto as are necessary to cause such annexes to be complete and accurate with respect to such additional Pledgor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Pledgee and with all documents and actions required above to be taken to the reasonable satisfaction of the Pledgee.

31. LIMITED OBLIGATIONS. It is the desire and intent of each Pledgor and the Secured Creditors that this Agreement shall be enforced against each Pledgor to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought.

32. RELEASE OF PLEDGORS. If at any time all of the Equity Interests of any Pledgor are sold (to a Person other than the Borrower or a Subsidiary) in a transaction permitted pursuant to the Loan Documents, such Pledgor shall be released as a Pledgor pursuant to this Agreement without any further action hereunder ((it being understood that the sale of all of the Equity Interests (and all Collateral owned by such Pledgor shall be released from any liens on the security interest granted hereunder)) in any Person that owns, directly or indirectly, all of the Equity Interests in any Pledgor shall be deemed to be a sale of all of the Equity Interests in such Pledgor for purposes of this Section 32), and the Pledgee is authorized and directed to execute and deliver such instruments of release as are reasonably satisfactory to it. If at any time all of the Collateral of any Pledgor is sold (in a manner permitted under the Loan Documents), such Pledgor will be released from any liens on the security interest granted hereunder. At any time that the Borrower desires that a Pledgor be released from this Agreement as provided in this Section 32, the Borrower shall deliver to the Pledgee a certificate signed by an officer of the Borrower stating that the release of such Pledgor is permitted pursuant to the terms of the Credit Agreement and this Section 32 and including reasonable supporting documentation with respect thereto. If requested by Pledgee (although the Pledgee shall have no obligation to make any such request), the Borrower shall furnish legal opinions (from counsel acceptable to the Pledgee) to the effect set forth in the immediately preceding sentence. The Pledgee shall have no liability whatsoever to any other Secured Creditor as a result of the release of any Pledgor by it in accordance with, or which it believes to be in accordance with, this Section 32.

* * * *

24

IN WITNESS WHEREOF, each Pledgor and the Pledgee have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

PLEDGOR:

STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company

By:
Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets, Acquisitions & Treasurer

SHC DTRS, Inc., a Delaware corporation

By:
Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets, Acquisitions & Treasurer

SHC HALF MOON BAY MEZZANINE LLC, a Delaware limited liability company

By:
Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets, Acquisitions & Treasurer

SHC LAGUNA, L.L.C., a Delaware limited liability company

By:
Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets, Acquisitions & Treasurer

Accepted and Agreed to:

PLEDGEE:

DEUTSCHE BANK TRUST AG NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

ANNEX A

to

PLEDGE AGREEMENT

ANNEX A

to

PLEDGE AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

(AND WHETHER A REGISTERED ORGANIZATION AND/OR

A TRANSMITTING UTILITY), JURISDICTION OF ORGANIZATION,

LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS

Exact Legal Name of Each Pledgor	Registered Organization? (Yes/No)	Jurisdiction of Organization	Pledgor’s Location (for purposes of NY UCC §9-307)	Pledgor’s Organization Identification Number (or if it has none, so indicate)	Transmitting Utility? (Yes/No)
Strategic Hotel Funding, L.L.C.	Yes	Delaware	Delaware	2828390	No
SHC DTRS, Inc.	Yes	Delaware	Delaware	3813595	No
SHC Half Moon Bay Mezzanine LLC	Yes	Delaware	Delaware	3831674	No
SHC Laguna, L.L.C.	Yes	Delaware	Delaware	4142968	No

ANNEX B

to

PLEDGE AGREEMENT

SCHEDULE OF LIMITED LIABILITY COMPANY INTERESTS

AND

LIMITED PARTNERSHIP INTERESTS

1.	PLEDGOR

Name of Issuing Entity	Type of Interest	Certificate No.	Percentage Owned	Certificated as described in Sub- clause of Section 3.2(a)(i) of Pledge Agreement
1. Strategic Hotel Funding, L.L.C.
SHC Lincolnshire LLC	Membership	3	100%	Yes
SHC Half Moon Bay Mezzanine LLC	Membership	4	100%	Yes
SHC Laguna, L.L.C.	Membership	2	100%	Yes
SHR Jackson Hole, LLC	Membership	1	100%	Yes
SHR Palo Alto, LLC	Membership	1	100%	Yes

2. SHC DTRS, Inc.
DTRS Lincolnshire, L.L.C.	Membership	2	100%	Yes
DTRS Half Moon Bay, LLC	Membership	4	100%	Yes
DTRS Laguna, L.L.C.	Membership	2	100%	Yes
DTRS Jackson Hole, LLC	Membership	1	100%	Yes
DTRS Palo Alto, LLC	Membership	1	100%	Yes

3. SHC Half Moon Bay Mezzanine LLC
SHC Half Moon Bay, LLC	Membership	4	100%	Yes

4. SHC Laguna, L.L.C.
SHC Laguna Niguel I LLC	Membership	3	100%	Yes

ANNEX C

to

PLEDGE AGREEMENT

S SCHEDULE OF CORPORATE STOCK

1.	PLEDGOR

Name of Issuing Corporation	Type of Shares	Number of Shares	Certificate No.	Percentage Owned	Sub-clause of Section 3.2(a)(i) of Pledge Agreement
1. Strategic Hotel Funding, L.L.C.
SHC DTRS, Inc.	Stock	100	1	100%	Yes

Annex D

to

PLEDGE AGREEMENT

Form of Agreement Regarding Uncertificated Securities, Limited Liability

Company Interests and Corporate Stock

AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”), dated as of                     , among the undersigned pledgor (the “Pledgor”), Deutsche Bank AG New York Branch, as lender (the “Pledgee”), and                     , as the issuer of the [Uncertificated Securities] [Limited Liability Company Interests] [Limited Partnership Interests] [Corporate Stock] (defined below) (the “Issuer”).

W I T N E S S E T H :

WHEREAS, the Pledgor, certain of its affiliates and the Pledgee have entered into a Pledge Agreement, dated as of April     , 2014 (as amended, modified or supplemented from time to time, the “Pledge Agreement”), under which, among other things, in order to secure the payment of the Obligations (as defined in the Pledge Agreement), the Pledgor will pledge to the Pledgee, and grant a security interest in favor of the Pledgee in, all of the right, title and interest of the Pledgor in and to any and [all “uncertificated securities” (as defined in Section 8-102(a)(18) of the Uniform Commercial Code, as adopted in the State of New York) (“Uncertificated Securities”)] [Corporate Stock (as defined in the Pledge Agreement)] [Limited Liability Company Interests (as defined in the Pledge Agreement)] [Limited Partnership Interests (as defined in the Pledge Agreement)] issued from time to time by the Issuer, whether now existing or hereafter from time to time acquired by the Pledgor (with all of such [Uncertificated Securities] [Corporate Stock] [Limited Liability Company Interests] [Limited Partnership Interests] being herein collectively called the “Issuer Pledged Interests”); and

WHEREAS, the Pledgor desires the Issuer to enter into this Agreement in order to protect the security interest of the Pledgee under the Pledge Agreement in the Issuer Pledged Interests, to vest in the Pledgee control of the Issuer Pledged Interests and to provide for the rights of the parties under this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Pledgor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, to comply with any and all instructions and orders originated by the Pledgee (and its successors and assigns) regarding any and all of the Issuer Pledged Interests without the further consent by the registered owner (including the Pledgor), and, after receiving a notice from the Pledgee stating that an “Event of Default” has occurred and is continuing (i) not

ANNEX D

to comply with any instructions or orders regarding any or all of the Issuer Pledged Interests originated by any person or entity other than the Pledgee (and its successors and assigns) or a court of competent jurisdiction and (ii) the Issuer will send any and all redemptions, distributions, interest or other payments in respect of the Issuer Pledged Interests from the Issuer for the account of the Pledgor only by wire transfers to such account as may be directed by Pledgee.

2. The Issuer hereby certifies that (i) no notice of any security interest, lien or other encumbrance or claim affecting the Issuer Pledged Interests (other than the security interest of the Pledgee) has been received by it, and (ii) the security interest of the Pledgee in the Issuer Pledged Interests has been registered in the books and records of the Issuer.

3. The Issuer hereby represents and warrants that (i) the pledge by the Pledgor of, and the granting by the Pledgor of a security interest in, the Issuer Pledged Interests to the Pledgee does not violate the charter, by-laws, partnership agreement, membership agreement or any other agreement governing the Issuer or the Issuer Pledged Interests, and (ii) the Issuer Pledged Interests are fully paid and nonassessable.

4. All notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to the Pledgor by the Issuer in respect of the Issuer will also be sent to the Pledgee at the following address:

60 Wall Street

New York, New York 10005

Attention: James Rolison

Telephone No.: (212) 250-3352

Telecopier No.: (646) 324-7091

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Audrey L. Sokoloff

Telephone No.: (212) 735-2170

Telecopier No.: (917) 777-2170

ANNEX D

5. Except as expressly provided otherwise in Sections 4 above, all notices shall be sent or delivered by mail, electronic mail, telegraph, telex, telecopy, cable or overnight courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Pledgee, the Pledgor or the Issuer shall not be effective until received by the Pledgee, the Pledgor or the Issuer, as the case may be. All notices and other communications shall be in writing and addressed as follows:

(a)	if to the Pledgor, at:

Strategic Hotel Funding, L.L.C.

200 W. Madison, Suite 1700

Chicago, IL 60606

Attn: Chief Financial Officer and General Counsel

with copies to:

Strategic Hotel Funding, L.L.C.

200 W. Madison, Suite 1700

Chicago, IL 60606

Attn: Chief Financial Officer and General Counsel

and

Perkins Coie LLP

Suite 1700

131 South Dearborn Avenue

Chicago, Illinois 60603

Telephone No.: (312) 324-8650

Telecopier No.: (312) 324-9650

Attn: Bruce A. Bonjour

(b)	if to the Pledgee, at:

60 Wall Street

New York, New York 10005

Attention: James Rolison

Telephone No.: (212) 250-3352

Telecopier No.: (646) 324-7091

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Audrey L. Sokoloff

Telephone No.: (212) 735-2170

Telecopier No.: (917) 777-2170

ANNEX D

(c)	if to the Issuer, at:

Strategic Hotel Funding, L.L.C.

200 W. Madison, Suite 1700

Chicago, IL 60606

Attn: Chief Financial Officer and General Counsel

with copies to:

Strategic Hotel Funding, L.L.C.

200 W. Madison, Suite 1700

Chicago, IL 60606

Attn: Chief Financial Officer and General Counsel

and

Perkins Coie LLP

Suite 1700

131 South Dearborn Avenue

Chicago, Illinois 60603

Telephone No.: (312) 324-8650

Telecopier No.: (312) 324-9650

Attn: Bruce A. Bonjour

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder. As used in this Section 6, “Business Day” means any day other than a Saturday, Sunday, or other day in which banks in New York are authorized to remain closed.

6. This Agreement shall be binding upon the successors and assigns of the Pledgor and the Issuer and shall inure to the benefit of and be enforceable by the Pledgee and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in the manner whatsoever except in writing signed by the Pledgee, the Issuer and the Pledgor.

7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.

ANNEX D

IN WITNESS WHEREOF, the Pledgor, the Pledgee and the Issuer have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

[ ], as Pledgor

By
Name:
Title:

DEUTSCHE BANK TRUST AG NEW YORK BRANCH, as Pledgee

By
Name:
Title:

[ ], as Issuer

By
Name:
Title:

ANNEX D

TABLE OF CONTENTS

		Page

1.	SECURITY FOR OBLIGATIONS	2

2.	DEFINITIONS	2

3.	PLEDGE OF SECURITIES, ETC.	6
	3.1 Pledge	6
	3.2 Procedures	8
	3.3 Subsequently Acquired Collateral	10
	3.4 Transfer Taxes	10
	3.5 Certain Representations and Warranties Regarding the Collateral	10

4.	APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC.	11

5.	VOTING, ETC., WHILE NO EVENT OF DEFAULT	11

6.	DIVIDENDS AND OTHER DISTRIBUTIONS	11

7.	REMEDIES IN CASE OF AN EVENT OF DEFAULT	12

8.	REMEDIES, CUMULATIVE, ETC.	13

9.	APPLICATION OF PROCEEDS	14

10.	PURCHASERS OF COLLATERAL	15

11.	INDEMNITY	15

12.	PLEDGEE NOT AN OFFICER, LIMITED LIABILITY COMPANY MEMBER OR LIMITED PARTNER.	16

13.	FURTHER ASSURANCES; POWER-OF-ATTORNEY	16

14.	THE PLEDGEE	17

15.	TRANSFER BY THE PLEDGORS; ORGANIZATIONAL DOCUMENTS	17

16.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGORS	17

17.	CHANGES TO LEGAL NAMES; TYPE OF ORGANIZATION (AND WHETHER A REGISTERED ORGANIZATION AND/OR A TRANSMITTING UTILITY); JURISDICTION OF ORGANIZATION; LOCATION; ORGANIZATIONAL IDENTIFICATION NUMBERS; CHANGES THERETO; ETC.	18

ANNEX D

18.	PLEDGORS’ OBLIGATIONS ABSOLUTE, ETC.	19

19.	PRIVATE SALES	19

20.	TERMINATION; RELEASE	19

21.	NOTICES, ETC.	20

22.	WAIVER; AMENDMENT	22

23.	MISCELLANEOUS	22

24.	HEADINGS DESCRIPTIVE	22

25.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	22

26.	PLEDGOR’S DUTIES	23

27.	COUNTERPARTS	23

28.	SEVERABIILTY	23

29.	RECOURSE	23

30.	ADDITIONAL PLEDGORS	24

31.	LIMITED OBLIGATIONS	24

32.	RELEASE OF PLEDGORS	24

ANNEX A	-	SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION, JURISDICTION OF ORGANIZATION, LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS

ANNEX B	-	SCHEDULE OF LIMITED LIABILITY COMPANY INTERESTS AND LIMITED PARTNERSHIP INTERESTS

ANNEX C	-	SCHEDULE OF CORPORATE STOCK

ANNEX D	-	FORM OF AGREEMENT REGARDING UNCERTIFICATED SECURITIES, LIMITED LIABILITY COMPANY INTERESTS, LIMITED PARTNERSHIP INTERESTS AND CORPORATE STOCK

Exhibit H-1

Form of Guaranty

[See attached]

H-1 - 1

GUARANTY

THIS GUARANTY, dated as of April [    ], 2014 (as amended, modified, or supplemented from time to time, this “Guaranty”), is made by Strategic Hotels & Resorts, Inc., a Maryland corporation (“Guarantor”) to and for the benefit of the “Secured Creditors” (as defined herein). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Strategic Hotel Funding, L.L.C. (“Borrower”), the lenders from time to time party thereto (“Lenders”), Deutsche Bank AG New York Branch, as administrative agent (“Administrative Agent,” and together with the Issuer, the Lenders and each Person (other than Borrower, Guarantor or any Subsidiary of either) party to a Credit Hedging Agreement or a Pari-Pasu Hedging Agreement, to the extent such party is a Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under the Credit Agreement for any reason), and their subsequent successors and assigns, the “Secured Creditors”) have entered into a Credit Agreement, dated as of April [    ], 2014 (as amended, modified, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, Guarantor is the owner of a direct or indirect beneficial interest in the Borrower, will obtain material direct and indirect benefits from the extensions of credit to Borrower under the Credit Agreement and the entering into of Credit Hedging Agreements by Secured Creditors and Pari-Pasu Hedging Agreements by the Lenders and the Pari-Pasu Hedging Counterparties;

WHEREAS, in order to induce the Lenders to enter into the Credit Agreement and to extend credit thereunder, and as a condition thereto, to induce the Lenders or any of their respective Affiliates to enter into Credit Hedging Agreements and Pari Pasu Hedging Agreements, and in recognition of the direct and indirect benefits to be received by Guarantor from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of Credit Hedging Agreements and Pari-Pasu Hedging Agreements, Guarantor desires to execute this Guaranty;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to Guarantor, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

1.	Guarantor hereby absolutely irrevocably and unconditionally guarantees:

(a) to the Secured Creditors the full, prompt and unconditional payment when due (whether at the stated maturity, by acceleration or otherwise) of (i) the principal of and interest on the Revolving Notes issued to, the Loans made to, any additional Revolving Loan Commitments made to, and the issuance of Letters of Credit for the account of, Borrower under the Credit Agreement,(ii) all other obligations (including obligations which, but for any automatic stay under Section 362(a) of Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time and any successor statute or statutes (the “Bankruptcy Code”), would become due) and liabilities owing by Borrower to the Secured Creditors under the Credit Agreement and the Loan Documents referred to therein (including, without limitation, indemnities, fees, and interest thereon) now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement or any other Loan Document, and the due performance and compliance with the terms of the Loan Documents, (iii) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of Borrower and Guarantor, whether now in existence or hereunder arising, owing under any Credit Hedging Agreement entered into by Borrower or Guarantor with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under the Credit Agreement for any reason) so long as such Lender or affiliate participates in such Credit Hedging Agreement, and their subsequent assigns, if any, and the due performance and compliance with all terms, conditions and agreements contained therein and (iv) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of Borrower, whether now in existence or hereunder arising, owing under any Pari-Pasu Hedging Agreement entered into by Borrower or Guarantor with any Counterparty or any affiliate thereof so long as such Counterparty or affiliate participates in such Pari-Pasu Hedging Agreement, and their subsequent assigns, if any, and the due performance and compliance with all terms, conditions and agreements contained therein (all such principal, interest, liabilities, and obligations, the “Guaranteed Obligations”).

This Guaranty shall constitute a guaranty of payment, and not of collection and upon any failure of Borrower to pay the Guaranteed Obligations, the Secured Creditors may, at their option, proceed directly and at once, without notice, against Guarantor to collect and recover the full amount of the liability to pay the Guaranteed Obligations hereunder or any portion thereof, without proceeding against Borrower or any other Person, or foreclosing upon, selling, or otherwise disposing of or collecting or applying against any of the collateral for the Loans.

2.	Additionally, Guarantor, absolutely, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by Borrower upon the occurrence in respect of Borrower of any of the events specified in Section 8.1.9 of the Credit Agreement, and absolutely, unconditionally and irrevocably promises to pay such Guaranteed Obligations to the Secured Creditors, on demand, in lawful money of the United States.

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3.	The liability of Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of Borrower whether executed by the Guarantor, any other guarantor, Borrower, or by any other party, and the liability of Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of Borrower, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination, or increase, decrease, or change in personnel by Borrower, or (e) any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays to Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium, or other debtor relief proceeding, and Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

4.	The obligations of Guarantor hereunder are independent of the obligations of any other guarantor or Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether or not action is brought against any other guarantor or Borrower and whether or not any other guarantor of Borrower or Borrower be joined in any such action or actions.

5.	Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives notices of the existence, creation, or incurring of additional Indebtedness, promptness, diligence, presentment, demand for performance, notice of non-performance, demand of payment, notice of intention to accelerate, notice of acceleration, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including Guarantor or any other guarantor of Borrower).

6.	Any Secured Creditor may at any time and from time to time without the consent of, or notice to, Guarantor, without incurring responsibility to the Guarantor, without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)	change the manner, place, or terms of payment of, and/or change or extend the time of payment of, renew, or alter, any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed, or altered;

(b)	sell, exchange, release, surrender, realize upon, or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

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(c)	exercise or refrain from exercising any rights against Borrower, any other guarantor, or others or otherwise act or refrain from acting;

(d)	settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Borrower to creditors of such Borrower (other than the Secured Creditors );

(e)	apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Borrower to the Secured Creditors regardless of what liabilities of such Borrower remain unpaid;

(f)	consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify, or supplement any of the Loan Documents or any of such other instruments or agreements; and/or

(g)	act or fail to act in any manner referred to in this Guaranty which may deprive the Guarantor of its right to subrogation against Borrower to recover full indemnity for any payments made pursuant to this Guaranty.

7.	No invalidity, irregularity, or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair, or be a defense to this Guaranty, and this Guaranty shall be primary, absolute, and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

8.

This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on Guarantor in any case shall entitle Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of Borrower or

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any of its Subsidiaries or the officers, directors, partners, or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.	Any Indebtedness of Borrower to Guarantor now or hereafter existing, including, without limitation, any rights to subrogation which Guarantor may have as a result of any payment by Guarantor under this Guaranty, together with any interest thereon, shall be, and such Indebtedness is, hereby deferred, postponed and subordinated to the prior payment in full of the Guaranteed Obligations. Until payment in full of the Guaranteed Obligations, including interest accruing on the Revolving Notes after the commencement of a proceeding by or against Borrower under the Bankruptcy Code which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally, Guarantor agrees not to accept any payment or satisfaction of any kind of Indebtedness of Borrower to Guarantor and hereby assigns such Indebtedness to the Administrative Agent, including the right to file proof of claim and to vote thereon in connection with any such proceeding under the Bankruptcy Code, including the right to vote on any plan of reorganization.

10.	Guarantor:

(a) hereby waives any right (except as shall be required by applicable statute and cannot be waived) to require the Secured Creditors to: (i) proceed against Borrower, any other guarantor of Borrower, or any other party; (ii) proceed against or exhaust any security held from Borrower, any other guarantor of Borrower, or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Guarantor waives any defense based on or arising out of any defense of Borrower, any other guarantor of Borrower, or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of Borrower, any other guarantor of Borrower, or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment in full of the Guaranteed Obligations of Borrower. The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against Borrower or any other party, or any security, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full. Guarantor waives any defense arising out of any such election by the Administrative Agent and/or any other Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against Borrower, any other guarantor of Borrower, or any other party or any security.

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(b) assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope, and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise Guarantor of information known to them regarding such circumstances or risks.

11.	If and to the extent that Guarantor makes any payment to any Secured Creditor or to any other Person pursuant to or in respect of this Guaranty, then any claim which Guarantor may have against Borrower by reason thereof shall be subject and subordinate to the prior payment in full of the Guaranteed Obligations to each Secured Creditor. Prior to the transfer by Guarantor of any note or negotiable instrument evidencing any Indebtedness of Borrower to Guarantor, Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

12.	Guarantor covenants and agrees that on and after the date hereof and until the Commitments under the Credit Agreement have been terminated and all Guaranteed Obligations have been paid in full, Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no Event of Default is caused by the actions of Guarantor or any of its Subsidiaries.

13.	Guarantor hereby agrees to pay, to the extent not paid by Borrower pursuant to Section 10.3 of the Credit Agreement, all out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel) of each Secured Creditor in connection with the enforcement of this Guaranty or the collection of the Guaranteed Obligations and in connection with any amendment, waiver, or consent relating to this Guaranty.

14.	This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns to the extent permitted under the Credit Agreement.

15.	Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of the Required Lenders (or to the extent required by Section 10.1 of the Credit Agreement, each Lender, as the case may be) and Guarantor affected thereby (it being understood that the addition or release of Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released).

16.	Guarantor acknowledges that an executed (or conformed) copy of each of the Loan Documents has been made available to its principal executive officers and such officers are familiar with the contents thereof.

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17.	In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Creditor is hereby authorized, at any time or from time to time, without notice to Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of Guarantor, against and on account of the obligations and liabilities of Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder; provided that said obligations, liabilities, deposits, or claims, or any of them, shall be then due and owing. Each Secured Creditor agrees to promptly notify Guarantor after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application.

18.	All notices, requests, demands, or other communications provided for hereunder made in writing (including communications by facsimile transmission) shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand, or other communication is required or permitted to be given or made under this Guaranty, addressed to such party (i) in the case of any Secured Creditor, as provided in the Credit Agreement and (ii) in the case of Guarantor, at its address set forth in Schedule I to this Guaranty.

19.	Guarantor hereby agrees that if at any time all or any part of any payment at any time received by a Secured Creditor from the Borrower under any of the Revolving Notes or other Loan Documents or from Guarantor under or with respect to this Guaranty is or must be rescinded or returned by such Secured Creditor for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower or Guarantor), then Guarantor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such Secured Creditor, and Guarantor’s obligations hereunder shall continue to be effective or reinstated, as the case may be, as to such payment, as though such previous payment to the Secured Creditor had never been made. In addition, if any court of competent jurisdiction determines that the incurrence by Guarantor of its obligations under this Guaranty or the payment by Guarantor of its obligations hereunder is or would be voidable as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code, any analogous state law, or any other law relating to debtor protection or creditors’ rights, the obligation of Guarantor hereunder shall automatically be reduced to the maximum amount (if any) of the obligation that Guarantor could incur or pay without such incurrence or payment being subject to avoidance as a fraudulent transfer or conveyance.

20.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. GUARANTOR AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO

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THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON GUARANTOR IN THE MANNER AND AT THE ADDRESS SPECIFIED FOR NOTICES IN THIS AGREEMENT. GUARANTOR HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

(b) JURY TRIAL WAIVER. GUARANTOR AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EACH GUARANTOR IN CONNECTION HEREWITH OR THEREWITH. GUARANTOR AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS, THE LENDERS, AND THE ISSUER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

(c) MARSHALING. GUARANTOR WAIVES ANY RIGHT OR CLAIM OF RIGHT TO CAUSE A MARSHALING OF BORROWER’S ASSETS OR TO CAUSE ANY SECURED CREDITOR TO PROCEED AGAINST ANY OF THE SECURITY FOR THE LOAN BEFORE PROCEEDING UNDER THIS AGREEMENT AGAINST BORROWER OR TO PROCEED AGAINST GUARANTOR IN ANY PARTICULAR ORDER. GUARANTOR AGREES THAT ANY PAYMENTS REQUIRED TO BE MADE HEREUNDER SHALL BECOME DUE AND PAYABLE TEN (10) DAYS AFTER DEMAND. GUARANTOR EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND REMEDIES (INCLUDING ANY RIGHTS OF SUBROGATION) ACCORDED BY APPLICABLE LAW TO GUARANTOR.

(d) Special California Waivers. In the event that (and only in the event that) any court of competent jurisdiction determines that the laws of the State of California are applicable in any respect to the interpretation or enforcement of all or any portion this Agreement then the terms and provisions of this subsection (d) shall apply.

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(i)	To the extent permitted by law, Guarantor hereby waives and agrees not to assert or take advantage of:

(1)	Any defense based upon any Lender’s election of any remedy against Guarantor, including, without limitation, the defense to enforcement of this Agreement (the “Gradsky” defense based upon Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968) or subsequent cases) which, absent this waiver, Guarantor would have by virtue of an election by such Lender to conduct a non-judicial foreclosure sale of the Property, it being understood by Guarantor that any such non-judicial foreclosure sale will destroy, by operation of California Code of Civil Procedure Section 580d, all rights of any party to a deficiency judgment against the Borrower, and, as a consequence, will destroy all rights which Guarantor would otherwise have (including, without limitation, the right of subrogation, the right of reimbursement, and the right of contribution) to proceed against the Borrower and to recover any such amount, and that such Lender could be otherwise estopped from pursuing Guarantor for a deficiency judgment after a non-judicial foreclosure sale on the theory that a obligor should be exonerated if a lender elects a remedy that eliminates the obligor’s subrogation, reimbursement or contribution rights;

(2)	Any rights under California Code of Civil Procedure Sections 580a and 726(b), which provide, among other things: that a creditor must file a complaint for deficiency within three (3) months of a nonjudicial foreclosure sale or judicial foreclosure sale, as applicable; that a fair market value hearing must be held; and that the amount of the deficiency judgment shall be limited to the amount by which the unpaid debt exceeds the fair market value of the security, but not more than the amount by which the unpaid debt exceeds the sale price of the security; and

(3)	Without limiting the generality of the foregoing or any other provision hereof, Guarantor expressly waives any and all benefits which might otherwise be available to Guarantor under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.

(e) Waiver Pursuant to California Civil Code Section 2856. In addition to all the other waivers agreed to and made by Guarantor as set forth in this Guaranty, and pursuant to the provisions of California Civil Code Section 2856, Guarantor hereby waives all rights and defenses that Guarantor may have because the debtor’s debt is secured directly or indirectly by real property. This means, among other things:

(i)	The creditor may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by the debtor.

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(ii)	If the creditor forecloses on any collateral pledged by the debtor that is in the form of interests in real property:

(1)	The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(2)	The creditor may collect from Guarantor even if the creditor, by foreclosing on the collateral, has destroyed any right Guarantor may have to collect from the debtor.

This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the debtor’s debt is secured directly or indirectly by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

Guarantor further hereby waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

21.	The Secured Creditors agree that this Guaranty may be enforced only by the action of Administrative Agent acting upon the instructions of the Required Lenders and until the Credit Agreement is terminated, no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by Administrative Agent for the benefit of the Secured Creditors upon the terms of this Guaranty.

22.	This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

23.	THIS GUARANTY AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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24.	Except with respect to Section 19 hereof, upon repayment in full of the Guaranteed Obligations, this Guaranty shall automatically terminate and cease to be of any further force or effect.

[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

STRATEGIC HOTELS & RESORTS, INC., a
Maryland corporation

By:
Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets, Acquisitions & Treasurer

12

Accepted and Agreed to:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent for the Lenders

By:
Name:
Title:

By:
Name:
Title:

13

SCHEDULE I

NOTICE

c/o Strategic Hotels & Resorts, Inc.

200 W. Madison, Suite 1700

Chicago Illinois 60606

Attention: Treasurer and

General Counsel

1

Exhibit H-2

Form of Subsidiary Guaranty and Joinder

[See attached]

H-2 - 1

SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY, dated as of April [    ], 2014 (as amended, modified, or supplemented from time to time, this “Guaranty”), is made by each of the undersigned (each, a “Guarantor” and together with any other entity that becomes a party hereto pursuant to Section 23 hereof, collectively, the “Guarantors”) to and for the benefit of the “Secured Creditors” (as defined herein). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Strategic Hotel Funding, L.L.C. (“Borrower”), the lenders from time to time party thereto (“Lenders”) and Deutsche Bank AG New York Branch, as administrative agent (“Administrative Agent”, and together with the Issuer, the Lenders and each Person (other than Borrower, Strategic Hotels & Resorts, Inc. or any Subsidiary of either) party to a Credit Hedging Agreement or a Pari-Pasu Hedging Agreement, to the extent such party is a Lender or any affiliate thereof, and their subsequent successors and assigns, the “Secured Creditors”) have entered into a Credit Agreement, dated as of April [__], 2014 (as amended, modified, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, each Guarantor is a Subsidiary of Borrower;

WHEREAS, it is a condition to the extensions of credit under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty; and

WHEREAS, each Guarantor will obtain material direct and indirect benefits from the extensions of credit to Borrower under the Credit Agreement and the entering into of Credit Hedging Agreements by the Secured Creditors and Pari-Pasu Hedging Agreements by the Lenders and the Pari-Pasu Hedging Counterparties and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

1.	Each Guarantor hereby absolutely, irrevocably and unconditionally, and jointly and severally, guarantees:

(a) to the Secured Creditors the full, prompt and unconditional payment when due (whether at the stated maturity, by acceleration or otherwise) of (i) the principal of and interest on the Revolving Notes issued to, the Loans made to, any additional Revolving Loan Commitments made to, and the issuance of Letters of Credit for the account of, Borrower under the Credit Agreement, (ii) all other obligations (including obligations which, but for any automatic stay under Section 362(a)of Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time and any successor statute or statutes (the “Bankruptcy Code”), would become due) and liabilities owing by Borrower to the Secured Creditors under the Credit Agreement and the Loan Documents referred to therein (including, without limitation, indemnities, fees, and interest thereon) now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement or any other Loan Document, and the due performance and compliance with the terms of the Loan Documents, (iii) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of Borrower, whether now in existence or hereunder arising, owing under any Credit Hedging Agreement entered into by Borrower or Strategic Hotels & Resorts, Inc. with any Lender or any affiliate thereof so long as such Lender or affiliate participates in such Credit Hedging Agreement, and their subsequent assigns, if any, and the due performance and compliance with all terms, conditions and agreements contained therein and (iv) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of Borrower, whether now in existence or hereunder arising, owing under any Pari-Pasu Hedging Agreement entered into by Borrower or Strategic Hotels & Resorts, Inc. with any Counterparty or any affiliate thereof so long as such Counterparty or affiliate participates in such Pari-Pasu Hedging Agreement, and their subsequent assigns, if any, and the due performance and compliance with all terms, conditions and agreements contained therein (all such principal, interest, liabilities, and obligations, the “Guaranteed Obligations”).

This Guaranty shall constitute a guaranty of payment, and not of collection and upon any failure of Borrower to pay the Guaranteed Obligations, the Secured Creditors may, at their option, proceed directly and at once, without notice, against Guarantor to collect and recover the full amount of the liability to pay the Guaranteed Obligations hereunder or any portion thereof, without proceeding against Borrower or any other Person, or foreclosing upon, selling, or otherwise disposing of or collecting or applying against any of the collateral for the Loans.

2.	Additionally, each Guarantor jointly and severally, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by Borrower upon the occurrence in respect of Borrower of any of the events specified in Section 8.1.9 of the Credit Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, on demand, in lawful money of the United States.

3.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor, Borrower, or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any

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other party as to the indebtedness of Borrower, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination, or increase, decrease, or change in personnel by Borrower, or (e) any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays to Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium, or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

4.	The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or Borrower and whether or not any other Guarantor, any other guarantor of Borrower or Borrower be joined in any such action or actions.

5.	Each Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives notices of the existence, creation, or incurring of additional Indebtedness, promptness, diligence, presentment, demand for performance, notice of non-performance, demand of payment, notice of intention to accelerate, notice of acceleration, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor or any other guarantor of Borrower).

6.	Any Secured Creditor may at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place, or terms of payment of, and/or change or extend the time of payment of, renew, or alter, any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed, or altered;

(b) sell, exchange, release, surrender, realize upon, or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against Borrower, any other guarantor, or others or otherwise act or refrain from acting;

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(d) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Borrower to creditors of such Borrower (other than the Secured Creditors);

(e) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Borrower to the Secured Creditors regardless of what liabilities of such Borrower remain unpaid;

(f) consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify, or supplement any of the Loan Documents or any of such other instruments or agreements; and/or

(g) act or fail to act in any manner referred to in this Guaranty which may deprive such Guarantor of its right to subrogation against Borrower to recover full indemnity for any payments made pursuant to this Guaranty.

7.	No invalidity, irregularity, or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair, or be a defense to this Guaranty, and this Guaranty shall be primary, absolute, and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

8.	This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of Borrower or any of its Subsidiaries or the officers, directors, partners, or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

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9.	Any Indebtedness of Borrower to Guarantor, excluding Indebtedness arising in the ordinary course of business in connection with a centralized cash management system used by Borrower and some or all of its Affiliates, now or hereafter existing, including, without limitation, any rights to subrogation which Guarantor may have as a result of any payment by Guarantor under this Guaranty, together with any interest thereon, shall be, and such Indebtedness is, hereby deferred, postponed and subordinated to the prior payment in full of the Guaranteed Obligations. Until payment in full of the Guaranteed Obligations, including interest accruing on the Revolving Notes after the commencement of a proceeding by or against Borrower under the Bankruptcy Code which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally, Guarantor agrees not to accept any payment or satisfaction of any kind of Indebtedness of Borrower to Guarantor (other than the Indebtedness excluded in the preceding sentence) and hereby assigns such Indebtedness to the Administrative Agent, including the right to file proof of claim and to vote thereon in connection with any such proceeding under the Bankruptcy Code, including the right to vote on any plan of reorganization.

10.	Each Guarantor:

(a) hereby waives any right (except as shall be required by applicable statute and cannot be waived) to require the Secured Creditors to: (i) proceed against Borrower, any other Guarantor, any other guarantor of Borrower, or any other party; (ii) proceed against or exhaust any security held from Borrower, any other Guarantor, any other guarantor of Borrower, or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Guarantor waives any defense based on or arising out of any defense of Borrower, any other Guarantor, any other guarantor of Borrower, or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of Borrower, any other Guarantor, any other guarantor of Borrower, or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment in full of the Guaranteed Obligations of Borrower. The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full. Each Guarantor waives any defense arising out of any such election by the Administrative Agent and/or any other Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against Borrower, any other Guarantor, any other guarantor of Borrower, or any other party or any security.

(b) assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope, and extent of the risks which

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any Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise such Guarantor of information known to them regarding such circumstances or risks.

11.	If and to the extent that any Guarantor makes any payment to any Secured Creditor or to any other Person pursuant to or in respect of this Guaranty, then any claim which such Guarantor may have against Borrower by reason thereof shall be subject and subordinate to the prior payment in full of the Guaranteed Obligations to each Secured Creditor. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any Indebtedness of Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

12.	Each Guarantor covenants and agrees that on and after the date hereof and until the Commitments under the Credit Agreement have been terminated and all Guaranteed Obligations have been paid in full, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no Event of Default is caused by the actions of such Guarantor or any of its Subsidiaries.

13.	Each Guarantor covenants and agrees that on and after the date hereof and until the Commitments under the Credit Agreement have been terminated and all Guaranteed Obligations have been paid in full, except as otherwise permitted under the Loan Documents or otherwise with the consent of the Administrative Agent, (i) its Organizational Documents, in effect on the Closing Date, shall not be modified, altered, supplemented or amended, (ii) none of the Members, stockholders, or other equity holders of such Guarantors shall assign or transfer, in whole or in part, any interest in such Guarantor, (iii) no additional Members, stockholders or any other equity holders shall be admitted to or have any equity interest in such Guarantor, and (iv) no Member, stockholder or other equity holder of such Guarantor shall resign.

14.	Each Guarantor hereby jointly and severally agrees to pay, to the extent not paid by Borrower pursuant to Section 10.3 of the Credit Agreement, all out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel) of each Secured Creditor in connection with the enforcement of this Guaranty or the collection of the Guaranteed Obligations and in connection with any amendment, waiver, or consent relating to this Guaranty.

15.	This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns to the extent permitted under the Credit Agreement.

16.

Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of the Required Lenders (or to the extent required by Section 10.1 of the Credit Agreement, each Lender, as the case may be) and each Guarantor affected thereby (it being understood that the addition or release of any

6

Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released). In the event that any Subsidiary Guarantor is released from the Guaranteed Obligations hereunder pursuant to Section 7.1.22 of the Credit Agreement, the Administrative Agent, at the request and expense of such Subsidiary Guarantor, shall execute and deliver an instrument acknowledging such Subsidiary Guarantor’s release from this Guaranty.

17.	Each Guarantor acknowledges that an executed (or conformed) copy of each of the Loan Documents has been made available to its principal executive officers and such officers are familiar with the contents thereof.

18.	In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of any Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder; provided that said obligations, liabilities, deposits, or claims, or any of them, shall be then due and owing. Each Secured Creditor agrees to promptly notify the relevant Guarantor after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application.

19.	All notices, requests, demands, or other communications provided for hereunder made in writing (including communications by facsimile transmission) shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand, or other communication is required or permitted to be given or made under this Guaranty, addressed to such party (i) in the case of any Secured Creditor, as provided in the Credit Agreement and (ii) in the case of each Guarantor, at its address set forth in Schedule I to this Guaranty.

20.

Each Guarantor hereby agrees that if at any time all or any part of any payment at any time received by a Secured Creditor from the Borrower under any of the Revolving Notes or other Loan Documents or from any Guarantor under or with respect to this Guaranty is or must be rescinded or returned by such Secured Creditor for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower or any such Guarantor), then each Guarantor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such Secured Creditor, and each Guarantor’s obligations hereunder shall continue to be effective or reinstated, as the case may be, as to such payment, as though such previous payment to the Secured Creditor had never been made. In addition, if any court of competent jurisdiction determines that

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the incurrence by any Guarantor of its obligations under this Guaranty or the payment by a Guarantor of its obligations hereunder is or would be voidable as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code, any analogous state law, or any other law relating to debtor protection or creditors’ rights, the obligation of that Guarantor hereunder shall automatically be reduced to the maximum amount (if any) of the obligation that the Guarantor could incur or pay without such incurrence or payment being subject to avoidance as a fraudulent transfer or conveyance. Each Guarantor’s obligations hereunder shall not exceed its tangible net worth.

21.	(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ANY OTHER JURISDICTION TO WHICH THEY MAY BE ENTITLED TO BY VIRTUE OF THEIR PRESENT OR FUTURE DOMICILE OR OTHERWISE.

(b) JURY TRIAL WAIVER. EACH GUARANTOR AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EACH GUARANTOR IN CONNECTION HEREWITH OR THEREWITH. EACH GUARANTOR AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS, THE LENDERS, AND THE ISSUER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

(c) MARSHALING. EACH GUARANTOR WAIVES ANY RIGHT OR CLAIM OF RIGHT TO CAUSE A MARSHALING OF BORROWER’S ASSETS OR TO CAUSE ANY SECURED CREDITOR TO PROCEED AGAINST ANY OF THE SECURITY FOR THE LOAN BEFORE PROCEEDING UNDER THIS AGREEMENT AGAINST BORROWER OR TO PROCEED AGAINST GUARANTOR IN ANY PARTICULAR ORDER. EACH GUARANTOR AGREES THAT ANY PAYMENTS REQUIRED TO BE MADE HEREUNDER SHALL BECOME DUE AND PAYABLE TEN (10) DAYS AFTER DEMAND. EACH GUARANTOR EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND REMEDIES (INCLUDING ANY RIGHTS OF SUBROGATION) ACCORDED BY APPLICABLE LAW TO SUCH GUARANTOR.

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(d) Special California Waivers. In the event that (and only in the event that) any court of competent jurisdiction determines that the laws of the State of California are applicable in any respect to the interpretation or enforcement of all or any portion this Agreement then the terms and provisions of this subsection (d) shall apply.

(i)	To the extent permitted by law, each Guarantor hereby waives and agrees not to assert or take advantage of:

(1)	Any defense based upon any Lender’s election of any remedy against a Guarantor, including, without limitation, the defense to enforcement of this Agreement (the “Gradsky” defense based upon Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968) or subsequent cases) which, absent this waiver, Guarantors would have by virtue of an election by any Lender to conduct a non-judicial foreclosure sale of the Property, it being understood by each Guarantor that any such non-judicial foreclosure sale will destroy, by operation of California Code of Civil Procedure Section 580d, all rights of any party to a deficiency judgment against the Borrower, and, as a consequence, will destroy all rights which Guarantors would otherwise have (including, without limitation, the right of subrogation, the right of reimbursement, and the right of contribution) to proceed against the Borrower and to recover any such amount, and that a Lender could be otherwise estopped from pursuing Guarantors for a deficiency judgment after a non-judicial foreclosure sale on the theory that a obligor should be exonerated if a lender elects a remedy that eliminates the obligor’s subrogation, reimbursement or contribution rights;

(2)	Any rights under California Code of Civil Procedure Sections 580a and 726(b), which provide, among other things: that a creditor must file a complaint for deficiency within three (3) months of a nonjudicial foreclosure sale or judicial foreclosure sale, as applicable; that a fair market value hearing must be held; and that the amount of the deficiency judgment shall be limited to the amount by which the unpaid debt exceeds the fair market value of the security, but not more than the amount by which the unpaid debt exceeds the sale price of the security; and

(3)	Without limiting the generality of the foregoing or any other provision hereof, Guarantors expressly waive any and all benefits which might otherwise be available to Guarantors under California

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Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.

(e) Waiver Pursuant to California Civil Code Section 2856. In addition to all the other waivers agreed to and made by Guarantors as set forth in this Guaranty, and pursuant to the provisions of California Civil Code Section 2856, each Guarantor hereby waives all rights and defenses that such Guarantor may have because the debtor’s debt is secured directly or indirectly by real property. This means, among other things:

(i)	The creditor may collect from Guarantors without first foreclosing on any real or personal property collateral pledged by the debtor.

(ii)	If the creditor forecloses on any collateral pledged by the debtor that is in the form of interests in real property:

(1)	The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(2)	The creditor may collect from Guarantors even if the creditor, by foreclosing on the collateral, has destroyed any right Guarantors may have to collect from the debtor.

This is an unconditional and irrevocable waiver of any rights and defenses Guarantors may have because the debtor’s debt is secured directly or indirectly by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

Each Guarantor further hereby waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

22.	The Secured Creditors agree that this Guaranty may be enforced only by the action of Administrative Agent acting upon the instructions of the Required Lenders and until the Credit Agreement is terminated, no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by Administrative Agent for the benefit of the Secured Creditors upon the terms of this Guaranty.

23.	This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

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24.	It is understood and agreed that any Subsidiary of Borrower that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall become a Guarantor hereunder by executing a counterpart hereof and delivering the same to Administrative Agent.

25.	THIS GUARANTY AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

26.	Except with respect to Section 19 hereof, upon repayment in full of the Guaranteed Obligations, this Guaranty shall automatically terminate and cease to be of any further force or effect.

[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

SHC DTRS, INC., a Delaware corporation		SHC HALF MOON BAY MEZZANINE LLC,
a Delaware limited liability company

By:		By:
Name:	Jonathan P. Stanner	Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets,	Title:	Vice President, Capital Markets,
	Acquisitions & Treasurer		Acquisitions & Treasurer

SHC HALF MOON BAY, LLC, a Delaware		DTRS HALF MOON BAY, LLC, a Delaware
limited liability company		limited liability company

By:		By:
Name:	Jonathan P. Stanner	Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets,	Title:	Vice President, Capital Markets,
	Acquisitions & Treasurer		Acquisitions & Treasurer

SHC LAGUNA, L.L.C., a Delaware limited		DTRS LAGUNA, L.L.C., a Delaware limited
liability company		liability company

By:		By:
Name:	Jonathan P. Stanner	Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets,	Title:	Vice President, Capital Markets,
	Acquisitions & Treasurer		Acquisitions & Treasurer

12

SHC LAGUNA NIGUEL I, LLC, a Delaware		DTRS LINCOLNSHIRE, LLC, a Delaware
limited liability company		limited liability company

By:		By:
Name:	Jonathan P. Stanner	Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets,	Title:	Vice President, Capital Markets,
	Acquisitions & Treasurer		Acquisitions & Treasurer

DTRS JACKSON HOLE, LLC, a Delaware		SHC LINCOLNSHIRE LLC a Delaware limited
limited liability company		liability company

By:		By:
Name:	Jonathan P. Stanner	Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets,	Title:	Vice President, Capital Markets,
	Acquisitions & Treasurer		Acquisitions & Treasurer

SHR JACKSON HOLE, LLC, a Delaware		DTRS PALO ALTO, LLC, a Delaware limited
limited liability company		liability company

By:		By:
Name:	Jonathan P. Stanner	Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets,	Title:	Vice President, Capital Markets,
	Acquisitions & Treasurer		Acquisitions & Treasurer

13

SHR PALO ALTO, LLC, a Delaware limited liability company

By:
Name:	Jonathan P. Stanner
Title:	Vice President, Capital Markets, Acquisitions & Treasurer

14

Accepted and Agreed to:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent for the Lenders

By:
Name:
Title:

By:
Name:
Title:

15

SCHEDULE I

NOTICE

c/o Strategic Hotels & Resorts, L.L.C.

200 W. Madison, Suite 1700

Chicago, Illinois 60606

Attention: Treasurer and

General Counsel

1

Exhibit I

Form of Solvency Certificate

OFFICER’S COVENANT COMPLIANCE AND SOLVENCY CERTIFICATE

I, the undersigned, the [            ] of Strategic Hotel Funding, L.L.C., a limited liability company existing under the laws of the State of Delaware (the “Borrower”), do hereby certify this April [    ], 2014 that:

1.	This Certificate is furnished to the Lenders pursuant to Section 5.1.8 and Section 5.1.19 of the Credit Agreement, dated as of April [ ], 2014, among the Borrower, the various financial institutions as are or may become parties thereto and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.	For purposes of this Certificate, I have performed the following procedures:

(a) I have reviewed the financial statements used to provide evidence of pro forma financial covenant compliance; and

(b) I have knowledge and have reviewed to my satisfaction the Loan Documents and all the other respective documents relating thereto, and the respective schedules and exhibits thereto.

3.	Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that, after giving effect to the Credit Agreement, it is my opinion that each of:

(a) the Total Fixed Charge Coverage Ratio as of the end of the Fiscal Quarter ended [Month] [Day], 20[    ] is not less than      :1.0;

(b) the Total Leverage Ratio is less than      to 1.0;

(c) the Consolidated Tangible Net Worth is greater than an amount equal to the sum of (i) $1,100,731,127 (i.e., seventy-five percent (75%) of the Consolidated Tangible Net Worth as of 3/31/2014) plus (ii) seventy-five percent (75%) of the net proceeds to Guarantor of any new issuances of common Capital Stock, but excluding therefrom (x) the proceeds of any common Capital Stock of Guarantor or Borrower used in a transaction or a series of transactions to redeem all or any portion of an outstanding issue of Capital Stock (including payment in connection therewith of any accrued Dividends in accordance herewith) or (y) Capital Stock of Guarantor or Borrower issued to discharge Indebtedness;

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(d) the Construction Costs of the Consolidated Group do not exceed ten percent (10%) of the aggregate Gross Asset Value in respect of all of the Properties;

(e) Borrower’s Share of the aggregate Net Asset Value of Properties held in Unconsolidated Subsidiaries does not exceed 25% of the aggregate Gross Asset Value in respect of all of the Properties;

(f) the sum of the Construction Costs described in Section 7.2.4(d) of the Credit Agreement and the Borrower’s Share of the aggregate Net Asset Value of Properties held in Unconsolidated Subsidiaries does not exceed 35% of the aggregate Gross Asset Value in respect of all Properties;

(g) Guarantor has no liabilities other than the amounts currently outstanding under the Credit Agreement and those liabilities reflected in the financial statements of Guarantor previously delivered to the Administrative Agent (as such liabilities have been reduced in the ordinary course or paid off with the proceeds of the Loan), and liabilities incurred in the ordinary course and not materially different than the ones reflected on the most recent of such financial statements; and

(h) Borrower has no liabilities other than the amounts currently outstanding under the Credit Agreement and those liabilities reflected in the financial statements of Borrower previously delivered to the Administrative Agent (as such liabilities have been reduced in the ordinary course or paid off with the proceeds of the Loan), and liabilities incurred in the ordinary course and not materially different than the ones reflected on the most recent of such financial statements, and as disclosed in Schedule IV to the Credit Agreement.

4.	Each of Borrower and Guarantor (taken as a whole), after the consummation of the transactions contemplated by the Credit Agreement, is a going concern and does not lack sufficient capital for its needs and currently anticipated needs, without substantial unplanned disposition of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations or other similar actions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, I have hereto set my hand as of the date first above written.

STRATEGIC HOTEL FUNDING, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

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